Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170772

PROSPECTUS

Rotech Healthcare Inc.

OFFER TO EXCHANGE

$230,000,000 principal amount of its 10.75% Senior Secured Notes due 2015 which have been registered under the Securities Act,

for any and all of its outstanding 10.75% Senior Secured Notes due 2015

The Exchange Offer:

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Rotech Healthcare Inc. is offering to exchange all of its outstanding 10.75% Senior Secured Notes due 2015, referred to as the private notes, that are validly tendered and not validly withdrawn for an equal principal amount of 10.75% Senior Secured Notes due 2015, referred to as the Notes, that are, subject to specified conditions, freely transferable.

•	The exchange offer expires at 5:00 p.m., New York City time, on January 10, 2011, unless extended. We do not currently intend to extend the expiration date.

•	You may withdraw tenders of private notes at any time prior to the expiration date of the exchange offer.

•	Neither we nor the guarantors will receive any cash proceeds from the exchange offer.

The Notes:

•	We are offering Notes to satisfy certain obligations under the Registration Rights Agreement entered into in connection with the private offering of the private notes.

•	The terms of the Notes are substantially identical to the private notes, except that the Notes, subject to specified conditions, will be freely transferable.

•	The Notes will be unconditionally guaranteed, jointly and severally, on a senior secured basis, by all of our existing and future domestic restricted subsidiaries.

•	We do not plan to list the Notes on a national securities exchange or automated quotation system.

Investing in the Notes involves risks. See “Risk Factors” beginning on page 17 of this prospectus and the risk factors set forth in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, which are incorporated by reference herein.

Each broker-dealer that receives Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for the private notes where such private notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved of the Notes or determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 9, 2010.

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You must not rely on unauthorized information or representations.

This prospectus does not offer to sell nor ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities. The information in this prospectus is current only as of the date on its cover and may change after that date.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may obtain copies of the any of these filings upon written or oral request by contacting us at the address and phone number below.

Rotech Healthcare Inc.

2600 Technology Drive

Suite 300 Orlando, Florida 32804

(407) 822-4600

To obtain timely delivery, you must request the information no later than five (5) business days prior to the expiration of the exchange offer, or January 3, 2011. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” beginning on page ii.

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INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus and the documents incorporated by reference herein from our own research or estimates, surveys or studies conducted by third parties, other companies’ public filings and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Although we believe that each of these studies and publications is reliable, neither we nor the initial purchaser have independently verified such data and neither we nor the initial purchaser make any representation as to the accuracy of such information. Similarly, we believe our internal research and estimates are reliable, but they have not been verified by any independent sources.

BASIS OF PRESENTATION

Unless the context indicates otherwise, references in this prospectus to the “Issuer” refer to Rotech Healthcare Inc., a Delaware corporation, the issuer of the Notes; references to the “guarantors” refer to the Issuer’s domestic restricted subsidiaries that will guarantee the Notes. Unless the context indicates otherwise, references to “we,” “our,” “us,” “Rotech” and “our company” refer to Rotech Healthcare Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, accordingly, file annual, quarterly and current reports, proxy statements and other information with the United States Securities and Exchange Commission, or the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its copy charges. Our SEC filings are also available to the public on the SEC’s website at www.sec.gov.

We have filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933, or Securities Act, with respect to the exchange offer. This prospectus does not contain all of the information contained in the registration statement and the exhibits to the registration statement. Copies of our SEC filings, including the exhibits to the registration statement, are available through us or from the SEC through the SEC’s website or at its facilities described above.

NON-GAAP FINANCIAL MEASURES

The SEC has adopted rules to regulate the use in filings with the SEC and in public disclosures of “non-GAAP financial measures,” such as net income (loss) before interest expense, provision for income taxes and depreciation and amortization (EBITDA), and Adjusted EBITDA and the ratios related thereto. These measures are derived on the basis of methodologies other than in accordance with GAAP. These rules govern the manner in which non-GAAP financial measures are publicly presented and prohibit in all filings with the SEC, among other things:

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the exclusion of charges or liabilities that required, or will require, cash settlement, or would have required cash settlement absent an ability to settle in another manner, from non-GAAP liquidity measures; and

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the adjustment of a non-GAAP financial measure to eliminate or smooth items identified as non-recurring, infrequent or unusual, when the nature of the charge or gain is such that it has occurred in the past two years or is reasonably likely to recur within the next two years.

We have included non-GAAP financial measures in this offering circular, including, for example, Adjusted EBITDA, that may not comply with the SEC rules governing the presentation of non-GAAP financial measures. See “Summary—Summary Historical and Consolidated Financial Data” for a description of the calculation of Adjusted EBITDA and for a presentation of net earnings (loss) as calculated under GAAP and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measures. In addition, the presentation of financial information for the twelve-month period ended September 30, 2010 is a non-GAAP financial measure.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have incorporated information into this prospectus by reference to certain documents we file with the SEC (excluding exhibits to those documents unless they are specifically incorporated by reference), which means that we are able to disclose important business, financial and other information to you in this prospectus by referring you to those documents. The information incorporated by reference is deemed to be a part of this prospectus. Any statement contained in a document incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies, updates or supersedes such statement. We hereby incorporate by reference into this prospectus the information contained in the following documents (excluding exhibits to those documents unless they are specifically incorporated by reference):

•	the Annual Report on Form 10-K for our fiscal year ended December 31, 2009;

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the Quarterly Report on Form 10-Q for our first quarter ended March 30, 2010, filed with the SEC on May 10, 2010, the Quarterly Report on Form 10-Q for our second quarter ended June 30, 2010, filed with the SEC on August 10, 2010 and the Quarterly Report on Form 10-Q for our third quarter ended September 30, 2010, filed with the SEC on November 10, 2010;

•	the Current Reports on Form 8-K filed with the SEC on January 4, 2010, June 23, 2010 and October 8, 2010; and

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 27, 2010.

References in this prospectus to this prospectus will be deemed to include the documents incorporated by reference, which are an integral part of this prospectus. You should obtain and carefully review copies of the documents incorporated by reference. Any statement contained in the documents incorporated by reference will be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently dated document incorporated by reference or in this prospectus modifies or supersedes the statement. Information that we file later with the SEC will automatically update the information incorporated by reference and the information in this prospectus. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the address on page i of this prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, the documents incorporated by reference herein and oral statements made from time to time by our representatives may contain certain statements that are not historical facts, including, most importantly, information concerning our possible or assumed future results of operations. Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended (the “Reform Act”). All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements. For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. The risks described in the section entitled “Risk Factors” in this prospectus and in the other information included in this prospectus or incorporated by reference herein provide examples of risks, uncertainties and events that may cause our actual results to differ materially from those expressed in, or implied by, the forward-looking statements contained herein. Such risks, uncertainties and events, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to, the following:

•	general economic, financial and business conditions;

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setting of new reimbursement rates and other changes in reimbursement policies, the timing of reimbursements and other legislative initiatives aimed at reducing health care costs associated with Medicare and Medicaid;

•	issues relating to reimbursement by government and third-party payors for our products and services generally;

•	the impact of competitive bidding on Medicare volume in the impacted competitive bidding areas;

•	the costs associated with government regulation of the health care industry;

•	health care reform and the effect of changes in Federal and state health care regulations generally;

•	whether we will be subject to additional regulatory restrictions or penalties;

•	issues relating to our ability to maintain effective internal control over financial reporting and disclosure controls and procedures;

•	compliance with Federal and state regulatory agencies, as well as accreditation standards and confidentiality requirements with respect to patient information;

•	the effects of competition, industry consolidation and referral sources;

•	compliance with various settlement agreements and corporate compliance programs;

•	the costs and effects of legal proceedings;

•	our ability to meet our working capital, capital expenditures and other liquidity needs;

•	our ability to maintain compliance with the covenants contained in our indentures for our senior notes and our subordinated notes;

•	our ability to refinance all or part of our outstanding debt obligations on or prior to maturity;

•	our ability to successfully transition and retain patients associated with equipment purchases;

•	our ability to maintain current levels of collectibility on our accounts receivable;

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substantial dependence on revenues derived from reimbursement by various Federal health care programs (including Medicare) and State Medicaid programs, both of which have been significantly reduced in recent years, and which entail exposure to various health care fraud statutes;

•	inconsistent payment patterns from Centers for Medicare and Medicaid Services, its contractors and other third-party payors;

•	government regulations, government budgetary constraints and proposed legislative, reimbursement and regulatory changes; and

•	lawsuits alleging negligence in the provision of healthcare services and related claims.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by Federal securities laws.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financials statements, that are part of the reports that we file with the Securities and Exchange Commission, or SEC, and that are incorporated by reference in this prospectus. Please see the section entitled “Where You Can Find More Information.” Before making an investment decision, we encourage you to consider the information contained in and incorporated by reference in this entire prospectus, including the risks discussed under the heading “Risk Factors” beginning on page 17 of this prospectus, our Annual Report on Form 10-K for the fiscal year ended December 31, 2009, which we filed with the SEC on March 8, 2010, and our Quarterly Report on Form 10-Q for the period ended September 30, 2010, which we filed with the SEC on November 10, 2010, which are incorporated by reference herein.

In this prospectus, unless otherwise noted or the context otherwise requires, the terms “we,” “our,” “ours,” “us,” “Issuer,” “Rotech” and the “Company” refer collectively to Rotech Healthcare Inc. and its consolidated subsidiaries.

Our Business

We are one of the largest providers of home medical equipment and related products and services (HME) in the United States, with a comprehensive offering of respiratory therapy and durable home medical equipment and related services. We provide HME principally to older patients with breathing disorders, such as chronic obstructive pulmonary diseases (COPD), which include chronic bronchitis, emphysema, obstructive sleep apnea and other cardiopulmonary disorders. We provide equipment and services in 48 states to approximately 300,000 patients through approximately 434 operating locations located largely in non-urban markets. For the twelve months ended September 30, 2010, our revenues, Adjusted EBITDA and net loss were $495.8 million, $105.4 million and $5.7 million, respectively. See “—Summary Historical and Consolidated Financial Data” for a reconciliation of Adjusted EBITDA to net loss.

We estimate that the HME market (including home oxygen equipment and respiratory therapy services) represents approximately $6.0 billion in annual sales, and is growing approximately 5% annually, excluding the impact of reimbursement reductions. We believe that growth in the HME market is driven by increases in the number of persons afflicted with COPD, demographic factors that contribute to an increase in the proportion of the U.S. population over the age of 65 and the continued trend toward treatment of patients in the home as a preferable alternative to acute care settings. The HME market is highly fragmented with many companies providing home oxygen equipment and respiratory therapy services. We believe we are one of a few national providers that has the infrastructure and reach to service this market.

We primarily provide oxygen and other respiratory therapy services to patients in the home. Patients are generally referred to us by their physician or a hospital discharge planner. Upon receipt of a referral, our local customer service representative obtains the necessary medical and insurance coverage information, and assignment of benefits, and coordinates equipment delivery. Equipment delivery and setup is performed in the patient’s home by one of our patient service technicians or clinicians, who then provide instruction and training to the patient and the patient’s family regarding appropriate equipment use and maintenance and compliance with the prescribed therapy. Following the initial delivery and setup, our patient service technicians or clinicians make periodic visits to the patient’s home, the frequency of which depends on the type of therapy prescribed and physician orders. All services and equipment are coordinated with the prescribing physician, and, during the period we provide services and equipment for a patient, the patient remains under the physician’s care and medical supervision.

Our revenues are principally derived from respiratory equipment rental and related services, which accounted for 86.7%, 87.7% and 88.6% of our net revenues for the twelve months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively. Revenues from respiratory equipment rental and related services include rental of oxygen concentrators, liquid oxygen systems, portable oxygen systems, ventilator therapy systems, nebulizer equipment and sleep disorder breathing therapy systems and the sale of nebulizer medications. We also generate revenues through the rental and sale of durable medical equipment, such as hospital beds, wheelchairs, walkers, patient aids and other ancillary supplies, which accounted for 11.1%, 11.3% and 10.4% of net revenues for the twelve months ended September 30, 2010 and the years ended December 31, 2009 and 2008, respectively. We derive our revenues principally from reimbursement by third-party payors, including Medicare, Medicaid, the U.S. Department of Veterans Affairs (VA) and private insurers. For the twelve months ended September 30, 2010, Medicare, Medicaid and other federally funded programs (primarily VA contracts) accounted for approximately 58.0% of our revenues.

Our Strengths

We believe that our core strengths include the following:

National provider with non-urban focus. We currently provide services to approximately 300,000 patients through approximately 434 operating locations in 48 states. We believe our national platform and reputation provide us with favorable opportunities to attract additional customers as our industry continues to grow. Our national scale enables us to obtain preferred provider status from national and regional managed care payors, negotiate better terms with vendors and leverage our fixed overhead costs. Similarly, we believe our non-urban focus protects us as Medicare reimbursement in urban areas shifts to competitive bidding. Currently, we have 230 operating locations located within the 331 defined Metropolitan Statistical Areas (MSAs) across the United States. Of these 230 operating locations, 122 are located within Competitive Bidding Areas (CBAs) designated by the Centers for Medicare and Medicaid Services (CMS) to be part of the competitive bidding programs to be implemented through 2013. All of our remaining operating locations are in rural areas, which we expect to be exempt from competitive bidding.

Diversified customer mix. We have a diversified customer mix. We have over 1,000 contracts with managed care organizations across the United States, including numerous contracts with large national payors such as Aetna, Humana and United Healthcare. We believe our relationships with these organizations will allow us to drive new sales opportunities, especially within the continuous positive airway pressure (CPAP) segment of the respiratory market. During the twelve months ended September 30, 2010, our managed care revenues represented 38.0% of our total revenues and no single payor accounted for more than 13% of our revenues. We are also the largest provider of home respiratory services to the VA with approximately 20 exclusive contracts across the United States. During the twelve months ended September 30, 2010, our VA revenues represented 10.2% of our total revenues.

Proven ability to execute cost savings, improve operating efficiencies and generate cash flow. We have successfully implemented a number of operational efficiency initiatives, which have helped to reduce our costs and offset adverse changes in Medicare reimbursement policies and rules.

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In 2008, we restructured our field operations, clinical programs and pharmacy operations, primarily through staffing reductions. These reductions, in addition to other cost saving initiatives, decreased our annual selling, general and administrative expenses and operating costs by approximately $52.9 million for the year ended December 31, 2009.

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We recently completed the migration of our proprietary billing system to a new platform. As a result of this migration, we implemented work queue functionality that automates the handling of required medical documentation. In addition, we have expanded our electronic claims submission capabilities and automated cash posting of claims payments. We are currently streamlining our order intake processes to eliminate many of our current paper-based processes.

•	We have also reduced maintenance capital expenditures from 8.9% of net revenues in 2008 to 7.6% of net revenues in 2009.

Strong and proven management team. We are led by an experienced management team with an average of over 12 years of operating experience in the HME market. Our senior management team has worked together at the Company for over 7 years and possesses in-depth knowledge of our industry and the regulatory environment in which we operate. Our management team was responsible for restructuring and reorganizing our business to better position the Company for competitive bidding and other regulatory changes.

Our Strategy

Increase our market share through internal growth. We are focused on growing revenues and increasing market share in our respiratory therapy service line. We continue to further develop our sales and operational training programs and have introduced incentive programs that we believe motivate our sales force and ultimately drive patient growth. We believe this focus has allowed, and will continue to allow, us to more effectively market our products and services to physicians, hospital discharge planners and managed care organizations. We grew our core respiratory patient count by 8% during the twelve months ended September 30, 2010, excluding the impact of patients transitioned onto service with the Company through equipment purchases, as described below.

Continue to expand our managed care focus. We believe our scale, expertise, nationwide presence and growing market share in home respiratory therapy services is attractive to managed care organizations. We continue to focus on growing this business as it helps diversify our payor mix from Medicare/Medicaid. During the twelve months ended September 30, 2010, our managed care revenues comprised 38.0% of our revenues, an increase of 730 basis points since 2007.

Grow through equipment purchases from competitors exiting the industry. We intend to continue to pursue the acquisition of equipment from competitors that may exit our business. When competitors elect to wind down their respiratory therapy services, they will still have their equipment installed in patients’ homes and desire to both sell the equipment and transfer the patient to another provider. During 2009 and the first nine months of 2010, we purchased $10.5 million and $3.4 million of new and used rental equipment and inventory, respectively, from competitors. During the nine months ended September 30, 2010, we have recognized approximately $12.2 million of net revenues associated with patients transitioned onto our services through equipment purchases.

Leverage our existing fixed cost infrastructure. With approximately 434 operating locations and a predominately fixed cost structure, we believe we can efficiently add new patients and services without any significant increase in fixed costs, allowing us to more fully leverage our cost structure. We seek to achieve margin improvements through operational initiatives focused on the continual reduction of costs and delivery of incremental efficiencies. During 2008, we completed the migration of our proprietary billing system to a new platform, and, as a result of this migration, during 2009 we completed the development and implementation of work queue functionality that automates the handling of required medical documentation. Both of these initiatives led to reduced future staffing requirements.

Our Corporate Information

Rotech Healthcare Inc. is a Delaware corporation. Our principal executive offices are located at 2600 Technology Drive, Suite 300, Orlando, Florida 32804, and our telephone number at those offices is (407) 822-4600. Our corporate website is http://www.rotech.com. Except for our SEC filings specifically incorporated by reference in this prospectus, the information on our website is not part of this prospectus.

Recent Developments

In July 2010, Rotech accepted 17 contracts awarded by CMS in the Round 1 Rebid of the national Medicare Competitive Bidding Program. The Round 1 Rebid included nine CBAs. Only contracted suppliers can service Medicare patients for the competitively-bid product categories in these locations, with a few exceptions. The new contracts awarded in the Round 1 Rebid have a three-year term and are scheduled to take effect on January 1, 2011. Rotech has accepted the following contracts:

•	6 CBAs for oxygen supplies and equipment;

•	6 CBAs for enteral nutrients, equipment and supplies;

•	3 CBAs for continuous positive airway pressure, respiratory assist devices and related supplies and accessories; and

•	2 CBAs for standard power wheelchairs, scooters and related accessories.

The Exchange Offer

The following summary contains basic information about the exchange offer and the Notes. It does not contain all the information that is important to you. For a more complete understanding of the Notes, please refer to the sections of this prospectus entitled “The Exchange Offer” and “Description of Notes.”

The Exchange Offer	The Issuer is offering to exchange an aggregate of $230.0 million principal amount of Notes for $230.0 million principal amount of the private notes.

To exchange your private notes, you must properly tender them, and the Issuer must accept them. You may tender outstanding private notes only in denominations of the principal amount of $2,000 and integral multiples of $1,000 in excess thereof. The Issuer will exchange all private notes that you validly tender and do not validly withdraw. The Issuer will issue registered Notes promptly after the expiration of the exchange offer.

The form and terms of the Notes will be substantially identical to those of the private notes except that the Notes will have been registered under the Securities Act. Therefore, the Notes will not be subject to certain contractual transfer restrictions, registration rights and certain additional interest provisions applicable to the private notes prior to consummation of the exchange offer.

Resale of Notes	We believe that, if you are not a broker-dealer, you may offer Notes (together with the guarantees thereof) for resale, resell and otherwise transfer the Notes (and the related guarantees) without complying with the registration and prospectus delivery requirements of the Securities Act if you:

•	acquired the Notes in the ordinary course of business;

•	are not engaged in, do not intend to engage in and have no arrangement or understanding with any person to participate in a “distribution” (as defined under the Securities Act) of the Notes; and

•	are not an “affiliate” (as defined under Rule 405 of the Securities Act) of the Issuer or any guarantor.

If any of these conditions are not satisfied, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Our belief that transfers of Notes would be permitted without registration or prospectus delivery under the conditions described above is based on the interpretations of the SEC given to other, unrelated issuers in transactions similar to this exchange offer. We cannot assure you that the SEC would take the same position with respect to this exchange offer.

Each broker-dealer that receives Notes for its own account in exchange for private notes, where the private notes were acquired by it as a result of market-making activities or other trading activities, may be deemed to be an “underwriter” within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the Notes. However, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on January 10, 2011, unless we extend it.

Withdrawal	You may withdraw your tender of private notes under the exchange offer at any time before the exchange offer expires. Any withdrawal must be in accordance with the procedures described in “The Exchange Offer—Withdrawal Rights.”

Procedures for Tendering Private Notes	Each holder of private notes that wishes to tender private notes for Notes pursuant to the exchange offer must, before the exchange offer expires, either:

•	transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, including the private notes, to the exchange agent; or

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if private notes are tendered in accordance with book-entry procedures, arrange with The Depository Trust Company, or DTC, to cause to be transmitted to the exchange agent an agent’s message indicating, among other things, the holder’s agreement to be bound by the letter of transmittal, or comply with the procedures described below under “—Guaranteed Delivery.”

A holder of private notes that tenders private notes in the exchange offer must represent, among other things, that:

•	the holder is not an “affiliate” of the Issuer or any guarantor as defined under Rule 405 of the Securities Act;

•	the holder is acquiring the Notes in its ordinary course of business;

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the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the Notes within the meaning of the Securities Act;

•	if the holder is a broker-dealer that will receive Notes for its own account in exchange for outstanding notes that were acquired as a result of market-making or other trading activities, then the holder will deliver a prospectus in connection with any resale of the Notes; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Do not send letters of transmittal, certificates representing private notes or other documents to us or DTC. Send these documents only to the exchange agent at the address given in this prospectus and in the letter of transmittal.

Special Procedures for Tenders by Beneficial Owners of Private notes	If

•	you beneficially own private notes;

•	those private notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian; and

•	you wish to tender your private notes in the exchange offer,

you should contact the registered holder as soon as possible and instruct it to tender the private notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

Guaranteed Delivery	If you hold private notes in certificated form or if you own private notes in the form of a book-entry interest in a global note deposited with the trustee, as custodian for DTC, and you wish to tender those private notes but

•	your private notes are not immediately available; or

•	you cannot deliver the private notes, the letter of transmittal or other required documents to the exchange agent on or prior the expiration date,

you may tender your private notes in accordance with the procedures described in “The Exchange Offer—Procedures for Tendering Private Notes—Guaranteed Delivery.”

Consequences of Not Exchanging Private Notes	If you do not tender your private notes or we reject your tender, your private notes will remain outstanding and will continue to be subject to the provisions in the indenture regarding the transfer and exchange of the private notes and the existing restrictions on transfer set forth in the legends on the private notes. In general, the private notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Holders of private notes will not be entitled to any further registration rights under the Registration Rights Agreement. We do not currently plan to register the private notes under the Securities Act.

You do not have any appraisal or dissenters’ rights in connection with the exchange offer.

Material U.S. Federal Income Tax Considerations	Your exchange of private notes for Notes pursuant to the exchange offer will not be treated as a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Conditions to the Exchange Offer	The exchange offer is subject to the conditions that it not violate applicable law or any applicable interpretation of the staff of the SEC. The exchange offer is not conditioned upon any minimum principal amount of private notes being tendered for exchange.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Acceptance of Private notes and Delivery of Notes	Subject to the satisfaction or waiver of the conditions to the exchange offer, we will accept for exchange any and all private notes properly tendered prior to the expiration of the exchange offer. We will complete the exchange offer and issue the Notes promptly after the expiration of the exchange offer.

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as exchange agent for the exchange offer. The address and the facsimile and telephone numbers of the exchange agent are provided in this prospectus under “The Exchange Offer—Exchange Agent” and in the letter of transmittal.

The Notes

The summary below describes the principal terms of the Notes. The financial terms and covenants of the Notes are the same as the private notes. Some of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of the Notes” section of this prospectus for a more detailed description of the Notes.

The exchange offer applies to the $230.0 million principal amount of the private notes outstanding as of the date hereof. The form and the terms of the Notes will be identical in all material respects to the form and the terms of the private notes except that the Notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the private notes; and

•	will not be subject to any increase in annual interest rate as described below under “Description of Notes—Registered Exchange Offer; Registration Rights.”

The Notes evidence the same debt as the private notes exchanged for the Notes and will be entitled to the benefits of the same indenture under which the private notes were issued, which is governed by New York law. See “Description of Notes.”

Issuer	Rotech Healthcare Inc., a Delaware corporation

Securities Offered	$230.0 million in principal amount of 10.75% Senior Secured Notes due 2015.

Maturity Date	The notes will mature on October 15, 2015.

Interest Payment Dates	Semi-annually in arrears on April 15 and October 15 of each year, beginning on April 15, 2010.

Ranking	The Notes and the guarantees will be our and the guarantors’ senior secured obligations and will:

•

be effectively senior in right of payment to all of our and each guarantor’s unsecured and unsubordinated obligations, to the extent of the value of the collateral securing the Notes and the guarantees (and, to the extent of any unsecured remainder after payment of the value of the collateral, rank equally in right of payment with our and the guarantors’ unsecured and unsubordinated indebtedness);

•	rank senior in right of payment to our and each guarantor’s subordinated debt; and

•

be effectively junior in right of payment to all indebtedness, claims of holders of preferred stock and other liabilities (including trade payables) of any of our future subsidiaries that are not guarantors.

Optional Redemption	On or prior to October 1, 2012, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes with the proceeds of certain equity offerings at a redemption price equal to 109.625% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption.

Prior to October 1, 2013, we may, at our option, redeem some or all of the Notes at the “make whole” price set forth under “Description of Notes—Optional Redemption.”

On and after October 1, 2013, we may redeem the Notes, in whole or in part, at any time at the redemption prices described under “Description of Notes—Optional Redemption” plus accrued and unpaid interest, if any, to the date of redemption.

Mandatory repurchase offer	If we sell certain assets or certain casualty events occur and, if applicable, we do not apply the proceeds from such sale or event in a certain manner or we experience specific kinds of changes in control, we must offer to repurchase the Notes at the purchase prices set forth in this prospectus, plus accrued and unpaid interest, if any. See “Description of Notes—Change of Control”.” Covenants in the instruments governing our existing and future debt may restrict us from repurchasing the Notes, including any repurchase we may be required to make as a result of certain casualty events, specific kind of changes of control or certain asset sales. See “Risk Factors—We may be unable to consummate a mandatory repurchase of the Notes following the sale of certain assets or the occurrence of certain casualty events or upon a change of control.”

Guarantees	Each of our domestic subsidiaries will guarantee our obligations under the Notes, including the payment of principal and interest. See “Description of Notes—Brief Description of the Notes—Subsidiary Guarantees.”

Rotech Healthcare Inc. holds all of its assets and conducts all of its operations through its subsidiaries and has no independent assets or operations. The guarantees of our subsidiary guarantors are full and unconditional and joint and several. There are no significant restrictions on the ability of Rotech Healthcare Inc. or any of the subsidiary guarantors to obtain funds from any of their respective subsidiaries by dividend or loan.

Collateral	The Notes and the related guarantees will be secured by a first-priority lien (subject to certain exceptions and permitted liens) on substantially all of our assets and the assets of the guarantors. See “Description of the Notes—Collateral.”

Certain Covenants	We will issue the Notes under an indenture, or the Indenture, with The Bank of New York Mellon Trust Company, N.A., which will initially act as trustee on the holders’ behalf. The Indenture will, among other things, restrict our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee more debt;

•	pay dividends and make distributions;

•	make certain investments;

•	repurchase or redeem stock or junior indebtedness;

•	create liens;

•	incur restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	enter into transactions with affiliates;

•	merge or consolidate or transfer all or substantially all of our assets; and

•	transfer or sell assets.

For more details, see “Description of Notes—Certain covenants.”

No Public Market	The Notes are new securities and there is currently no established trading market for the Notes. The initial purchasers have advised us that they presently intend to make a market in the Notes. However, you should be aware that they are not obligated to make a market in the Notes and may discontinue their market-making activities at any time without notice. As a result, a liquid market for the Notes may not be available if you try to sell your Notes. We do not intend to apply for a listing of the Notes on any securities exchange or any automated dealer quotation system.

Use of Proceeds	We will not receive any cash proceeds from the exchange offer.

Registration Rights	In connection with the sale of the private notes, we entered into a Registration Rights Agreement with the initial purchasers of the private notes in which we agreed:

•

to use our commercially reasonable best efforts to cause to be filed on or prior to April 4, 2011 an Exchange Offer Registration Statement covering an offer to the Holders to exchange all the Initial Securities for Exchange Securities;

•

to have such Registration Statement become effective by July 5, 2011, and remain effective for not less than 20 business days (longer if required by law) after the date notice of the Registered Exchange Offer is mailed to holders of the private notes; and

•

to commence the Exchange Offer as soon as practicable after the Exchange Offer Registration Statement is declared effective by the SEC and complete the Exchange Offer not later than 40 days after such effective date; and

•	to file a shelf registration statement for the resale of the Initial Securities if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

This exchange offer is being made to comply with the Registration Rights Agreement.

If we do not comply with certain of these registration obligations, we will be required to pay additional interest to holders of the private notes under certain circumstances. See “The Exchange Offer.”

Original Issue Discount	The Notes will be treated as issued with original issue discount (“OID”) for U.S. federal income tax purposes. Thus, in addition to the stated interest on the notes, a U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”) will be required to include such OID in gross income as it accrues, in advance of the receipt of cash attributable to such income and regardless of the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Risk Factors	Investment in the notes involves certain risks. You should carefully consider the information under “Risk Factors” and all other information included or incorporated by reference in this prospectus before investing in the notes.

SUMMARY HISTORICAL AND CONSOLIDATED FINANCIAL DATA

Set forth below is our historical consolidated financial and other data for the years ended December 31, 2007, 2008 and 2009, and the nine months ended September 30, 2009 and 2010. We derived our summary historical and consolidated financial data as of and for the years ended December 31, 2007, 2008 and 2009 from our consolidated financial statements, which were audited by Deloitte & Touche LLP, independent registered public accounting firm. We derived our summary historical and consolidated financial data as of and for the nine months ended September 30, 2009 and 2010 from our unaudited consolidated financial statements. In the opinion of our management, our unaudited financial statements contain all adjustments necessary for a fair presentation of our financial position and results of operations for the periods and dates presented. Results presented for interim periods are not necessarily indicative of results to be expected for the full year or any other period.

The following summary historical and consolidated financial data is only a summary and should be read in conjunction with (i) “Use of Proceeds” and (ii) the financial statements included or incorporated by reference in this prospectus and the related notes thereto. The as adjusted balance sheet data as of September 30, 2010, gives effect to the issuance of the Notes in this offering and the application of proceeds thereof as described in “Use of Proceeds,” as if each had occurred on such date. Numbers below are in thousands.

Rotech Healthcare Inc. holds all of its assets and conducts all of its operations through its subsidiaries and has no independent assets or operations. The guarantees of our subsidiary guarantors are full and unconditional and joint and several. There are no significant restrictions on the ability of Rotech Healthcare Inc. or any of the subsidiary guarantors to obtain funds from any of their respective subsidiaries by dividend or loan.

Statement of Operations Data:

	Year Ended			Nine Months Ended
	December 31, 2007	December 31, 2008	December 31, 2009	September 30, 2009	September 30, 2010
Net revenues	$559,354	$544,533	$479,869	$356,682	$372,654
Costs and expenses:
Cost of net revenues:
Product and supply costs	141,260	129,423	111,498	83,680	75,074
Patient service equipment depreciation	48,225	54,275	53,667	40,175	38,063
Operating expenses	24,195	17,744	9,707	7,700	6,316

Total cost of net revenues	213,680	201,442	174,872	131,555	119,453
Provision for doubtful accounts	18,458	19,314	16,234	11,690	18,589
Selling, general and administrative	301,573	300,846	255,952	189,642	199,197
Depreciation and amortization	14,589	12,673	9,780	7,441	6,039
Goodwill impairment	—	207,030	—	—	—
Restructuring expense	—	3,960	—	—	—
Legal Settlement	3,450	—	—	—	—

Total costs and expenses	551,750	745,265	456,838	340,328	343,278

Operating income (loss)	7,604	(200,732)	23,031	16,354	29,376

Other (income) expenses:
Interest expense, net	46,606	48,691	45,401	34,179	33,585
Other income, net	(350)	(2,106)	(1,276)	(1,420)	(3,587)
Loss on extinguishment of debt	12,171	—	—	—	—

Total other expenses	58,427	46,585	44,125	32,759	29,998

Loss before income taxes	(50,823)	(247,317)	(21,094)	(16,405)	(622)
Federal and state income tax (benefit) expense	(4,749)	(391)	(13)	(10)	(24)

Net loss	(46,074)	(246,926)	(21,081)	(16,395)	(598)
Accrued dividends on redeemable preferred stock	450	450	450	338	309

Net loss attributable to common stockholders	$(46,524)	$(247,376)	$(21,531)	$(16,733)	$(907)

Balance Sheet Data (at period end):

	As of September 30, 2010
	Actual	As Adjusted
Unrestricted cash	$73,530	$63,898
Other current assets (including restricted cash)(1)	101,848	101,848
Working capital(2)	94,971	85,993
Total assets	303,474	293,842
Total debt	513,419	517,654
Convertible redeemable preferred stock	5,007	5,007
Stockholders’ deficiency	(279,042)	(292,909)

(1)	Restricted cash is used to cash collateralize letters of credit and surety bond obligations.
(2)	Consists of current assets less current liabilities.

Pro Forma Data(1):

	Twelve Months Ended September 30, 2010
Adjusted EBITDA	$105,415
Pro forma total secured debt	230,000
Pro forma total debt	517,654
Pro forma total net debt	453,756
Pro forma cash interest expense	51,990
Ratio of pro forma total secured debt to Adjusted EBITDA	2.2	x
Ratio of pro forma total debt to Adjusted EBITDA	4.9	x
Ratio of pro forma total net debt to Adjusted EBITDA	4.3	x
Ratio of Adjusted EBITDA to pro forma cash interest expense	2.0	x

(1)	We present Adjusted EBITDA, and related ratios derived from Adjusted EBITDA, as supplemental measures of our performance that is not required by, or presented in accordance with, generally accepted accounting principles (GAAP) in the United States. We define Adjusted EBITDA as net earnings (loss) adjusted for (i) income tax (benefit) expense, (ii) interest expense, (iii) depreciation and amortization and (iv) extraordinary, unusual or non-recurring expenses or losses (including, whether or not otherwise includable as a separate item in our income statement for such period, losses on sales of assets outside of the ordinary course of business and non-cash charges relating to equity compensation). These further adjustments are itemized below. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. We believe Adjusted EBITDA assists investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our ongoing operating performance. Our management also uses Adjusted EBITDA to evaluate the effectiveness of our business strategies. In evaluating Adjusted EBITDA, you should be aware that we may incur expenses in the future that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

The following table is a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Year ended December 31, 2009	Nine months ended September 30,		Twelve months ended September 30, 2010
		2009	2010
Net loss	$(21,081)	$(16,395)	$(598)	$(5,284)
Federal and state income tax (benefit) expense	(13)	(10)	(24)	(27)
Interest expense	45,748	34,359	33,655	45,044
Depreciation and amortization, including patient service equipment depreciation	63,447	47,616	44,103	59,934
Accounts receivable adjustment(1)	—	—	5,000	5,000
Non-cash equity-based compensation expense(2)	475	460	190	205
Restructuring expense(3)	—	—	99	99
Settlement costs(4)	(17)	(20)	104	107
Other adjustments(5)	337	—	—	337

Adjusted EBITDA	$88,896	$66,010	$82,529	$105,415

(1)	Accounts receivable adjustments associated with specific collection issues that are not considered indicative of our ongoing operation performance. During 2009, we transitioned all patient-related collection activities to a third-party vendor. We experienced extended delays and implementation issues associated with this transition. During the quarter ended March 31, 2010, we completed the initial collection phases associated with the early patient balances most impacted by these transition issues and determined that an additional provision for doubtful accounts in the amount of $5,000 was required to allow for a lower percentage of collection on patient receivables resulting from these transition issues. Management believes these transition issues have been fully resolved and the increased provision for doubtful accounts recorded during the three months ended March 31, 2010 is not indicative of expected future rates of patient collections.
(2)	Non-cash equity-based employee compensation expense.
(3)	Restructuring expense generally consists of severance costs.
(4)	Settlement costs incurred outside the ordinary course of business, which we do not believe reflects current and ongoing cash charges related to our operating cost structure.
(5)	Other adjustments allowed in calculating our debt covenant in our credit agreement.

Adjusted EBITDA should not be considered as a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA has limitations as an analytical tool. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect significant interest expense or the cash requirements necessary to service interest or principal payments on our debts;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•

non-cash compensation is and will remain a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating our ongoing operating performance for a particular period;

•	Adjusted EBITDA does not reflect the impact of certain cash charges resulting from matters we consider not to be indicative of our ongoing operations; and

•	other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

RISK FACTORS

You should carefully consider the following risk factors and the risk factors identified in our most recent annual report on Form 10-K and any subsequent Quarterly Report on Form 10-Q incorporated herein by reference, as well as all other information contained or incorporated by reference in this prospectus before participating in the exchange offer.

Risks Related to the Notes

If you fail to follow the exchange offer procedures, your private notes will not be accepted for exchange.

We will not accept your private notes for exchange if you do not follow the exchange offer procedures. We will issue Notes as part of this exchange offer only after timely receipt of your private notes, a properly completed and duly executed letter of transmittal and all other required documents or if you comply with the guaranteed delivery procedures for tendering your private notes. Therefore, if you want to tender your private notes, please allow sufficient time to ensure timely delivery. If we do not receive your private notes, letter of transmittal, and all other required documents by the expiration date of the exchange offer, or you do not otherwise comply with the guaranteed delivery procedures for tendering your private notes, we will not accept your private notes for exchange. Neither we nor the exchange agent is required to give notification of defects or irregularities with respect to the tenders of private notes for exchange. If there are defects or irregularities with respect to your tender of private notes, we will not accept your private notes for exchange unless we decide in our sole discretion to waive such defects or irregularities. You should refer to “Summary—The Exchange Offer,” and “The Exchange Offer—Procedures for Tendering Private Notes” for information about how to tender your private notes.

If you do not properly tender your private notes, you will continue to hold unregistered private notes and your ability to transfer private notes will be adversely affected.

We will only issue Notes in exchange for private notes that are timely received by the exchange agent. Therefore, you should allow sufficient time to ensure timely delivery of the private notes and you should carefully follow the instructions on how to tender your private notes. If you do not tender your private notes, or if we do not accept your private notes because you did not tender your private notes properly, then, after we consummate the exchange offer, you may continue to hold private notes that are subject to the existing transfer restrictions. In general, the private notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the private notes under the Securities Act.

In addition, if you tender your private notes for the purpose of participating in a distribution of the Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the Notes. If you are a broker-dealer that receives Notes for your own account in exchange for private notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such Notes.

After the exchange offer is consummated, if you continue to hold any private notes, you may have difficulty selling them because there will be less private notes outstanding. In addition, if a large amount of private notes are not tendered or are tendered improperly, the limited amount of Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such Notes.

The security for your Notes and other remedies may be shared with other debtholders.

The Indenture and the security documents pursuant to which the liens will be granted to secure the Notes will permit the incurrence of additional secured indebtedness, including certain additional debt that shares equally and ratably in the liens on the collateral securing the Notes. Any additional debt could consist of additional notes issued under the Indenture and other indebtedness, including under any credit facilities, which could be guaranteed by the same guarantors and could have security interests, with the same priority, in all of the assets that secure the Notes. As a result, the collateral securing the Notes would be shared by any additional debt we may issue in the future, and any issuance of such additional debt would dilute the value of the collateral compared to the aggregate principal amount of Notes issued. We also may acquire additional assets that do not constitute collateral for the Notes. In addition, certain permitted liens on the collateral securing the Notes may allow the holder of such lien to exercise rights and remedies with respect to the collateral subject to such lien that could adversely affect the value of such collateral and the ability of the collateral agent for the Notes or the holders of the Notes to realize or foreclose upon such collateral. If at any time the indebtedness under the Notes does not constitute a majority of the indebtedness secured by the collateral, your remedies in an event of default may be significantly limited if the holders of other classes of secured indebtedness do not wish to exercise remedies. In addition, in the event that the collateral is liquidated, we will be required to distribute all proceeds on a pro rata basis to the holders of the indebtedness secured by such collateral. The liquidation of the collateral securing the Notes may not produce proceeds in an amount sufficient to pay in full the principal of, or premium, if any, and accrued interest on your Notes and the other indebtedness secured by the collateral.

Your security interest in certain items of the collateral will not be perfected.

The security interests will not be perfected with respect to certain items of collateral that cannot be perfected by the filing of financing statements in each debtor’s jurisdiction of organization, the actual or constructive delivery of possession of certificated capital stock of our subsidiaries, the filing of an assignment with the United States Patent and Trademark Office or the United States Copyright Office or the recording of a mortgage. Security interests in collateral that require additional special steps will not be perfected or may not have priority with respect to the security interests of other creditors. To the extent that your security interests in any items of collateral are unperfected, your rights with respect to such collateral will be equal to the rights of our general unsecured creditors in the event of a bankruptcy.

Your rights in the collateral may be adversely affected by the failure to perfect security interests in certain collateral in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, commercial tort claims, equipment subject to a certificate and certain proceeds, can only be perfected at the time such property and rights are acquired and identified. The trustee and collateral agent for the Notes may not monitor, or we may not inform the trustee and collateral agent of, the future acquisition of property and rights that constitute collateral, and necessary action may not be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest in favor of the Notes against third parties. Such failure may result in the loss of the security interest therein or the priority of the security interest in favor of the Notes against third parties.

The value of the collateral securing the Notes may not be sufficient to satisfy our obligations under the Notes.

No appraisal of the value of the collateral has been made in connection with this offering, and the fair market value of the collateral is subject to fluctuations based on factors that include, among others, the condition of our industry, our ability to implement our business strategy and general economic conditions. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. By its nature, portions of the collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of this collateral may not be sufficient to pay our obligations under the Notes.

To the extent that liens securing obligations under any future senior secured indebtedness, pre-existing liens, liens permitted under the Indenture and other rights, including liens on assets excluded from the collateral securing the Notes, encumber any of the collateral securing the Notes and the related guarantees, those parties have or may exercise rights and remedies with respect to the collateral that could adversely affect the value of the collateral and the ability of the trustee under the Indenture or the holders of the Notes to realize or foreclose on the collateral.

The Notes and the related guarantees will be secured, subject to permitted liens, by first-priority liens on substantially all of our and our guarantors’ assets (subject to certain exceptions). The Indenture will permit us to incur additional indebtedness secured by a lien that ranks equally with the Notes. Any such indebtedness may further limit the recovery from the realization of the value of such collateral available to satisfy holders of the Notes.

There may not be sufficient collateral to pay off all amounts under the Notes offered hereby and additional debt that we may incur that would be secured on the same basis as the Notes offered hereby. If the proceeds of any sale of collateral are not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured, unsubordinated claim against our and our guarantors’ remaining assets.

Additionally, in the event that a bankruptcy case is commenced by or against us, if the value of the collateral is less than the amount of principal and accrued and unpaid interest on the Notes and other secured obligations, interest may cease to accrue on the Notes from and after the date on which the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the collateral will be sufficient to pay the obligations due under the Notes.

We need to refinance our existing Senior Subordinated Notes by April 1, 2012. Failure to refinance these notes will have a material adverse effect on our financial condition and would result in the shortening of the maturity of the Notes and a likely payment default on the Notes on December 31, 2011.

We currently have outstanding $287.0 million of Senior Subordinated Notes that mature on April 1, 2012. We will not be able to pay our Senior Subordinated Notes at maturity from cash flow from operations or asset sales, so we will need to refinance the Senior Subordinated Notes by April 1, 2012 or default on payment at their maturity. In addition, if we have not reduced the outstanding aggregate principal amount of our Senior Subordinated Notes to $10.0 million or less by November 30, 2011, the maturity of the Notes will be automatically shortened to December 31, 2011. In that event, we will not be able to pay the Notes at such early maturity date from cash flow from operations or asset sales, and we will need to refinance the Notes by December 31, 2011. The failure to successfully refinance the Senior Subordinated Notes by November 30, 2011 will have a material adverse effect on the value of the Notes.

There can be no assurance that we will be able to refinance our Senior Subordinated Notes in the time period allowed and it is even less likely that we can refinance the Notes if their maturity is shortened. If we are unable to successfully implement either refinancing, we will be in payment default upon the applicable maturity date, which will also lead to cross defaults and may in turn lead to our having to seek protection under the Federal bankruptcy code.

Our substantial level of indebtedness could adversely affect our business, financial condition or results of operations and prevent us from fulfilling our obligations under the Notes.

As of September 30, 2010, after giving effect to the offering of the Notes hereby and the application of the net proceeds therefrom, we would have had total indebtedness of approximately $517.7 million, including $230.0 million outstanding under the Notes offered hereby.

Our substantial indebtedness could have important consequences to you, including the following:

•	it may be more difficult for us to satisfy our obligations with respect to the Notes;

•	our ability to obtain additional financing for working capital, debt service requirements, general corporate or other purposes may be impaired;

•	we must use a substantial portion of our cash flow to pay interest and principal on the Notes and our other indebtedness, which will reduce the funds available to us for other purposes;

•	we are more vulnerable to economic downturns and adverse industry conditions;

•

our ability to capitalize on business opportunities and to react to competitive pressures and changes in our industry as compared to our competitors may be compromised due to our high level of indebtedness; and

•	our ability to refinance our indebtedness, including the Notes, may be limited.

If we were unable to make payments on or refinance our debt or obtain new financing when needed, we would have to consider other options, such as:

•	sales of assets;

•	sales of equity; and/or

•	negotiations with holders of our debt to restructure the applicable debt.

Although the indenture limits our ability to incur additional debt, these limitations are subject to a number of exceptions.

Our indebtedness could limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flow to satisfy significant debt service obligations or to refinance the obligations on acceptable terms, or at all.

As of September 30, 2010, our total consolidated long-term debt (including current maturities) exceeds our total assets. The degree to which we are leveraged continues to have substantial negative consequences, because:

•

a substantial portion of our cash flow from operations is required to be dedicated to interest payments and therefore is not available for operations, working capital, capital expenditures, expansion, acquisitions, or general corporate or other purposes;

•	we are more highly leveraged than our major national competitors, which places us at a competitive disadvantage;

•	it makes us more vulnerable in the event of a downturn in our business, our industry, or the economy in general.

The degree to which we are leveraged may also have substantial future negative consequences, because:

•

it could affect our ability to satisfy our obligations under our 10.75% Senior Secured Notes due 2015 (the “Senior Notes”) and our senior subordinated notes due April 2012, including our ability and our decision to make interest payments thereunder when due and payable;

•	our ability to finance and consummate transactions that may be critical to our strategic and financial condition could be limited;

•	our ability to obtain additional financing in the future may be impaired; and

•	our flexibility in planning for, or reacting to, changes in our business and industry may be limited.

We will likely need to refinance all or a portion of our debt, on or before maturity. However, current market conditions could limit our ability to access the capital markets and raise funds to refinance our outstanding indebtedness. Accordingly, we may not be able to refinance any of our debt, including our senior subordinated notes, on commercially reasonable terms or at all, in which case we may be required to consider all of our alternatives in restructuring our business and our capital structure, including filing for bankruptcy protection, which likely would result in our creditors receiving an amount that is less than the full amount of the debt owed them and the elimination of all value of our outstanding common stock.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on numerous factors beyond our control, and we may be unable to generate sufficient cash flow to service our debt obligations.

Our ability to make payments on or to refinance our indebtedness will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, political, financial, competitive, legislative, regulatory and other factors that are beyond our control.

To service our indebtedness, we expended approximately $21.9 million and $14.9 million during the nine months ended September 30, 2010 and September 30, 2009, respectively, and $32.2 million and $27.3 million during the years ended December 31, 2009 and December 31, 2008, respectively. The foregoing amounts do not include interest paid in kind by increasing the principal amount of outstanding indebtedness. We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. If our cash flows and capital resources are insufficient to allow us to make scheduled payments on our indebtedness, we may need to reduce or delay capital expenditures, sell assets, seek additional capital or restructure or refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms, or at all, or that these measures would satisfy our scheduled debt service obligations. If we are unable to generate sufficient cash flow or refinance our debt on favorable terms, it could have a material adverse effect on our financial condition, the value of the Notes and our ability to make any required cash payments under our indebtedness, including the Notes.

Our debt instruments impose significant operating and financial restrictions on us. If we default under any of these debt instruments, we may not be able to make payments on the Notes.

The indentures governing our debt instruments impose significant operating and financial restrictions on us. These restrictions limit our ability to, among other things:

•	incur additional indebtedness or issue certain preferred shares;

•	create liens on our assets;

•	pay dividends or make other equity distributions;

•	purchase or redeem equity interests or subordinated debt;

•	make certain investments;

•	sell assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

•	engage in transactions with affiliates.

Any of these restrictions could limit our ability to plan for or react to market conditions or meet extraordinary capital needs and could otherwise restrict corporate activities.

Our ability to comply with these covenants may be affected by events beyond our control, and an adverse development affecting our business could require us to seek waivers or amendments of covenants, alternative or additional sources of financing or reductions in expenditures. We cannot assure you that such waivers, amendments or alternative or additional financings could be obtained on acceptable terms or at all. In addition, the holders of the Notes will have no control over any waivers or amendments with respect to any debt outstanding other than the Notes. Therefore, we cannot assure you that even if the holders of the Notes agree to waive or amend the covenants contained in the indenture relating to the Notes, the holders of our other debt will agree to do the same with respect to our debt instruments held by them.

A breach of any of the covenants or restrictions contained in any of our existing or future financing agreements could result in an event of default under those agreements. Such a default could allow the holders of debt under our other debt agreements, if the agreements so provide, to accelerate the related debt as well as any other debt to which a cross acceleration or cross default provision applies, and to declare all borrowings outstanding thereunder to be due and payable. If the holders of debt require immediate repayments, we will not be able to repay them and also repay the Notes in full.

Repayment of our debt, including the Notes, is dependent on cash flow generated by our subsidiaries.

Substantially all of our assets are owned by our subsidiaries. Repayment of our indebtedness is dependent on the generation of cash flow by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. Each of our subsidiaries is a distinct legal entity, and legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. While the indenture governing the Notes limits the ability of our subsidiaries to incur consensual restrictions on their ability to pay dividends or make other intercompany payments to us, these limitations are subject to qualifications and exceptions. In addition, our guarantor subsidiaries may have their obligations under their guarantees of the Notes reduced to insignificant amounts pursuant to the terms of the guarantees or subordinated if the guarantees are held to violate applicable fraudulent conveyance laws. See “Risks Relating to the Notes—The guarantees and security interests provided by the guarantors may not be enforceable and, under specific circumstances, Federal and state courts may void the guarantees and security interests and require holders to return payments received from the guarantors.” If we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

There is no established trading market for the Notes. If an actual trading market does not develop for the Notes, you may not be able to resell them quickly, for the price that you paid or at all.

There is no established trading market for the Notes. We do not intend to apply for the Notes to be listed on any securities exchange or to arrange for any quotation on any automated dealer quotation systems. The initial purchaser has advised us that it intends to make a market in the Notes, but it is not obligated to do so. The initial purchaser may discontinue any market making in the Notes at any time, in its sole discretion. As a result, we cannot assure you as to the liquidity of any trading market for the Notes.

We also cannot assure you that you will be able to sell your Notes at a particular time or at all or that the prices that you receive when you sell them will be favorable. You may not be able to resell your Notes at their fair market value. The liquidity of, and trading market for, the Notes may also be adversely affected by, among other things:

•	prevailing interest rates;

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market; and

•	the market for similar securities.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused volatility in prices of securities similar to the Notes. It is possible that the market for the Notes will be subject to disruptions. Any disruptions may have a negative effect on noteholders, regardless of our prospects and financial performance.

We may be unable to purchase the Notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest to the purchase date. The source of funds for any purchase of the Notes would be our available cash or cash generated from our subsidiaries’ operations or other sources including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Notes upon a change of control because we may not have sufficient financial resources to purchase all of the Notes that are tendered upon a change of control and repay our other indebtedness that might also become due. We may require additional financing from third parties to fund any such purchases, and we may be unable to obtain financing on satisfactory terms or at all. Further, our ability to repurchase the Notes may be limited by law. In order to avoid the obligations to repurchase the Notes, we may have to avoid certain change of control transactions that would otherwise be beneficial to us.

If the Notes are accelerated, holders of Notes may be entitled to receive a payment greater than the aggregate principal amount of the Notes. However, a court could determine that the requirement to pay a premium on the Notes in certain situations, other than a redemption by the Company, is not enforceable.

The terms of the Notes provide that if the Notes are accelerated before October 15, 2014, holders of Notes may be entitled to receive a payment greater than the aggregate principal amount of the Notes. See “Description of the Notes—Defaults.” However, a court could determine that the requirement to pay a premium on the Notes in certain situations, other than a redemption by the Company, is not enforceable. In such circumstances, the holders of Notes may not receive any amount greater than the aggregate principal amount of the Notes plus accrued and unpaid interest, if any.

The guarantees and security interests provided by the guarantors may not be enforceable and, under specific circumstances, Federal and state courts may void the guarantees and security interests and require holders to return payments received from the guarantors.

Although the Notes will be guaranteed by our subsidiaries and secured by collateral provided by our subsidiaries, a court could void or subordinate any guarantor’s guarantee, or a security interest provided by any guarantor, under Federal or state fraudulent conveyance laws if existing or future creditors of any such guarantor were successful in establishing that such guarantee or security interest was incurred with fraudulent intent or such guarantor did not receive fair consideration or reasonably equivalent value for issuing its guarantee or providing collateral; and either

•	such guarantor was insolvent at the time of the guarantee or creation of the security interest;

•	such guarantor was rendered insolvent by reason of the guarantee or creation of the security interest;

•	such guarantor was engaged in a business or transaction or about to engage in such business or transaction for which its assets constituted unreasonably small capital to carry on its business; or

•

such guarantor intended to incur, or believed that it would incur, debt beyond its ability to pay such debt as it matured (as all of the foregoing terms may be defined in or interpreted under the relevant fraudulent transfer or conveyance statutes).

In such event, any payment by a guarantor pursuant to its guarantee or security interest could be subordinated or avoided and required to be returned to the guarantor, or to a fund for the benefit of the guarantor’s creditors. The measures of insolvency for purposes of determining whether a fraudulent conveyance occurred would vary depending upon the laws of the relevant jurisdiction and upon the valuation assumptions and methodology applied by the court. Generally, however, a company would be considered insolvent for purposes of the foregoing if:

•	the sum of the company’s debts, including contingent, unliquidated and unmatured liabilities, is greater than such company’s property at fair valuation;

•

the present fair saleable value of the company’s assets is less than the amount that will be required to pay the probable liability on its existing debts, including contingent liabilities, as they become absolute and matured; or

•	the company could not pay its debts or contingent liabilities as they become due.

We have no assurance as to what standard a court would use to determine whether or not a guarantor would be solvent at the relevant time, or regardless of the standard used, that the guarantees or security interests would not be voided or subordinated to any guarantor’s other debt. If such a case were to occur, the applicable guarantee or security interest could be subject to the claim that, since such guarantee or security interest was incurred for the benefit of the Company and only indirectly for the benefit of the guarantor, the obligations of such guarantor were incurred for less than fair consideration.

Each guarantee of the Notes will contain a provision designed to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. However, there is some doubt as to whether this provision is effective to protect such guarantee, or a security interest provided by such guarantor, from being voided under fraudulent transfer law. In a recent Florida bankruptcy case, a similar provision was found to be ineffective to protect the guarantees.

If a guarantor’s guarantee or security interest is avoided as a fraudulent conveyance or found to be unenforceable for any other reason, holders of the Notes will not have a claim against such guarantor and will only be a creditor of the Company and the remaining guarantors, if any, to the extent the guarantee and security interest of those guarantors are not set aside or found to be unenforceable. The Notes then would in effect be structurally subordinated to all liabilities of the guarantor whose guarantee or security interest was avoided.

Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.

You will have the benefit of the guarantees of the guarantors. However, the guarantees by the guarantors are limited to the maximum amount that the guarantors are permitted to guarantee under applicable law. As a result, a guarantor’s liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such guarantor. Further, under the circumstances discussed more fully above, a court under Federal or state fraudulent conveyance and transfer statutes could avoid the obligations under a guarantee or further subordinate it to all other obligations of the subsidiary guarantor. In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under “Description of the Notes—Subsidiary Guarantees.”

The collateral may not be valuable enough to satisfy all the obligations secured by such collateral and, in certain circumstances, can be released without the consent of holders of the Notes.

The Notes and guarantees will be secured by substantially all the assets of the Company and the guarantors, including stock of certain of their subsidiaries (subject to certain limitations), but specifically excluding certain types of assets. See “Description of the Notes—Collateral.” Other liabilities, including certain debt, can also be secured by the same collateral to the extent permitted by the indenture.

No appraisal of the value of the collateral has been made in connection with this offering, and there is no assurance that the value of the collateral is equal to our obligations with respect to the Notes. In addition, the fair market value of the collateral is subject to fluctuations based on factors that include, among others, general economic conditions and similar factors. The amount to be received upon a sale of the collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the collateral at such time, the timing and the manner of the sale and the availability of buyers. A significant portion of the collateral is illiquid, may have no readily ascertainable market value and may be saleable only as a complete business unit. Likewise, we cannot assure holders of the Notes that the collateral will be saleable or, if saleable, that there will not be substantial delays in its liquidation. To the extent the collateral consists of equipment used in patients’ homes, it is unlikely that the collateral would be saleable other than in connection with the purchaser’s taking in such patients’ needs for oxygen. The indenture governing the Notes will allow us to incur additional secured debt, including under certain circumstances, secured debt that will share in the collateral that will secure the Notes and the guarantees. Accordingly, in the event of a foreclosure, liquidation, bankruptcy or similar proceeding, the collateral may not be sold in a timely or orderly manner, and the proceeds from any sale or liquidation of the collateral may not be sufficient to satisfy the Company’s and the guarantors’ obligations under the Notes, the guarantees and any future debt that is secured by the collateral.

If the value of the collateral, or the proceeds of any sale of the collateral, are not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the collateral) would have only a senior unsecured claim against the Company’s and the guarantors’ remaining assets.

Also, certain permitted liens on the collateral securing the Notes may allow the holder of such lien to exercise rights and remedies with respect to the collateral subject to such lien that could adversely affect the value of such collateral and the ability of the collateral trustee to realize or foreclose upon such collateral. See “Description of the Notes—Certain Covenants—Limitation on Liens.”

We will, in most cases, have control over the collateral and the sale or pledge of particular assets by us could reduce the pool of assets securing the Notes and the guarantees.

The security documents related to the Notes generally allow us to remain in possession of, retain exclusive control over, freely operate, dispose of and collect, invest and dispose of any income from, the collateral securing the Notes and the guarantees thereof. Therefore, the pool of assets securing the Notes and the guarantees and any other debt similarly secured will change from time to time, and its fair market value may decrease from its value on the date the Notes are originally issued.

The collateral is subject to casualty risk.

Even if we maintain insurance, there are certain losses with respect to the collateral that may be either uninsurable or not economically insurable, in whole or part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any collateral, the insurance proceeds may not be sufficient to satisfy all of our obligations, including the Notes and the guarantees.

Rights of holders of the Notes in the collateral may be adversely affected by the failure to perfect security interests in the collateral.

Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. The liens on the collateral securing the Notes and the guarantees may not be perfected with respect to the claims of the Notes and the guarantees if the collateral agent is not able to take the actions necessary to perfect any of these liens on or prior to the date of the indenture governing the Notes. In addition, due to certain restrictions under Federal law, the collateral agent will not be able to obtain control over, and therefore will not have a perfected security interest in, any deposit account into which Medicare or Medicaid receivables are directly paid.

The Company and the guarantors have limited obligations to perfect the security interest for the benefit of the holders of the Notes in specified collateral. There can be no assurance that the trustee or the collateral agent for the Notes will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of assets and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. Neither the trustee nor the collateral agent for the Notes has an obligation to monitor the acquisition of additional assets or rights that constitute collateral or the perfection of any security interest. Such failure to monitor may result in the loss of the security interest in the collateral or the priority of the security interest in favor of the Notes and the guarantees against third parties.

Furthermore, the security interests in favor of the holders of Notes in leasehold interests of the Company and the guarantors will not initially be perfected and may be perfected by the collateral agent in the future only under limited circumstances as described in the Collateral Agreement. Some of these leasehold interests may also be subject to contractual restrictions that do not permit security interests therein to be granted and/or perfected. The ability of the holders of Notes to foreclose on these leasehold interests will be limited if they are not perfected. As a result, holders of Notes should not attribute any value to the leasehold interests that will be included in the collateral securing the Notes.

In the event of a bankruptcy of the Company or any of the guarantors, holders of the Notes may be deemed to have an unsecured claim to the extent that obligations in respect of the Notes exceed the fair market value of the collateral securing the Notes.

In any bankruptcy case under Title 11 of the United States Code, as amended (the “Bankruptcy Code”), with respect to the Company or any of the guarantors, it is possible that the bankruptcy trustee, the debtor-in-possession or competing creditors will assert that the value of the collateral with respect to the Notes on the date of such valuation is less than the then-current principal amount of the Notes and all other obligations with equal and ratable security interests in the collateral. Upon a finding by the bankruptcy court that the Notes are under-collateralized, the claims in the bankruptcy case with respect to the Notes would be bifurcated between a secured claim and an unsecured claim, and the unsecured claim would not be entitled to the benefits of security in the collateral. Other consequences of a finding of under-collateralization would be, among other things, a lack of entitlement on the part of the Notes to receive post-petition interest and a lack of entitlement on the part of the unsecured portion of the Notes to receive “adequate protection” under the Bankruptcy Code. In addition, if any payments of post-petition interest had been made prior to the time of such a finding of under-collateralization, those payments could be recharacterized by the bankruptcy court as a reduction of the principal amount of the secured claim with respect to the Notes.

Bankruptcy laws may limit the ability of holders of the Notes to realize value from the collateral.

The right of the collateral agent to repossess and dispose of the collateral upon the occurrence of an event of default under the indenture governing the Notes is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against the Company or any of the guarantors before the collateral agent repossessed and disposed of the collateral. For example, under the Bankruptcy Code, pursuant to the automatic stay imposed upon the bankruptcy filing, a secured creditor is prohibited from repossessing its collateral from a debtor in a bankruptcy case, or from disposing of collateral repossessed from such debtor, or taking other actions to levy against a debtor, without bankruptcy court approval after notice and a hearing. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” is undefined in the Bankruptcy Code and may vary according to circumstances (and is within the discretion of the bankruptcy court), but it is intended in general to protect the secured creditor’s interest in the collateral from diminishing in value during the pending of the bankruptcy case and may include periodic payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the automatic stay or any use of the collateral by the debtor during the pendency of the bankruptcy case. A bankruptcy court could conclude that the secured creditor’s interest in its collateral is “adequately protected” against any diminution in value during the bankruptcy case without the need of providing any additional adequate protection. Due to the imposition of the automatic stay, the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict (i) how long payments under the Notes could be delayed, or, if made at all, following commencement of a bankruptcy case, (ii) whether or when the collateral agent could repossess or dispose of the collateral or (iii) whether or to what extent holders of the Notes would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

Any future pledge of collateral or guarantee in favor of the holders of the Notes might be voidable in bankruptcy.

Any future pledge of collateral or guarantee in favor of the holders of the Notes might be voidable in a bankruptcy case of the pledgor or guarantor if certain events or circumstances exist or occur, including under the Bankruptcy Code, if the pledgor or guarantor is insolvent at the time of the pledge or guarantee, the pledge or guarantee enables the holders of the Notes to receive more than they would if the pledge or guarantee had not been made and the debtor were liquidated under chapter 7 of the Bankruptcy Code, and a bankruptcy case in respect of the pledgor is commenced within 90 days following the pledge (or one year before commencement of a bankruptcy case if the creditor that benefited from the lien or guarantee is an “insider” under the Bankruptcy Code).

As a result of the Notes being treated as issued with OID, upon a bankruptcy petition by or against us, holders of Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the Notes.

If a bankruptcy petition were filed by or against us under the Bankruptcy Code after the issuance of the Notes, the claim by any holder of the Notes for the principal amount of the Notes may be limited to an amount equal to the sum of:

•	the original issue price for the Notes; and

•	the amount of interest that does not constitute “unmatured interest” for purposes of the Bankruptcy Code.

Accordingly, holders of the Notes under these circumstances may receive a lesser amount than they would be entitled to receive under the terms of the indenture, even if sufficient funds are available.

The Notes will be treated as issued with original issue discount for U.S. Federal income tax purposes.

The Notes will be treated as issued with OID. U.S. holders will be required to include OID in gross income as ordinary income for U.S. Federal income tax purposes in advance of receiving cash that corresponds to that income (regardless of the holder’s regular method of tax accounting). See “Material U.S. Federal Income Tax Considerations.”

Risks Relating to Our Business

A significant percentage of our business is derived from patients with primary health coverage under Medicare Part B, and as such, any decreases in Medicare Part B reimbursement rates are likely to have a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations.

As a home medical equipment and related products and services (HME) provider, we are heavily dependent on Medicare reimbursement, with approximately 42% of our revenue reimbursed under Medicare Part B. There are increasing pressures on Medicare to control health care costs and to reduce or limit reimbursement rates for HME. Medicare reimbursement is subject to statutory and regulatory changes, retroactive rate adjustments, administrative and executive orders and governmental funding restrictions, all of which could materially decrease payments to us for the services and equipment we provide.

In addition to the recently-enacted health care reform legislation discussed in the next risk factor, other legislation containing provisions that directly impact reimbursement for the primary HME products that we provide have had a material adverse affect on our revenue, profitability, profit margins, operating cash flows and results of operations. This legislation includes, but is not limited to:

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Medicare Improvements for Patients and Providers Act of 2008 (MIPPA). MIPPA delayed the implementation of a Medicare competitive bidding program for oxygen equipment and certain other HME items that was scheduled to begin on July 1, 2008 and imposed a 9.5% price reduction nationwide for these items as of January 1, 2009.

•

Medicare, Medicaid and SCHIP Extension Act of 2007 (SCHIP Extension Act). The SCHIP Extension Act reduced Medicare reimbursement amounts for covered Part B drugs, including inhalation drugs that we provide, beginning April 1, 2008.

•

Deficit Reduction Act of 2005 (DRA). DRA provisions negatively impacted reimbursement for oxygen equipment beginning in 2009 and negatively impacted reimbursement for HME items subject to capped rental payments beginning in 2007.

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Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA). MMA significantly reduced reimbursement for inhalation drug therapies beginning in 2005, reduced payment amounts for certain categories of DME, including oxygen, beginning in 2005, froze payment amounts for other covered HME items through 2007, established a competitive acquisition program for HME and implemented quality standards and accreditation requirements for HME suppliers.

These legislative provisions, as currently in effect and when fully implemented, have had and will have a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations.

Healthcare reform, including recently enacted legislation, may have a material adverse effect on our industry and our results of operations.

In March 2010, the President signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the PPACA), which substantially changes the way health care is financed by both governmental and private insurers, and significantly impacts the pharmaceutical and medical device industries. The PPACA includes, amount other things, the following measures:

•	Annual, non-deductible fees on any entity that manufacturers or imports certain prescription drugs and biologics, beginning in 2011;

•	A deductible excise tax on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions, beginning in 2013;

•	A new Patient-Centered Outcomes Research Institute to oversee, identify priorities in and conduct comparative clinical effectiveness research;

•	Elimination of the option to purchase power mobility devices, beginning January 1, 2011;

•

Expansion of round 2 of competitive bidding to 21 additional metropolitan areas (to a total of 91), and by 2016, the process must be nationalized or prices in non-competitive bidding areas must be adjusted to match competitive bidding prices; and

•	New face to face encounter requirements for DME and home health services.

We cannot predict at this time the impact of the PPACA and/or other healthcare reform measures that may be adopted in the future on our business, financial condition and results of operations.

Certain regulatory requirements subject the Medicare reimbursement rates for our equipment and services to additional reductions and to potential discretionary adjustment by CMS, which could reduce our revenues, net income and cash flows.

The Balanced Budget Act of 1997 (BBA) granted authority to the Secretary of the Department of Health and Human Services (DHHS) to increase or reduce the reimbursement for HME, including oxygen, by up to 15% each year under an inherent reasonableness procedure. The regulation implementing the inherent reasonableness authority establishes a process for adjusting payments for certain items and services covered by Medicare Part B when the existing payment amount is determined to be grossly excessive or deficient. The final December 2005 regulation lists factors that may be used by the Centers for Medicare & Medicaid Services (CMS) and its contractors (including the Durable Medical Equipment Medicare Administrative Contractors, or DME MACs) to determine whether an existing reimbursement rate is grossly excessive or deficient and to determine a realistic and equitable payment amount. Also, under the regulation, CMS and its contractors will not consider a payment amount to be grossly excessive or deficient and make an adjustment if they determine that an overall payment adjustment of less than 15% is necessary to produce a realistic and equitable payment amount. The implementation of the inherent reasonableness procedure itself does not trigger payment adjustments for any items or services and to date, no payment adjustments have occurred or been proposed under this inherent reasonableness procedure.

In addition to its inherent reasonableness authority, CMS has reduced the reimbursement for HME to the payment amount for the least costly alternative (LCA) product or services that met the Medicare beneficiary’s medical needs. LCA determinations have been applied to particular products and services by CMS and its contractors through the notice and comment process used in establishing local coverage policies for HME—a process not required for LCA determinations made on individual claims. Using either its inherent reasonableness authority or LCA determinations, CMS and its contractors may reduce reimbursement levels for certain items and services covered by Medicare Part B, including products and services we offer, which could have a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations. With respect to its LCA policies, on October 16, 2008, a U.S. District Court in the District of Columbia held that CMS did not have authority to implement LCA determinations in setting payment amounts for covered inhalation drugs. As a result, CMS contractors withdrew their LCA policy for DuoNeb that was scheduled to be implemented on November 1, 2008 (CMS contractors had already withdrawn their LCA policy for levalbuterol in June 2008). On December 22, 2009, the U.S. Court of Appeals for the District of Columbia affirmed the district court decision. We cannot predict whether CMS or its contractors will continue to apply LCA policies in the future to other HME products we offer to Medicare beneficiaries.

The implementation of the competitive bidding process under Medicare and proposed payment policy changes for certain Durable Medical Equipment and Prosthetics, Orthotics, and Supplies (DMEPOS) suppliers items could negatively affect our business and financial condition.

In 2003, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (MMA) instructed the Centers for Medicare and Medicaid Services (CMS) to establish and implement programs under which competitive bidding areas (CBAs) would be established throughout the United States for contract award purposes for the furnishing of competitively priced items of home medical equipment (HME), including oxygen equipment. On July 2, 2010 CMS announced the single payment amount for each of the respective Round 1 rebid CBAs and product categories and began offering contracts to certain bidders. We were awarded and have accepted 17 contracts as follows:

•	6 CBAs for oxygen supplies and equipment;

•	6 CBAs for enteral nutrients, equipment and supplies;

•	3 CBAs for continuous positive airway pressure and respiratory assist devices, and related supplies and accessories; and

•	2 CBAs for standard power wheelchairs, scooters and related accessories.

CMS announced the participating providers in November 2010. The contracts will have an effective date of January 1, 2011 and have a term of three years. The average reduction from current Medicare payment rates in this round of competitive bidding across the CBAs is 32%. Suppliers that were not contracted by CMS may continue to provide certain capped rental and oxygen equipment for those beneficiaries that were patients at the time the program begins and will be known as “grandfathered suppliers”. In CBAs and product categories where we may not be a contracted supplier, we intend to service our Medicare patients as grandfathered suppliers under applicable guidelines. Based upon CMS released information, it appears that approximately 70% of existing providers across the Round 1 Rebid CBAs were not awarded competitive bidding contracts and will therefore not be able to provide competitive bid products to new Medicare patients during the term of these contracts in the respective CBAs. Although we do not have specific market share data relative to the 70% of providers not awarded competitive bidding contracts, we do expect that contracted providers within these CBAs will experience significant volume increases once the competitive bidding contracts become effective on January 1, 2011. Not assuming any market share gains, the application of the new competitive bid rates to our existing patient base in these nine MSAs reduces our revenue by approximately $0.9 million in the first quarter of 2011. We believe, however, that our market share gains in the cities where we were awarded contracts will more than offset the reductions in reimbursement rates over time.

In addition, on November 2, 2010, CMS finalized certain changes impacting competitive bidding and current payment policies for certain items of durable medical equipment, prosthetics, orthotics and supplies, including:

•

Implementation of certain statutory provisions under the Medicare Improvement for Patients and Providers Act of 2008 (MIPPA) and the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “PPACA”), including: (1) the subdivision of metropolitan statistical areas (MSAs) with populations over 8,000,000 into smaller CBAs, as required under MIPPA; (2) the addition of 21 MSAs to the 70 MSAs already designated as included in Round 2, for a total of 91 MSAs, as required under the PPACA; and (3) the implementation of payment policies adopted under the PPACA for power wheelchairs, which eliminated the lump sum purchase option for standard power wheelchairs furnished on or after January 1, 2011, and adjusted the amount of the capped rental payments for power wheelchairs. Effective January 1, 2011, under the adjusted fee schedule rental payment will be 15% (instead of 10%) of the purchase price for the first three months and 6% (instead of 7.5%) for the remaining rental months not to exceed 13 months; and 6 CBAs for enteral nutrients, equipment and supplies; and

•	The establishment of an appeals process for competitive bidding contract suppliers that are notified that they are in breach of contract.

CMS also solicited comments on whether to reduce the maximum number of payments a contract supplier would receive beyond the 13-month (for capped rental) and 36-month (for oxygen and oxygen equipment) caps when a beneficiary who is receiving the equipment from a non-contract supplier elects to switch to the contract supplier. CMS will take comments received into consideration in future rulemaking and did not finalize any changes in its final rule released November 2, 2010. We cannot predict at this time which proposals CMS will adopt and what impact, if any, they will have on our revenues, profit margins, profitability, operating cash flows and results of operations.

Until such time that competitive bidding is fully implemented, we will not be able to determine the program’s full impact. In the event we do not experience anticipated increases in volume and market share in the future or we are unsuccessful in subsequent rounds of competitive bidding, future developments in the Medicare competitive bidding program could have a material adverse effect on our business, profit margins, profitability, operating cash flows and results of operations.

CMS’s final program safeguards for DMEPOS suppliers could have a material adverse effect on our industry and our results of operations.

On August 27, 2010, CMS issued a final rule (first proposed in January 2008) that clarifies, expands and adds to the existing enrollment requirements that HME suppliers must satisfy to establish and maintain billing privileges in the Medicare program. Effective September 27, 2010 (unless otherwise noted), the final rule implements, among other things, the following measures:

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Prohibits suppliers from contracting with an individual or entity to provide a licensed service, unless permitted by the state where the licensed services are being performed. CMS indicated that it will issue implementing instructions regarding this new supplier standard to clarify that suppliers may use contractors to provide licensed services in states that do not expressly prohibit such contracting arrangements. This requirement does not apply to contract suppliers participating in the competitive bidding program that are using subcontractors to meet this standard; The establishment of an appeals process for competitive bidding contract suppliers that are notified that they are in breach of contract.

•

Requires HME suppliers to obtain oxygen from a state-licensed oxygen supplier (which applies only in states that require oxygen licensure). Oxygen suppliers may continue to subcontract for the pickup and delivery of oxygen and oxygen-related products; The establishment of an appeals process for competitive bidding contract suppliers that are notified that they are in breach of contract.

•

Prohibits HME suppliers from sharing a practice location, defined as the physical space where a supplier operates its business and meets with customers and potential customers, with other Medicare providers and suppliers. This standard does not apply to physicians, nonphysician practitioners, physical therapists or occupational therapists who furnish items to their own patients as part of their professional services. It also does not apply to HME suppliers who are co-located with and owned by an enrolled Medicare Part A provider that operate as a separate unit and meets all other applicable supplier standards;

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Requires HME suppliers to maintain a physical facility on an appropriate site that: (1) measures at least 200 square feet (except for state-licensed orthotic and prosthetic personnel providing custom fabricated orthotics or prosthetics in private practice); (2) is in a location that is accessible to the public, Medicare beneficiaries, CMS, the National Supplier Clearinghouse (NSC) and its agents and not in a gated community or other area where access is restricted; (3) is accessible and staffed during posted hours of operation; (4) has a permanent visible sign in plain view and posts hours of operation; and (5) is in a location that contains space for storing business records, including the supplier’s delivery, maintenance, and beneficiary communication records, except for multisite suppliers who may have a centralized location for all business records and ordering and referring documentation. This standard is to be phased in over a three-year period for suppliers already enrolled in Medicare, but applies to all prospective suppliers (including those with pending enrollment applications with the NSC) on the effective date; and

•

Authorizes CMS or its contractor to reopen all Medicare claims paid on or after the date of a final adverse action that serves as a basis for CMS to revoke a supplier’s billing privileges in order to establish an overpayment determination.

We cannot predict at this time the impact of the final supplier standards, which could have a material adverse effect on our business, financial condition and results of operations.

Future reductions in reimbursement rates under Medicaid could negatively affect our business and financial condition.

Due to budgetary shortfalls, many states are considering, or have enacted, cuts to their Medicaid programs. These cuts have included, or may include, elimination or reduction of coverage for some or all of our equipment and services, amounts eligible for payment under co-insurance arrangements or payment rates for covered items.

Continued state budgetary pressures could lead to further reductions in funding for the reimbursement for our equipment and services which, in turn, could have a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations.

In addition to cost containment initiatives associated with Medicare and Medicaid, we are affected by continuing efforts by private third-party payors to control their costs. If we lower our prices due to pricing pressures from private third-party payors, then our results of operations and financial condition would likely deteriorate.

Private payors continually seek to control the cost of providing health care services through direct contracts with health care providers, increased oversight and greater enrollment of patients in managed care programs and preferred provider organizations. These private payors are increasingly demanding discounted fee structures and the assumption by the health care provider of all or a portion of the financial risk. Reimbursement payments under private payor programs may not remain at current levels and may not be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, and we may suffer deterioration in pricing flexibility, changes in payor mix and growth in operating expenses in excess of increases in payments by private third-party payors. We may be compelled to lower our prices due to increased pricing pressures, which could cause our results of operations and financial condition to deteriorate.

Medicare surety bond requirements could result in significant additional cost in operating our business.

Effective October 2, 2009, all HME suppliers, except those that are government operated, were required to obtain and furnish a $50,000 surety bond to the National Supplier Clearinghouse, the Medicare contractor responsible for enrollment, for each Medicare supplier number held (one per operating location). The surety bond requirement is designed to limit the Medicare program risk from fraudulent equipment suppliers and help to ensure that those suppliers who remain in the program furnish only items to Medicare beneficiaries that are considered reasonable and necessary. We obtained surety bonds effective October 1, 2009, in the face amount of $22.5 million covering all of our NPI numbers at each of our locations. The cash collateral requirement for these surety bonds is $6.7 million. While the annual cost of obtaining these surety bonds is not currently material, there can be no assurance that future changes in the surety bond market will not result in increases to such annual cost or the associated collateral requirements. If we are unable to maintain surety bonds for our operating locations or to the extent that the issuing surety requires substantial additional collateral, these surety bond requirements could have a material adverse effect on our business, revenues, profit margins, profitability, operating cash flows and results of operations.

Our pharmacy location and operations are subject to extensive regulation by state and federal authorities and there can be no assurance that we are fully compliant with such regulations.

Under the Federal Food Drug and Cosmetic Act, the FDA imposes stringent regulations on the distribution, labeling and other aspects of our medical gas and pharmacy operations. Under state law, our pharmacy locations must be licensed as in-state pharmacies to dispense pharmaceuticals in the relevant state of location. We deliver pharmaceuticals from our pharmacy location in Kentucky to customers in 46 states, and, where required by state pharmacy law, we must obtain and maintain licenses from each state to which we deliver such pharmaceuticals. We are therefore subject to state boards of pharmacy laws and regulations in nearly all jurisdictions where we do business. These laws can vary significantly from state to state and, while we continuously monitor state activities and changes in the law, there can be no assurance that we are, or will be, fully compliant with all laws and regulations that may apply to our pharmacy operations in particular jurisdictions. Many states enforce their pharmacy laws through periodic facility inspections. State authorities may also raise inquiries or complaints regarding our pharmacy practices in connection with the renewal of our license in a particular state or for other reasons. Failure to comply with applicable FDA and other federal regulatory requirements can result in possible legal or regulatory action, such as warning letters, product seizure or recalls, suspension of operations, temporary or permanent injunctions, or possible civil or criminal penalties. Failure to comply with applicable state regulatory requirements can result in enforcement action, including fines, revocation, suspension or failure to renew our state pharmacy licenses, injunctions, seizures and civil or criminal penalties.

Our business, including our participation in the Medicare and Medicaid program, is subject to extensive laws and government regulations. Failure by us to comply with these laws and regulations could subject us to severe sanctions and have a significant negative impact on our operations.

We are subject to stringent laws and regulations at both the Federal and state levels, including:

•	billing practices including substantiation and record keeping requirements;

•	prohibitions on fraud and abuse, kickbacks, rebates and fee splitting;

•	licensing and certification requirements;

•	confidentiality, privacy and security issues in connection with medical records and patient information;

•	relationships with physicians and other referral sources;

•	operating policies and procedures;

•	qualifications of health care and support personnel;

•	quality of durable medical equipment and other medical equipment;

•	handling, distribution and disposal of pharmaceutical products and medical waste;

•	quality assurance; and

•	occupational safety.

Existing Federal laws governing Medicare and state health care programs such as Medicaid, as well as similar laws enacted in many states, impose a broad variety of prohibitions on soliciting, receiving, offering or paying, directly or indirectly, any form of remuneration, payment or benefit for the referral of a patient for services or products reimbursable by Medicare or a state health care program. The Federal government has published regulations that provide exceptions or “safe harbors” for business transactions that will be deemed not to violate these prohibitions. Further, the recently enacted PPACA, among other things, amends the intent requirement of the federal anti-kickback and criminal health care fraud statutes. A person or entity no longer needs to have actual knowledge of this statute or specific intent to violate it. In addition, the PPACA provides that the government may assert that a claim including items or services resulting from a violation of federal anti-kickback statute constitutes a false or fraudulent claim for purposes of the false claims statutes. Violation of these prohibitions may result in civil and criminal penalties and exclusion from participation in Medicare and state health care programs.

The PPACA also imposes new reporting and disclosure requirements on device and drug manufacturers for any “transfer of value” made or distributed to prescribers and other healthcare providers, effective March 30, 2013. Such information will be made publicly available in a searchable format beginning September 30, 2013. In addition, device and drug manufacturers will also be required to report and disclose any investment interest held by physicians and their immediate family members during the preceding calendar year. Failure to submit required information may result in civil monetary penalties of up to an aggregate of $150,000 per year (and up to an aggregate $1 million per year for “knowing failures”), for all payments, transfers of value or ownership or investment interests not reported in an annual submission.

The Federal and state Stark Laws impose a broad range of restrictions upon referring physicians (and their immediate families) and providers of certain designated health services under Medicare and state health care programs, including restrictions on financial relationships between the referring physicians and the providers of the designated health care services. Services that we provide are classified as designated health services and fall within the regulatory scope of the Stark Laws. Significant criminal, civil and administrative penalties may be imposed for violation of these laws.

We are also subject to strict licensing and safety requirements by the Federal government and many states. Furthermore, many state laws prohibit physicians from sharing professional fees with non-physicians and prohibit non-physician entities, such as us, from practicing medicine and from employing physicians to practice medicine.

In addition, both Federal and state government agencies have heightened and coordinated civil and criminal enforcement efforts as part of numerous ongoing investigations of health care companies, as well as their executives and managers. These investigations relate to a wide variety of matters, including referral and billing practices.

Further, amendments to the False Claims Act have made it easier for private parties to bring “qui tam” whistleblower lawsuits against companies. Some states have adopted similar state whistleblower and false claims provisions.

The Office of the Inspector General of the DHHS and the Department of Justice (DOJ) have, from time to time, established national enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Some of our activities could become the subject of governmental investigations or inquiries. In 2002, we entered into a settlement agreement with the DOJ and the DHHS to settle claims against Rotech Medical Corporation relating to certain Medicare and Medicaid billings. In addition, we or our executives could be included in other governmental investigations or named as defendants in private litigation, resulting in adverse publicity against us.

If we fail to comply with the laws and regulations relevant to our business, we could be subject to civil and/or criminal penalties, demands from the government for refunds or recoupment of amounts previously paid to us by the government, facility shutdowns and possible exclusion from participation in federal health care programs such as Medicare and Medicaid, any of which could have a significant negative impact on our operations. Some statutory and regulatory provisions, principally in the area of billing, have not been interpreted by the courts and may be interpreted or applied in a manner that might adversely affect us. Changes in health care laws or new interpretations of existing laws may have a dramatic effect on our business and results of operations.

Lack of accreditation of our operating locations or failure to meet government standards for coverage could result in a decline in our revenues.

Currently, all of our operating locations are accredited by the Joint Commission (formerly referred to as the Joint Commission on the Accreditation of Healthcare Organizations). If future reviews by the Joint Commission do not result in continued accreditation of our operating locations, we would likely experience a decline in our revenues. Further, under the MMA, any entity or individual that bills Medicare for HME and certain supplies and has a supplier number for submission of claims must be accredited as meeting quality standards issued by CMS as a condition of receiving payment from the Medicare program. The standards for HME suppliers consist of business-related standards, such as financial and human resources management requirements, which are applicable to all HME suppliers, and product-specific quality standards, and which focus on product specialization and service standards. The product-specific standards address several of our products, including oxygen and oxygen equipment, CPAP and power and manual wheelchairs and other mobility equipment. We have revised our policies and procedures to attempt to ensure compliance in all material respects with the quality standards.

The MMA also authorized CMS to establish clinical conditions for payment for HME. These clinical conditions for payment could limit or reduce the number of individuals who can sell or provide our products and could restrict coverage for our products. Some clinical conditions have been implemented, such as the requirement for a face-to-face visit by treating physicians for beneficiaries seeking power mobility devices. In addition, because we have Medicare supplier numbers and are subject to clinical conditions for payment, our failure to meet such conditions could affect our ability to bill and, therefore, could have a material adverse effect on our business, revenues, profit margins, profitability, operating cash flows and results of operations. At this time, we cannot predict the full impact that the clinical conditions will have on our business.

We are subject to periodic audits by governmental and private payors.

We are subject to periodic audits by Medicare and Medicaid programs, and the oversight agencies for these programs have authority to assert remedies against us if they determine we have overcharged the programs or failed to comply with program requirements. These agencies could seek to require us to repay any overcharges or amounts billed in violation of program requirements, or could make deductions from future amounts otherwise due to us from these programs. Further, the PPACA now requires that overpayments be returned within 60 days of identification of the overpayment or the date a corresponding cost report is due (whichever is later), along with a written explanation of the reason for the overpayment. Any overpayment retained after this deadline will now be considered an “obligation” for purposes of the False Claims Act and subject to fines and penalties. We could also be subject to fines, criminal penalties or program exclusions. Private payors also reserve rights to conduct audits and make monetary adjustments.

Compliance with regulations under the federal Health Insurance Portability and Accountability Act of 1996 and related rules (HIPAA) relating to the transmission and privacy of health information could impose additional significant costs on our operations.

Numerous federal and state privacy and security laws and regulations, including HIPAA as amended by the Health Information Technology for Economic and Clinical Health Act (HITECH), govern the use and disclosure of patients’ individually-identifiable health information. HIPAA requires us to comply with privacy standards concerning the use and disclosure of such health information within our company and with third parties. HIPAA also requires the adoption of standards for common health care electronic transactions and code sets, such as the processing of claims information, plan eligibility, payment information and the use of electronic signatures. Each set of HIPAA regulations requires health care providers, including us, to develop and maintain policies and procedures with respect to protected health information that is used or disclosed. Moreover, HITECH requires us to report certain breaches of unsecured, individually identifiable health information to the extent such breaches occur. In addition, many states have enacted comparable laws addressing the privacy and security of health information, some of which are more stringent than HIPPA.

If we do not comply with existing or new laws and regulations related to patient health information, we could be subject to significant criminal or civil sanctions. New health information standards, whether implemented pursuant to HIPAA or otherwise, could have a significant effect on the manner in which we handle health care related data and communicate with payors, and the cost of complying with these standards could be significant.

Failure to maintain current levels of collectibility of our accounts receivable likely would have a significant negative impact on our profitability and cash flow.

We derived a significant majority of our revenues for 2009 from reimbursement by third-party payors. We accept assignment of insurance benefits from patients and, in most instances, invoice and collect payments directly from Medicare, Medicaid and private insurance carriers, as well as from patients under co-insurance provisions. Our financial condition and results of operations may be affected by the reimbursement process, which in the health care industry is complex and can involve lengthy delays between the time that services are rendered and the time that the reimbursement amounts are settled. Depending on the payor, we may be required to obtain certain payor-specific documentation from physicians and other health care providers before submitting claims for reimbursement. Certain payors have filing deadlines after which they will not pay submitted claims. As such, there can be no assurance that we will be able to maintain our current levels of collectibility or that third-party payors will not experience financial difficulties. We may be unable to collect our accounts receivable on a timely basis, which likely would result in a significant decline in our operating cash flows.

Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

Effective internal control over financial reporting is necessary for us to provide reliable financial reports. If we cannot provide reliable financial reports, our business and operating results could be harmed. The Sarbanes-Oxley Act of 2002, as well as related rules and regulations implemented by the SEC, have required changes in the corporate governance practices and financial reporting standards for public companies. These laws, rules and regulations, including compliance with Section 404 of the Sarbanes-Oxley Act of 2002, have increased our legal and financial compliance costs and made many activities more time-consuming and more burdensome. The costs of compliance with these laws, rules and regulations have adversely affected our financial results. Moreover, we run the risk of non-compliance, which could adversely affect our financial condition or results of operations.

We have in the past discovered, and may in the future discover, areas of our internal control over financial reporting that need improvement. We have devoted significant resources to remediate any deficiencies we have discovered and improve our internal control over financial reporting. Based upon management’s assessment of the effectiveness of our internal control over financial reporting as of December 31, 2009, management concluded that our internal control over financial reporting was effective as of such date. We cannot be certain that these measures will ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm our operating results or cause us to fail to meet our reporting obligations. Ineffective internal control over financial reporting could also cause investors to lose confidence in our reported financial information.

Inability to maintain significant vendor relationships could result in a significant disruption in our business, materially adversely affect our results of operations and result in an inability to serve our patients if we lose these relationships.

We currently have certain critical vendor relationships. Although we have been able to maintain such relationships without material interruption in the past, there can be no assurance that such relationships will continue. Should any of these vendors elect not to provide services, equipment, inhalation drugs or supplies to us, there would likely be a significant disruption to our business, a material adverse effect on our revenues, profit margins, profitability, operating cash flows and results of operations and an inability to serve our patients until such time as a replacement vendor could be identified. This would likely occur if there is a deterioration or perceived deterioration in our financial position, including our standing with respect to our debt. Moreover, there can be no assurance that the pricing structure that we currently enjoy would be matched by a replacement vendor. Additionally, any future issues with liquidity, debt covenant compliance or declines in our results of operations, could adversely impact our ability to leverage our purchasing activities with new or existing vendors.

If we do not enhance and maintain effective and efficient information systems, then our operations may be disrupted and our anticipated operating efficiency may not be realized.

Our operations are dependent on the enhancement and uninterrupted performance of our information systems. Failure to enhance and maintain reliable information systems or disruptions in our information systems could cause disruptions in our business operations, including billing and collections, loss of existing patients and difficulty in attracting new patients, patient and payor disputes, regulatory problems, increases in administrative expenses or other adverse consequences, any or all of which could disrupt our operations and prevent us from achieving operating efficiency.

Increases in our costs could erode our profit margins and substantially reduce our net income and cash flows.

Cost containment in the health care industry, fueled, in part, by Federal and state government budgetary shortfalls, is likely to result in constant or decreasing reimbursement amounts for our equipment and services. As a result, we must control our operating cost levels, particularly labor and related costs. We compete with other health care providers to attract and retain qualified or skilled personnel. We also compete with various industries for lower-wage administrative and service employees. Since reimbursement rates are established by fee schedules mandated by Medicare, Medicaid and private payors, we are not able to offset the effects of general inflation in labor and related cost components, if any, through increases in prices for our equipment and services. Consequently, such cost increases could erode our profit margins and reduce our net income.

We may write off additional intangible assets.

As a result of the implementation of “fresh-start” reporting during 2002, the assets and liabilities of Rotech Medical Corporation were revalued, which resulted in approximately $692.2 million of reorganization value in excess of fair value of identifiable assets-goodwill.

Due to an overall decline in our profitability which resulted primarily from a series of decreases in Medicare reimbursement rates and the resulting decline in our market capitalization, we have fully written off the $692.2 million of reorganization value in excess of fair value of identifiable assets-goodwill through non-cash goodwill impairment charges of $529.0 million for the year ended December 31, 2006, and $163.2 million for the year ended December 31, 2008. Other goodwill represents the excess of cost over fair value of assets acquired and liabilities assumed of purchased operations. In addition, we wrote off the balance of our other goodwill, $43.9 million, during 2008 resulting in a total impairment charge of $207.0 million for the year ending December 31, 2008. Any future acquisitions by us will likely result in the recognition of additional intangible assets.

On an ongoing basis, we evaluate whether facts and circumstances indicate any impairment of value of intangible assets. If we determine that a significant impairment has occurred, we would be required to write-off the impaired portion of the unamortized intangible assets, which could have a material adverse effect on our results of operations in the period in which the write-off occurs.

We may be subject to claims arising from investigations and legal proceedings, which could have a significant negative impact on our results of operations and profitability.

The nature of our business subjects us to investigations and litigation in the ordinary course of our business. In addition, we are from time to time involved in other legal proceedings. While our management does not believe that any lawsuit we (or our predecessor) are a party to, if resolved adversely, would have a material adverse affect on our financial condition or results of operations, investigations and litigation could arise in the future which could have a significant negative impact on our results of operations and profitability. Further, since the date of confirmation of the plan of reorganization, we have not, and our predecessor has not, received any correspondence from a state challenging the pre-petition discharge of claims.

If the coverage limits on our insurance policies are inadequate to cover our liabilities or our insurance costs continue to increase, then our financial condition and results of operations would likely decline.

Participants in the health care industry, including us, are subject to substantial claims and litigation in the ordinary course, often involving large claims and significant defense costs. As a result of the liability risks inherent in our lines of business we maintain liability insurance intended to cover such claims. Our insurance policies are subject to annual renewal. The coverage limits of our insurance policies may not be adequate, and we may not be able to obtain liability insurance in the future on acceptable terms or at all. In addition, we have been advised by our insurance broker that our insurance premiums will be subject to increases in the future, which increases may be material. If the coverage limits are inadequate to cover our liabilities or our insurance costs continue to increase, then our financial condition and results of operations would likely decline.

In the event that we purchase equipment from competitors exiting the HME market and are unable to successfully transition and retain the associated patients on service with our Company, we may not be able to achieve our growth objectives in 2010 and beyond.

During 2010, we purchased $3.4 million of new and used rental equipment and inventory from competitors exiting the home medical equipment market. Most of the equipment purchased in these transactions is currently on rent and located in a patient’s home. We believe that we will be successful in identifying additional equipment purchase opportunities during 2010, and that we will be able to successfully transition and retain a high percentage of the associated patients onto service with our Company. However, in the event that we are unable to successfully transition and retain the associated patients on service with our Company or we are unable to identify additional equipment purchase opportunities, we may not be able to achieve our growth objectives in 2010 and beyond.

We are highly dependent upon information technology systems and infrastructure.

We regularly back up our data and maintain detailed disaster recovery plans. However, a major physical disaster or other calamity that causes significant damage to information systems could adversely affect our business. Additionally, loss of information systems for a sustained period of time could have a negative impact on our performance and ultimately on cash flow in the event we were unable to process transactions and/or provide services to our customers.

If we lose relationships with managed care organizations or other third-party payors, then we could lose access to patients and our revenue would likely decline.

Managed care organizations and other third-party payors have continued to consolidate in order to enhance their ability to influence the delivery of health care services and to build volume that justifies discounted prices. Consequently, the health care needs of a large percentage of the United States population are now provided by a small number of managed care organizations and third-party payors. These organizations, including the VA, generally enter into service agreements with a limited number of providers for needed services. To the extent such organizations terminate or do not renew agreements with us and/or engage our competitors, our business could be materially adversely affected. If we lose relationships with managed care organizations or other third-party payors, including the VA, then we could lose access to patients and our revenue would likely decline.

If we fail to cultivate new or maintain established relationships with the physician referral sources, then our revenues may decline.

Our success, in part, is dependent upon referrals and our ability to maintain good relations with physician referral sources. Physicians referring patients to us are not our employees and are free to refer their patients to our competitors. If we are unable to successfully cultivate new referral sources and maintain strong relationships with our current referral sources, then our revenues may decline.

We experience competition from numerous other home medical equipment providers, and this competition could result in deterioration in our revenues and business.

The HME market is highly competitive and divided among a large number of providers, some of which are national providers but most of which are either regional or local providers. Home respiratory companies compete primarily on the basis of service rather than price since reimbursement levels are established by Medicare and Medicaid or by the individual determinations of private health plans. Our ability to compete successfully and to increase our referrals of new patients are highly dependent upon our reputation within each local health care market for providing responsive, professional and high-quality service, a professional staff with clinical and technical expertise and achieving strong customer satisfaction.

Some of our competitors may now or in the future have greater financial or marketing resources than we do. Our largest national home medical equipment provider competitors are Apria Healthcare Group, Lincare Holdings, American Home Patient, Praxair, and Walgreens. The rest of the market consists of several medium-size competitors, as well as hundreds of smaller companies with under $5.0 million in estimated annual revenues. Many of the smaller, owner-operated HME providers may have a higher level of service quality that is difficult to replicate. There are relatively few barriers to entry in local home health care markets. The competitive nature of the home medical equipment environment could result in deterioration in our revenues and our business.

We are highly dependent on our key personnel.

Our performance is substantially dependent on the performance and continued efforts of our senior management team, which, on average, has over 12 years of operating experience in the HME market. The loss of the services of any of our executive officers or other key employees could result in a decline in our business, results of operations and financial condition. In particular, the loss of the services of our Chief Executive Officer, Philip L.

Carter, could have a material adverse effect on our business and results of operations. Our future success is dependent on the ability of our managers and sales personnel to manage and promote our business, operations and growth. Any inability to manage our operations effectively could have a material adverse effect on our business, sales, results of operations and financial condition.

If we are not able to hire qualified management and other personnel, or if costs of compensation or employee benefits increase substantially, then our ability to deliver equipment and services effectively could suffer and our profitability would likely decline.

The success of our business depends upon our ability to attract and retain highly motivated, well-qualified management and other personnel. Our highest cost is in the payment of salaries to our approximately 3,800 full time employees. We face significant competition in the recruitment of qualified employees. If we are unable to recruit or retain a sufficient number of qualified employees, or if the costs of compensation or employee benefits increase substantially, our ability to deliver services effectively could suffer and our profitability would likely decline. Further, in the event that our business operations or financial condition further deteriorate, we may not be able to maintain or recruit critical employees.

We may be unable to recruit independent individuals to serve as members of our Board of Directors.

Our board of directors is currently comprised of five members. Due to our current financial condition and the regulatory environment in which we operate, we may be unable to recruit independent individuals to serve on our board if required.

A significant number of our outstanding shares of common stock are concentrated in a small number of stockholders which, acting together, could exercise significant influence over certain aspects of our business.

As of December 31, 2009, our four largest stockholders held in the aggregate approximately 34% of our outstanding common stock. These stockholders, acting together, could exercise significant influence on all matters requiring stockholder approval, including the election of directors and the approval of significant corporate transactions. In addition, any of these large stockholders acting independently could work to frustrate the majority.

USE OF PROCEEDS

We will not receive any proceeds from the exchange offer. Because we are exchanging the Notes for the private notes, which have substantially identical terms, the issuance of the Notes will not result in any increase in our indebtedness. The exchange offer is intended to satisfy our obligations under the Registration Rights Agreement.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and restricted cash and our capitalization as of September 30, 2010, on a historical basis and on an as adjusted basis after giving effect to the offering of the Notes hereby and the application of the net proceeds therefrom. The information in this table should be read in conjunction with “Use of Proceeds,” “Selected Consolidated Financial Data,” “Description of the Notes” and the consolidated financial statements and related notes incorporated by reference, in this prospectus.

	As of September 30, 2010
	Actual	As Adjusted
	(In thousands)
Unrestricted cash and cash equivalents	$73,530	$63,898
Restricted cash(1)	$16,974	$16,974
Total debt (including current portion):
Capital lease obligations	$654	$654
Senior Facility	225,765	—
9 1/2% Senior Subordinated Notes due 2012	287,000	287,000
Notes offered hereby	—	230,000
Total debt	$513,419	$517,654
Total stockholders’ deficiency	(279,042)	(292,909)
Total capitalization	$234,377	$224,745

(1)	Restricted cash is used to cash collateralize letters of credit and surety bond obligations.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

Simultaneously with the issuance and sale of the private notes on October 6, 2010, the Issuer and the guarantors entered into a Registration Rights Agreement with Credit Suisse Securities (USA) LLC and other financial institutions named in the agreement, the initial purchasers of the private notes. Under the Registration Rights Agreement, the Issuer and the guarantors agreed, among other things, to:

•

use our commercially reasonable best efforts to cause to be filed on or prior to April 4, 2011 an Exchange Offer Registration Statement covering an offer to the Holders to exchange all the Initial Securities for Exchange Securities;

•

have such Registration Statement become effective by July 5, 2011 and remain effective for not less than 20 business days (longer if required by law) after the date notice of the Registered Exchange Offer is mailed to holders of the private notes; and

•

commence the Exchange Offer as soon as practicable after the Exchange Offer Registration Statement is declared effective by the SEC and complete the Exchange Offer not later than 40 days after such effective date; and

•	file a shelf registration statement for the resale of the Initial Securities if we cannot effect an exchange offer within the time periods listed above and in certain other circumstances.

The Issuer and the guarantors are conducting the exchange offer to satisfy these obligations under the Registration Rights Agreement.

Under some circumstances, the Issuer and the guarantors may be required to file and use their commercially reasonable efforts to cause to be declared effective by the SEC, in addition to or in lieu of the exchange offer registration statement, a shelf registration statement covering resales of the private notes. If the Issuer and the guarantors fail to meet specified deadlines under the Registration Rights Agreement, then the Issuer, and, to the extent of their guarantees of the private notes, the guarantors, will be obligated to pay liquidated damages to holders of the private notes in the amount of a 0.25% per annum increase in the annual interest rate borne by the notes for the first 90-day period following such failure (which interest rate will increase by 0.25% per annum with respect to each subsequent 90-day period, up to a maximum additional rate of 1.0% per annum) until such failure is cured. See “Description of Notes—Registered Exchange Offer; Registration Rights.” A copy of the Registration Rights Agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and the summary of the material provisions of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Registration Rights Agreement.

Terms of the Exchange Offer

The Issuer and the guarantors are offering to exchange an aggregate principal amount of up to $230.0 million of Notes and guarantees thereof for a like aggregate principal amount of private notes and guarantees thereof. The form and the terms of the Notes are identical in all material respects to the form and the terms of the private notes except that the Notes:

•	will have been registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the private notes; and

•	will not be subject to any increase in annual interest rate as described below under “Description of Notes—Registered Exchange Offer; Registration Rights.”

The Notes evidence the same debt as the private notes exchanged for the Notes and will be entitled to the benefits of the same indenture under which the private notes were issued, which is governed by New York law. For a complete description of the terms of the Notes, see “Description of Notes.” We will not receive any cash proceeds from the exchange offer.

The exchange offer is not extended to holders of private notes in any jurisdiction where the exchange offer would not comply with the securities or blue sky laws of that jurisdiction.

As of the date of this prospectus, $230.0 million aggregate principal amount of private notes is outstanding and registered in the name of Cede & Co., as nominee for DTC. Only registered holders of the private notes, or their legal representatives and attorneys-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. The Issuer and the guarantors will not set a fixed record date for determining registered holders of the private notes entitled to participate in the exchange offer. This prospectus, together with the letter of transmittal, is being sent to all registered holders of private notes and to others believed to have beneficial interests in the private notes.

Upon the terms and subject to the conditions described in this prospectus and in the accompanying letter of transmittal, the Issuer will accept for exchange private notes which are properly tendered on or before the expiration date and not withdrawn as permitted below. As used in this section of the prospectus entitled, “The Exchange Offer,” the term “expiration date” means 5:00 p.m., New York City time, on January 10, 2011. If, however, the Issuer and the guarantors, in their sole discretion, extend the period of time for which the exchange offer is open, the term “expiration date” means the latest time and date to which the exchange offer is so extended. Private notes tendered in the exchange offer must be in denominations of the principal amount of $2,000 and any integral multiple of $1,000 in excess thereof.

If you do not tender your private notes or if you tender private notes that are not accepted for exchange, your private notes will remain outstanding and continue to accrue interest but will not retain any rights under the Registration Rights Agreement. Existing transfer restrictions would continue to apply to private notes that remain outstanding. See “—Consequences of Failure to Exchange Private notes” and “Risk Factors”—Any outstanding private notes after the consummation of the exchange offer will continue to be subject to existing transfer restrictions, and the holders of private notes after the consummation of the exchange offer may not be able to sell their private notes” for more information regarding private notes outstanding after the exchange offer. Holders of the private notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

None of the Issuer and the guarantors, their respective boards of directors or their management or the exchange agent or the trustee for the private notes and the Notes recommends that you tender or not tender private notes in the exchange offer or has authorized anyone to make any recommendation. You must decide whether to tender private notes in the exchange offer and, if you decide to tender, the aggregate amount of private notes to tender. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC promulgated under the Exchange Act.

The Issuer and the guarantors have the right, in their reasonable discretion and in accordance with applicable law, at any time:

•	to extend the expiration date;

•

to delay the acceptance of any private notes or to terminate the exchange offer and not accept any private notes for exchange if the Issuer and the guarantors determine that any of the conditions to the exchange offer described below under “—Conditions to the Exchange Offer” have not occurred or have not been satisfied; and

•	to amend the terms of the exchange offer in any manner.

During an extension, all private notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by the Issuer.

We will give oral (promptly confirmed in writing) or written notice of any extension, delay, non-acceptance, termination or amendment to the exchange agent as promptly as practicable and make a public announcement of the extension, delay, non-acceptance, termination or amendment. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

If the Issuer and the guarantors amend the exchange offer in a manner that we consider material, we will as promptly as practicable distribute to the holders of the private notes a prospectus supplement or, if appropriate, an updated prospectus from a post-effective amendment to the registration statement of which this prospectus is a part disclosing the change and extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment of the exchange offer and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during the five to ten business day period.

Procedures for Tendering Private Notes

Valid Tender

When the holder of private notes tenders, and the Issuer accepts, private notes for exchange, a binding agreement between the Issuer and the guarantors, on the one hand, and the tendering holder, on the other hand, is created, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal.

Except as described below under “—Guaranteed Delivery,” a holder of private notes who wishes to tender private notes for exchange must, on or prior to the close of business on the expiration date:

•

transmit a properly completed and duly executed letter of transmittal, together with all other documents required by the letter of transmittal, to the exchange agent at the address provided below under “—Exchange Agent”; or

•

if private notes are tendered in accordance with the book-entry procedures described below under “—Book-Entry Transfers,” arrange with DTC to cause an agent’s message to be transmitted to the exchange agent at the address provided below under “—Exchange Agent.”

The term “agent’s message” means a message transmitted to the exchange agent by DTC which states that DTC has received an express acknowledgment that the tendering holder agrees to be bound by the letter of transmittal and that the Issuer and the guarantors may enforce the letter of transmittal against that holder.

In addition, on or prior to the expiration date:

•	the exchange agent must receive the certificates for the private notes being tendered;

•

the exchange agent must receive a confirmation, referred to as a “book-entry confirmation,” of the book-entry transfer of the private notes being tendered into the exchange agent’s account at DTC, and the book-entry confirmation must include an agent’s message; or

•	the holder must comply with the guaranteed delivery procedures described below under “—Guaranteed Delivery.”

If you beneficially own private notes and those notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or custodian and you wish to tender your private notes in the exchange offer, you should contact the registered holder as soon as possible and instruct it to tender the private notes on your behalf and comply with the instructions set forth in this prospectus and the letter of transmittal.

The method of delivery of the certificates for the private notes, the letter of transmittal and all other required documents is at your election and risk. If delivery is by mail, we recommend registered mail with return receipt requested, properly insured, or overnight delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent on or before the expiration date. Delivery is complete when the exchange agent actually receives the items to be delivered. Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the exchange agent. Do not send letters of transmittal or private notes to the Issuer or any guarantor.

The Issuer will not accept any alternative, conditional or contingent tenders. Each tendering holder, by execution of a letter of transmittal or by causing the transmission of an agent’s message, waives any right to receive any notice of the acceptance of such tender.

Signature Guarantees

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an “Eligible Guarantor Institution” within the meaning of Rule 17Ad-15 under the Exchange Act unless the private notes surrendered for exchange are tendered:

•	by a registered holder of private notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

An “eligible institution” is a firm or other entity which is identified as an “Eligible Guarantor Institution” in Rule 17Ad-15 under the Exchange Act, including:

•	a bank;

•	a broker, dealer, municipal securities broker or dealer or government securities broker or dealer;

•	a credit union;

•	a national securities exchange, registered securities association or clearing agency; or

•	a savings association.

If signatures on a letter of transmittal or notice of withdrawal are required to be guaranteed, the guarantor must be an eligible institution.

If private notes are registered in the name of a person other than the signer of the letter of transmittal, the private notes surrendered for exchange must be endorsed or accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Issuer and the guarantors in their sole discretion, duly executed by the registered holder with the holder’s signature guaranteed by an eligible institution, and must also be accompanied by such opinions of counsel, certifications and other information as the Issuer and the guarantors or the trustee under the indenture for the private notes may require in accordance with the restrictions on transfer applicable to the private notes.

Book-Entry Transfers

For tenders by book-entry transfer of private notes cleared through DTC, the exchange agent will make a request to establish an account at DTC for purposes of the exchange offer. Any financial institution that is a DTC participant may make book-entry delivery of private notes by causing DTC to transfer the private notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer. The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC may use the Automated Tender Offer Program, or ATOP, procedures to tender private notes. Accordingly, any participant in DTC may make book-entry delivery of private notes by causing DTC to transfer those private notes into the exchange agent’s account at DTC in accordance with DTC’s ATOP procedures.

Notwithstanding the ability of holders of private notes to effect delivery of private notes through book-entry transfer at DTC, either:

•

the letter of transmittal or an agent’s message in lieu of the letter of transmittal, with any required signature guarantees and any other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable, must be transmitted to and received by the exchange agent on or prior to the expiration date at the address given below under “—Exchange Agent”; or

•	the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery

Holders of private notes who elect to tender private notes and (i) whose private notes are not immediately available or (ii) who cannot deliver the private notes, the letter of transmittal or other required documents to the exchange agent on or prior the expiration date must tender their private notes according to the guaranteed delivery procedures set forth in the Prospectus. Holders may have such tender effected if:

•	the tender is made by or through an eligible institution;

•

prior to 5:00 p.m., New York City time, on the expiration date, the exchange agent has received from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, setting forth the name and address of the holder, the certificate number(s) of such private notes and the principal amount of private notes tendered for exchange, stating that tender is being made thereby and guaranteeing that, within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery, the letter of transmittal (or facsimile thereof), together with the certificate(s) representing such private notes (or a book entry confirmation and an Agent’s message), in proper form for transfer, and any other documents required by the letter of transmittal, will be deposited by such eligible institution with the Exchange Agent; and;

•

a properly executed letter of transmittal (or facsimile thereof), as well as the certificate(s) for all tendered private notes in proper form for transfer or a book-entry confirmation and an Agent’s message, together with any other documents required by the letter of transmittal, are received by the Exchange Agent within three NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

Determination of Validity

The Issuer and the guarantors, in their sole discretion, will resolve all questions regarding the form of documents, validity, eligibility, including time of receipt, and acceptance for exchange of any tendered private notes. The determination of these questions by the Issuer and the guarantors, as well as their interpretation of the terms and conditions of the exchange offer, including the letter of transmittal, will be final and binding on all parties. A tender of private notes is invalid until all defects and irregularities have been cured or waived. Holders must cure any defects and irregularities in connection with tenders of private notes for exchange within such reasonable period of time as the Issuer and the guarantors will determine, unless they waive the defects or irregularities. None of the Issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any defects or irregularities in tenders, nor will any of them be liable for failing to give any such notice.

The Issuer and the guarantors reserve the absolute right, in their sole and absolute discretion:

•	to reject any tenders determined to be in improper form or unlawful;

•	to waive any of the conditions of the exchange offer; and

•	to waive any condition or irregularity in the tender of private notes by any holder, whether or not we waive similar conditions or irregularities in the case of other holders.

If any letter of transmittal, certificate, endorsement, bond power, power of attorney, or any other document required by the letter of transmittal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must indicate such capacity when signing. In addition, unless waived by the Issuer, the person must submit proper evidence satisfactory to the Issuer, in its sole discretion, of the person’s authority to so act.

Acceptance of Private Notes for Exchange; Delivery of Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, the Issuer will, promptly after the expiration date, accept all private notes properly tendered and issue Notes registered under the Securities Act. See “—Conditions to the Exchange Offer” for a discussion of the conditions that must be satisfied or waived before private notes are accepted for exchange. The exchange agent might not deliver the Notes to all tendering holders at the same time. The timing of delivery depends upon when the exchange agent receives and processes the required documents.

For purposes of the exchange offer, the Issuer will be deemed to have accepted properly tendered private notes for exchange when it gives oral or written notice to the exchange agent of acceptance of the tendered private notes, with written confirmation of any oral notice to be given promptly thereafter. The exchange agent is the agent of the Issuer for receiving tenders of private notes, letters of transmittal and related documents.

For each private note accepted for exchange, the holder will receive a Note registered under the Securities Act having a principal amount equal to, and in the denomination of, that of the surrendered private note. Accordingly, registered holders of Notes issued in the exchange offer on the relevant record date for the first interest payment date following the consummation of the exchange offer will receive interest accruing from the most recent date to which interest has been paid on the private notes, that is, April 1, 2010. Private notes accepted for exchange will cease to accrue interest from and after the date of consummation of the exchange offer.

In all cases, the Issuer will issue Notes in the exchange offer for private notes that are accepted for exchange only after the exchange agent timely receives:

•	certificates for those private notes or a timely book-entry confirmation of the transfer of those private notes into the exchange agent’s account at DTC;

•	a properly completed and duly executed letter of transmittal or an agent’s message; and

•	all other required documents, such as endorsements, bond powers, opinions of counsel, certifications and powers of attorney, if applicable.

If for any reason under the terms and conditions of the exchange offer the Issuer does not accept any tendered private notes, or if a holder submits private notes for a greater principal amount than the holder desires to exchange, the Issuer will return the unaccepted or non-exchanged private notes without cost to the tendering holder promptly after the expiration or termination of the exchange offer. In the case of private notes tendered by book-entry transfer through DTC, any unexchanged private notes will be credited to an account maintained with DTC.

Resales of Notes

Based on interpretive letters issued by the SEC staff to other, unrelated issuers in transactions similar to the exchange offer, we believe that a holder of Notes, other than a broker-dealer, may offer Notes (together with the guarantees thereof) for resale, resell and otherwise transfer the Notes (and the related guarantees) without delivering a prospectus to prospective purchasers, if the holder acquired the Notes in the ordinary course of business, has no intention of engaging in a “distribution,” as defined under the Securities Act, of the Notes and is not an “affiliate,” as defined under the Securities Act, of the Issuer or any guarantor. We will not seek our own interpretive letter. As a result, we cannot assure you that the SEC staff would take the same position with respect to this exchange offer as it did in interpretive letters to other parties in similar transactions.

If the holder is an affiliate of the Issuer or any guarantor or is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, a distribution of the Notes, that holder or other person may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

By tendering private notes, the holder of those private notes will represent to the Issuer and the guarantors that, among other things:

•	the holder is not an “affiliate,” as defined under Rule 405 under the Securities Act, of the Issuer or any guarantor;

•	the holder is acquiring the Notes in its ordinary course of business;

•

the holder is not engaged in, does not intend to engage in and has no arrangement or understanding with any person to participate in a distribution of the Notes within the meaning of the Securities Act; and

•	the holder is not acting on behalf of any person who could not truthfully make the foregoing representations.

Any broker-dealer that holds private notes acquired for its own account as a result of market-making activities or other trading activities (other than private notes acquired directly from the Issuer) may exchange those private notes pursuant to the exchange offer; however, such broker-dealer may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Notes received by such broker-dealer in the exchange offer. To date, the SEC has taken the position that broker-dealers may use a prospectus such as this one to fulfill their prospectus delivery requirements with respect to resales of Notes received in an exchange such as the exchange pursuant to the exchange offer, if the private notes for which the Notes were received in the exchange were acquired for their own accounts as a result of market-making or other trading activities. Any profit on these resales of Notes and any commissions or concessions received by a broker-dealer in connection with these resales may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution” for a discussion of the exchange and resale obligations of broker-dealers in connection with the exchange offer and the Notes.

Withdrawal Rights

You can withdraw tenders of private notes at any time prior to the expiration date. For a withdrawal to be effective, you must deliver a written notice of withdrawal to the exchange agent or comply with the appropriate procedures of ATOP. Any notice of withdrawal must:

•	specify the name of the person that tendered the private notes to be withdrawn;

•	identify the private notes to be withdrawn, including the principal amount of such private notes;

•	include a signed statement that you are withdrawing your election to have your securities exchanged; and

•	where certificates for private notes are transmitted, include the name of the registered holder of the private notes if different from the person withdrawing the private notes.

If you delivered or otherwise identified certificated private notes to the exchange agent, you must submit the serial numbers of the private notes to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an eligible institution, except in the case of private notes tendered for the account of an eligible institution. See “The Exchange Offer—Procedures for Tendering Private Notes—Signature Guarantees” for further information on the requirements for guarantees of signatures on notices of withdrawal. If you tendered private notes in accordance with applicable book-entry transfer procedures, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn private notes and you must deliver the notice of withdrawal to the exchange agent. You may not rescind withdrawals of tender; however, private notes properly withdrawn may again be tendered at any time on or prior to the expiration date in accordance with the procedures described under “The Exchange Offer—Procedures for Tendering Private Notes.”

The Issuer and the guarantors will determine, in their sole discretion, all questions regarding the validity, form and eligibility, including time of receipt, of notices of withdrawal. Their determination of these questions as well as their interpretation of the terms and conditions of the exchange offer (including the letter of transmittal) will be final and binding on all parties. None of the Issuer and the guarantors, any of their respective affiliates or assigns, the exchange agent or any other person is under any obligation to give notice of any irregularities in any notice of withdrawal, nor will any of them be liable for failing to give any such notice.

Withdrawn private notes will be returned to the holder as promptly as practicable after withdrawal without cost to the holder. In the case of private notes tendered by book-entry transfer through DTC, the private notes withdrawn will be credited to an account maintained with DTC.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, the Issuer is not required to accept for exchange, or to issue Notes in exchange for, any private notes, and the Issuer and the guarantors may terminate or amend the exchange offer, if at any time prior to the expiration date, the Issuer and the guarantors determine that the exchange offer violates applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit, and we may assert them regardless of the circumstances giving rise to any such condition, or we may waive the conditions, completely or partially, whenever or as many times as we choose, in our sole discretion. The foregoing rights are not deemed waived because we fail to exercise them, but continue in effect, and we may still assert them whenever or as many times as we choose. If we determine that a waiver of conditions materially changes the exchange offer, the prospectus will be amended or supplemented, and the exchange offer extended, if appropriate, as described under “—Terms of the Exchange Offer.”

In addition, at a time when any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or with respect to the qualification of the indenture under the Trust Indenture Act of 1939, as amended, we will not accept for exchange any private notes tendered, and no Notes will be issued in exchange for any such private notes.

If the Issuer and the guarantors are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law, any applicable interpretation of the staff of the SEC or any order of any governmental agency or court of competent jurisdiction, the Registration Rights Agreement requires that the Issuer and the guarantors file a shelf registration statement to cover resales of the private notes by the holders thereof who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement. See “Description of Notes—Registered Exchange Offer; Registration Rights.”

Exchange Agent

We have appointed The Bank of New York Mellon Trust Company, N.A.as exchange agent for the exchange offer. You should direct questions and requests for assistance with respect to exchange offer procedures, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery to the exchange agent. Holders of private notes seeking to (1) tender private notes in the exchange offer should send certificates for private notes, letters of transmittal and any other required documents and/or (2) withdraw such tendered private notes should send such required documentation (in accordance with the procedures described under “The Exchange Offer—Withdrawal Rights”) to the exchange agent by hand-delivery, registered or certified first-class mail (return receipt requested), telecopier or any courier guaranteeing overnight delivery, as follows:

By Registered and Certified Mail:	By Overnight Courier:	By Hand-Delivery:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Corporate Trust Operations— Reorganization Unit

Attention: Ms. Diane Amoroso

Fax: (212) 298-1915

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Corporate Trust Operations— Reorganization Unit

Attention: Ms. Diane Amoroso

Fax: (212) 298-1915

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Corporate Trust Operations— Reorganization Unit

Attention: Ms. Diane Amoroso

Fax: (212) 298-1915

By Facsimile Transmission:

The Bank of New York Mellon Trust

Company, N.A.

c/o The Bank of New York Mellon

480 Washington Boulevard, 27th Floor

Jersey City, New Jersey 07310

Corporate Trust Operations—

Reorganization Unit

Attention: Ms. Diane Amoroso

Fax: (212) 298-1915

If you deliver the letter of transmittal or any other required documents to an address or facsimile number other than as indicated above, your tender of private notes will be invalid.

Fees and Expenses

The Registration Rights Agreement provides that the Issuer and the guarantors will bear all expenses in connection with the performance of their obligations relating to the registration of the Notes and the conduct of the exchange offer. These expenses include registration and filing fees, rating agency fees, fees and disbursements of the trustee under the indenture, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of private notes and for handling or tendering for those clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of private notes pursuant to the exchange offer.

Transfer Taxes

Holders who tender their private notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. If, however, Notes issued in the exchange offer are to be delivered to, or are to be issued or registered in the name of, any person other than the holder of the private notes tendered, or if a transfer tax is imposed for any reason other than the exchange of private notes in connection with the exchange offer, then any such transfer taxes, whether imposed on the registered holder or on any other person, will be payable by the holder or such other person. If satisfactory evidence of payment of, or exemption from, such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The Notes will be recorded at the same carrying value as the private notes. Accordingly, we will not recognize any gain or loss for accounting purposes. We intend to amortize the expenses of the exchange offer and issuance of the private notes over the term of the Notes.

Consequences of Failure to Exchange Private Notes

Holders of the private notes do not have any appraisal or dissenters’ rights in the exchange offer. Private notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, remain outstanding and continue to be subject to the provisions in the indenture regarding the transfer and exchange of the private notes and the existing restrictions on transfer set forth in the legends on the private notes. In general, the private notes, unless registered under the Securities Act, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Following the consummation of the exchange offer, except in limited circumstances with respect to specific types of holders of private notes, the Issuer and the guarantors will have no further obligation to provide for the registration under the Securities Act of the private notes. See “Description of Notes—Registered Exchange Offer; Registration Rights.” We do not currently anticipate that we will take any action following the consummation of the exchange offer to register the private notes under the Securities Act or under any state securities laws.

The Notes and any private notes which remain outstanding after consummation of the exchange offer will vote together for all purposes as a single class under the indenture.

SELECTED CONSOLIDATED FINANCIAL DATA

You should read the following selected financial data along with the audited consolidated financial statements and the related notes incorporated by reference in this report. The consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows data as of and for the years ended December 31, 2005, 2006, 2007, 2008 and 2009 have been derived from our audited financial statements not included in this report. The consolidated statement of operations, consolidated balance sheet and consolidated statement of cash flows data as of and for the nine months ended September 30, 2010 and 2009, have been derived from our unaudited condensed consolidated financial statements not included in this report.

	For the Years Ended December 31,					For the Nine Months Ended September 30,
(dollars in thousands)	2005	2006	2007	2008	2009	2009	2010
Consolidated Statement of Operations Data:
Net revenues	$533,182	$498,751	$559,354	$544,533	$479,869	$356,682	$372,654
Costs and expenses
Cost of net revenues	166,186	172,513	213,680	201,442	174,872	131,555	119,453
Provision for doubtful accounts	17,858	14,340	18,458	19,314	16,234	11,690	18,589
Selling, general and administrative	290,215	301,427	301,573	300,846	255,952	189,642	199,197
Depreciation and amortization(1)	18,123	17,162	14,589	12,673	9,780	7,441	6,039
Goodwill impairment(2)	—	529,000	—	207,030	—	—	—
Legal settlement	—	—	3,450	—	—	—	—
Interest expense, net	31,503	36,225	46,606	48,691	45,401	34,179	33,585
Other (income) expense, net	138	(187)	(350)	(2,106)	(1,276)	(1,420)	(3,587)
Loss on debt extinguishment	—	1,178	12,171	—	—	—	—
Restructuring expense(3)	—	—	—	3,960	—	—	—

Total costs and expenses	524,023	1,071,658	610,177	791,850	500,963	373,087	373,276

(Loss) earnings before income taxes	9,159	(572,907)	(50,823)	(247,317)	(21,094)	(16,405)	(622)
Federal and state income tax (benefit) expense	3,613	(38,808)	(4,749)	(391)	(13)	(10)	(24)

Net (loss) earnings	$5,546	$(534,099)	$(46,074)	$(246,926)	$(21,081)	$(16,395)	$(598)

Consolidated Balance Sheet Data (end of period):
Current assets	$104,433	$104,181	$153,346	$152,552	$142,716	$164,117	$158,404
Working capital(4)	25,110	31,870	84,705	87,349	85,100	92,470	94,971
Total assets	1,018,684	497,133	546,773	315,419	298,541	317,568	303,474
Total debt, including current portion	329,514	384,866	481,011	500,087	514,673	513,166	513,419
Convertible redeemable preferred stock	5,343	5,343	5,343	5,343	5,173	5,230	5,007
Stockholders’ (deficiency) equity	569,515	35,717	(10,517)	(257,398)	(278,405)	(273,670)	(279,042)
Consolidated Statement of Cash Flows Data:
Capital expenditures	$78,768	$59,878	$52,336	$48,374	$46,861	$31,653	$36,832
Cash flows provided by operating activities	60,681	15,549	47,690	68,415	38,333	40,768	52,350
Cash flows used in investing activities	(109,545)	(61,694)	(65,666)	(45,287)	(52,707)	31,653	35,467
Cash flows (used in)/provided by financing activities	(1,737)	42,188	62,719	(3,436)	(1,422)	(727)	(2,257)

(1)	Depreciation and amortization excludes patient service equipment depreciation included in cost of net revenues.
(2)

Due to an overall decline in our profitability, which resulted primarily from decreases in Medicare reimbursement rates, including reductions for compounded budesonide and the resulting decline in our market capitalization, we recorded non-cash goodwill impairment charges of $529.0 million during the year ended December 31, 2006. Other than approximately $0.1 million paid in September 2006 in connection with the fifth amendment and limited waiver to our former credit agreement, these impairment charges did not result in cash expenditures and will not result in future cash expenditures. Additionally, during the year ended December 31, 2008, we recorded a non-cash impairment charge of $207.0 million. The 2008 impairment is due to reductions in Medicare reimbursement rates, including reductions associated with: (1) nebulizer medications that occurred during 2008; (2) the 36-month rental cap for oxygen equipment that will begin to impact our reimbursement on January 1, 2009; and (3) the 9.5% reimbursement cut associated with the delay in competitive bidding. This 2008 impairment charge did not result in cash expenditures and will not result in future cash expenditures.

(3)	In response to the significant reductions in Medicare reimbursement, we have completed a restructuring of our operational management structure, clinical programs and pharmacy operations. In conjunction with this restructuring, we recorded $4.0 million of restructuring expense for the year ended December 31, 2008, which primarily consists of severance amounts payable to former employees. Unpaid severance payments and other accrued restructuring costs of $1.2 million are included in our accompanying consolidated balance sheet as of December 31, 2008 within “Accounts payable.”
(4)	Consists of current assets less current liabilities.

DESCRIPTION OF NOTES

In this description, (i) the terms “we,” “our” and “us” refer to Rotech Healthcare Inc. and its consolidated subsidiaries, and (ii) the term “Issuer” refers only to Rotech Healthcare Inc. and not to any of its Subsidiaries.

The private notes were, and the Notes will be, issued by Rotech Healthcare Inc. (the “Issuer”) pursuant to an indenture, dated as of October 6, 2010, by and among the Issuer, the 100% owned domestic subsidiaries of the Issuer (together with the Issuer, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee and as collateral agent (the “Collateral Agent”). On October 6, 2010, the Issuer issued and sold $230.0 million of 10.75% senior secured notes due 2015 (the “private notes”). Following the exchange offer, the Notes will be identical to, and will trade as a single class of notes with the private notes. Unless indicated otherwise, the private notes and the Notes are collectively referred to in this description as the Notes. The form and terms of the Notes will be identical in all material respects to the form and term of the private notes, except that the terms of Notes:

•	include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, or TIA;

•	will be registered under the Securities Act;

•	will not be subject to restrictions on transfer under the Securities Act;

•	will not be entitled to the registration rights that apply to the private notes; and

•	will not be subject to any increase in annual interest rate as described below under “Description of Notes—Registration Rights.”

The following summary of certain provisions of the indenture and the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Trust Indenture Act of 1939, the indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. We urge you to read the indenture, the Notes and the Registration Rights Agreement because they, and not this description, define your rights as holders of these Notes. You may request copies of these agreements at our address set forth in the forepart of this registration statement. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

The registered holder of any Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of Notes

The Notes:

•	are senior obligations of the Company;

•	are secured by a first-priority security interest in the Collateral (subject only to certain Permitted Collateral Liens) owned by the Company;

•	are guaranteed on a senior secured basis by each Subsidiary Guarantor;

•

rank equally in right of payment with all future Senior Indebtedness of the Company but, to the extent of the value of the Collateral, are effectively senior to all of the Company’s unsecured Senior Indebtedness;

•	rank senior in right of payment to any existing and future Subordinated Obligations of the Company;

•

are effectively subordinated to any future Indebtedness of the Company that is secured with property or assets that do not constitute Collateral to the extent of the value of the assets securing such Indebtedness;

•	are structurally subordinated to all future Indebtedness, claims of holders of Preferred Stock and other liabilities of the Company’s Subsidiaries that do not guarantee the Notes; and

•	are subject to registration with the SEC pursuant to the Registration Rights Agreement.

The Subsidiary Guarantee of the Notes by each Subsidiary Guarantor:

•	are a senior obligation of such Subsidiary Guarantor;

•	are secured by a first-priority security interest in the Collateral (subject only to certain Permitted Collateral Liens) owned by such Subsidiary Guarantor;

•

rank equally in right of payment with all future Senior Indebtedness of such Subsidiary Guarantor but, to the extent of the value of the Collateral, are effectively senior to all of such Subsidiary Guarantor’s unsecured Senior Indebtedness;

•	rank senior in right of payment to any existing and future Subordinated Obligations of such Subsidiary Guarantor; and

•

are effectively subordinated to any future Indebtedness of such Subsidiary Guarantor that is secured with property or assets that do not constitute Collateral to the extent of the value of the assets securing such Indebtedness.

Substantially all of the operations of the Company are conducted through its Subsidiaries. The Notes will be initially guaranteed by each of the Company’s current Subsidiaries. However, as described under “—Subsidiary Guarantees,” Subsidiary Guarantees may be released under certain circumstances. In addition, any future Foreign Subsidiaries of the Company will not be required to guarantee the Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding Indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the creditors of the Company, including Holders. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

As of September 30, 2010, after giving pro forma effect to this offering and the use of the net offering proceeds to repay outstanding loans under the Company’s Senior Facility, the Company would have had no Senior Indebtedness outstanding other than the Notes and the Subsidiary Guarantees and would have had $287.0 million of Subordinated Obligations outstanding, consisting entirely of the Existing Notes.

Principal, Maturity and Interest

The Company will initially issue Notes with an aggregate principal amount of $230,000,000. The Company will issue the Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on October 15, 2015; provided, however, that the maturity date of the Notes will be automatically shortened to December 31, 2011, unless prior to November 30, 2011, the aggregate outstanding principal amount of the Existing Notes that have not been cancelled in accordance with the indenture governing the Existing Notes is less than or equal to $10.0 million. Subject to our compliance with the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Liens,” we are permitted under the Indenture to issue more Notes from time to time (the “Additional Notes”). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase, and under the Security Documents. Unless the context otherwise requires, for all purposes of the Indenture and this “Description of the Notes,” references to the Notes include any Additional Notes actually issued.

Interest on the Notes will accrue at the rate of 10.75% per annum and will be payable semi-annually in arrears on April 15 and October 15, commencing on April 15, 2011. We will make each interest payment to the Holders of record on the immediately preceding April 1 and October 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional interest may accrue on the Notes in certain circumstances pursuant to the Registration Rights Agreement. See “—Registered Exchange Offer; Registration Rights.” All references in the Indenture, in any context, to any interest payable on or with respect to the Notes shall be deemed to include additional interest pursuant to the Registration Rights Agreement.

Optional Redemption

Except as set forth below, we will not be entitled to redeem the Notes.

On and after April 15, 2013, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed on or after the dates set forth below:

Period	Redemption Price
April 15, 2013	105.375%
October 15, 2013	102.688%
October 15, 2014	100.000%

In addition, any time prior to April 15, 2013, we will be entitled at our option on one or more occasions to redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 110.75%, plus accrued and unpaid interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), with the Net Cash Proceeds from one or more Equity Offerings; provided, however, that

(1)	at least 65% of such aggregate principal amount of Notes (which includes Additional Notes and Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Subsidiaries); and

(2)	each such redemption occurs within 90 days after the date of the related Equity Offering.

Prior to April 15, 2013, we will be entitled at our option to redeem all or a portion of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus the Applicable Premium as of, and accrued and unpaid interest to, the redemption date (subject to the right of Holders on the relevant record date to receive interest due on the relevant interest payment date). Notice of such redemption must be mailed by first-class mail to each Holder’s registered address, not less than 30 nor more than 60 days prior to the redemption date.

“Applicable Premium” means, as calculated by the Company, with respect to a Note at any redemption date, the greater of (i) 1.00% of the principal amount of such Note and (ii) the excess of (A) the present value at such redemption date of (1) the redemption price of such Note on April 15, 2013 (such redemption price being described in the second paragraph in this “—Optional Redemption” section exclusive of any accrued interest) plus (2) all required remaining scheduled interest payments due on such Note through April 15, 2013 (but excluding accrued and unpaid interest to the redemption date), computed using a discount rate equal to the Adjusted Treasury Rate, over (B) the principal amount of such Note on such redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after April 15, 2013, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Adjusted Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date, in each case calculated on the third Business Day immediately preceding the redemption date, plus 0.50%.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes from the redemption date to April 15, 2013, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity most nearly equal to April 15, 2013.

“Comparable Treasury Price” means, with respect to any redemption date, if clause (ii) of the Adjusted Treasury Rate is applicable, the average of three, or such lesser number as is obtained by the Company, Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer selected by the Company.

“Reference Treasury Dealer” means initially Credit Suisse Securities (USA) LLC and its successors and assigns and two other nationally recognized investment banking firms selected by the Company that are primary United States government securities dealers; provided, however, if any such Person ceases to be a primary United States government securities dealer, the Company will select another nationally recognized investment banking firm that is a primary United States government securities dealer to replace such Person.

“Reference Treasury Dealer Quotations” means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day immediately preceding such redemption date.

Selection and Notice of Redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis to the extent practicable, or to the extent not so practicable, by lot or such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, unless another method is required by law or applicable exchange or depositary requirements.

We will redeem Notes of $2,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to the redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Any defect in the notice of redemption, including a failure to give notice, to any Holder of Notes selected for redemption will not impair or affect the validity of the redemption of any other Note redeemed in accordance with provisions of the Indenture.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a Note in a principal amount equal to the unredeemed portion of the original Note in the name of the Holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. Notes held in certificated form must be surrendered to the paying agent in order to collect the redemption price. Unless we default in payment of the redemption price, on and after the redemption date interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, we may be required to offer to purchase Notes as described under “—Change of Control” and “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” In addition, we may at any time and from time to time purchase Notes in the open market or through privately negotiated transactions or otherwise.

Subsidiary Guarantees

The Notes will be initially guaranteed by each of the Company’s current Subsidiaries. The Subsidiary Guarantors will jointly and severally guarantee, on a senior secured basis, all obligations of the Company under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to an amount designed to prevent that Subsidiary Guarantee from constituting a fraudulent conveyance under applicable law; however this limitation may not be effective to avoid such Subsidiary Guarantee from constituting a fraudulent conveyance. If a Subsidiary Guarantee were rendered voidable, it could be subordinated by a court to all other Indebtedness (including Guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such Indebtedness, a Subsidiary Guarantor’s liability on its Subsidiary Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes—The guarantees and security interests provided by the guarantors may not be enforceable and, under specific circumstances, Federal and state courts may void the guarantees and security interests and require holders to return payments received from the guarantors.” and “—Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.”

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guarantee will be entitled, upon payment in full of all guaranteed obligations under the Indenture, to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor’s pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

Pursuant to the Indenture, (A) a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described under “—Certain Covenants—Merger and Consolidation” and (B) the Equity Interests of a Subsidiary Guarantor may be sold or otherwise disposed of to another Person to the extent described below under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock;” provided, however, that in the case of the consolidation, merger or transfer of all or substantially all the assets of such Subsidiary Guarantor, if such other Person is not the Company or a Subsidiary Guarantor, such Subsidiary Guarantor’s obligations under its Subsidiary Guarantee must be expressly assumed by such other Person, except that such assumption will not be required in the case of:

(1)	the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor (including the sale or disposition of Equity Interests of a Subsidiary Guarantor) following which such Subsidiary Guarantor is no longer a Subsidiary; or

(2)	the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

in each case other than to the Company or an Affiliate of the Company and as permitted by the Indenture and if in connection therewith the Company provides an Officers’ Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock” in respect of such disposition. Upon any sale or disposition described in clause (1) or (2) above, the obligor on the related Subsidiary Guarantee will be released from its obligations thereunder.

The Subsidiary Guarantee of a Subsidiary Guarantor also will be released:

(1)	upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary to the extent permitted by the Indenture; or

(2)	if we exercise our legal defeasance option or our covenant defeasance option as described under “—Defeasance” or if our obligations under the Indenture are discharged in accordance with the terms of the Indenture.

Ranking

The Notes and the Subsidiary Guarantees will be senior secured obligations of the Company and the Subsidiary Guarantors and will rank pari passu in right of payment with all of the Company’s and the Subsidiary Guarantors’ senior obligations and will rank senior in right of payment with all of the Company’s and the Subsidiary Guarantors’ obligations that are subordinated to the Notes or the Subsidiary Guarantees. The Notes and the Subsidiary Guarantees will be effectively subordinated to any future Indebtedness of the Company and the Subsidiary Guarantors that is secured with property or assets that do not constitute the Collateral to the extent of the value of the assets securing such Indebtedness and effectively subordinated to any future Indebtedness of their Subsidiaries unless such Subsidiary is a Subsidiary Guarantor.

As of September 30, 2010, after giving pro forma effect to this offering and the use of the net offering proceeds to repay outstanding loans under the Company’s existing payment-in-kind term loan facility, the Company would have had no Senior Indebtedness outstanding other than the Notes and the Subsidiary Guarantees and would have had $287.0 million of Subordinated Obligations outstanding, consisting entirely of the Existing Notes.

Substantially all of the operations of the Company are conducted through its Subsidiaries. The Notes will be initially guaranteed by each of the Company’s current Subsidiaries. However, as described above under “—Subsidiary Guarantees,” Subsidiary Guarantees may be released under certain circumstances. In addition, any future Foreign Subsidiaries will not be required to guarantee the Notes. Claims of creditors of such non-guarantor Subsidiaries, including trade creditors and creditors holding Indebtedness or Guarantees issued by such non-guarantor Subsidiaries, and claims of preferred stockholders of such non-guarantor Subsidiaries, generally will have priority with respect to the assets and earnings of such non-guarantor Subsidiaries over the claims of the creditors of the Company, including Holders. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor Subsidiaries.

Collateral

Description of Collateral

The Notes and the Subsidiary Guarantees will be secured by first-priority security interests (subject to Permitted Collateral Liens) in the Collateral. Subject to the terms described below under “—Release,” the Collateral consists of substantially all of the property and assets of the Company and the Subsidiary Guarantors, subject to the exceptions described below.

The Collateral will not include the following property and assets of the Company and the Subsidiary Guarantors (collectively, the “Excluded Assets”):

(1)

any equipment or other asset of the Company or any Subsidiary Guarantor that is subject to a Permitted Lien referred to in clause (18) of the definition thereof to the extent the documents relating to such Permitted Lien would not permit such asset to be subject to the Liens created under the Security

Documents; provided, however, immediately upon the ineffectiveness, lapse or termination of any such restriction, such asset shall cease to be an “Excluded Asset” (collectively, “Excluded Equipment”);

(2)	any Cash Equivalents of the Company or any Subsidiary Guarantor that are subject to a Permitted Lien referred to in clause (4) or (17) of the definition thereof that cash collateralize letters of credit, surety bonds or similar arrangements, in each case to the extent the documents relating to such Permitted Lien would not permit such Cash Equivalents to be subject to the Liens created under the Security Documents; provided, however, immediately upon the cancellation or other termination of the related letters of credit, surety bond or similar arrangement, or the ineffectiveness, lapse or termination of any such restriction, such Cash Equivalents shall cease to be an “Excluded Asset” (collectively, “Excluded L/C Collateral”);

(3)	any Intangible Assets or any Retained Rights, in each case, to the extent the grant by the relevant grantor of a security interest pursuant to the Collateral Agreement in such grantor’s right, title and interest in such Intangible Asset or Retained Right, as the case may be, (a) is prohibited by any contract, agreement, instrument or indenture governing such Intangible Asset or Retained Right, as applicable; provided, however, such Intangible Asset or Retained Right shall cease to be an Excluded Asset immediately at such time as the condition causing such prohibition shall be remedied, (b) would terminate such contract, agreement, instrument or indenture or give any other party to such contract, agreement, instrument or indenture the right to terminate its obligations thereunder or (c) is permitted only with the consent of another party, if such consent has not been obtained; provided, however, any Receivable or any money or other amounts due or to become due under any such contract, agreement, instrument or indenture shall not be Excluded Assets; and provided, however, to the extent severable, any portion of such contract, agreement, instrument or indenture that does not result in any of the consequences specified in (a), (b) or (c) of this paragraph shall not be an Excluded Asset;

(4)	any fee interest in real property if the greater of the cost and the book value of such fee interest is less than $1,000,000 for any individual parcel and improvements thereto and less than $5,000,000 in the aggregate for all properties (collectively, “Excluded Real Property”); and

(5)	(a) an amount in excess of 65% of the voting Capital Stock of any Foreign Corporation that is a “first tier” Subsidiary of the Company or any Subsidiary Guarantor, (b) any Capital Stock of any “second-tier” or lower tier Subsidiary that is a Foreign Corporation or (c) an amount in excess of 65% of the voting Capital Stock in any Subsidiary that is (i) disregarded as an entity separate from its sole owner under Treasury Regulation Sections 301.7701-2(c)(2) or -3(b) and (ii) all of the assets of which constitute Capital Stock in Foreign Corporations.

The security interests securing the Notes and the Subsidiary Guarantees will be subject to all Permitted Collateral Liens, certain of which, such as Liens arising as a matter of law, will or may have priority over the security interests securing the Notes and the Subsidiary Guarantees.

The Company and the Subsidiary Guarantors will be able to incur additional Indebtedness in the future that could equally and ratably share in the Collateral. The amount of such Indebtedness will be limited by the covenants described under “—Certain Covenants—Limitation on Indebtedness” and “—Certain Covenants—Limitation on Liens.”

After-Acquired Property

From and after the Issue Date and subject to certain limitations, if the Company or any Subsidiary Guarantor acquires any property which is of a type constituting Collateral under the Collateral Agreement or any other Security Document (excluding, for the avoidance of doubt, any Excluded Assets), it shall as soon as practicable after the acquisition thereof execute and deliver such security instruments, financing statements and such certificates and opinions of counsel to vest in the Collateral Agent a perfected security interest (subject only to

Permitted Collateral Liens which include certain purchase money security interests) in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of the Indenture relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect. If granting a security interest in such property requires the consent of a third party, the Company or the applicable Subsidiary Guarantor will use commercially reasonable efforts to obtain such consent with respect to the first-priority security interest for the benefit of the Collateral Agent on behalf of the Holders. If such third party does not consent to the granting of the first-priority security interest after the use of such commercially reasonable efforts, the applicable entity will not be required to provide such security interest.

Security Documents

The Company, the Subsidiary Guarantors and the Collateral Agent will enter into the Collateral Agreement and one or more other Security Documents defining the terms of the security interests that secure the Notes and the Subsidiary Guarantees. These security interests will secure the payment and performance when due of all of the Obligations of the Company and the Subsidiary Guarantors under the Notes, the Indenture, the Subsidiary Guarantees and the Security Documents, as provided in the Security Documents. The Company will use its commercially reasonable efforts to complete or cause to be completed on or prior to the Issue Date all filings and other similar actions required on its part in connection with the perfection of such security interests; provided, however, that the Company will have up to 60 days following the Issue Date to complete or cause to be completed those actions required on its part to perfect such security interests. By accepting a Note, each Holder thereof will be deemed to have irrevocably appointed the Collateral Agent to act as its agent under the Security Documents and irrevocably authorized the Collateral Agent to (i) perform the duties and exercise the rights, powers and discretions that are specifically given to it under the Security Documents or other documents to which it is a party, together with any other incidental rights, power and discretions and (ii) execute each document expressed to be executed by the Collateral Agent on its behalf. Since the Holders of the Notes are not parties to the Security Documents, such Holders may not, individually or collectively, take any direct action to enforce any rights in their favor under the Security Documents. The Holders of the Notes may only act by instruction to the Trustee, which shall instruct the Collateral Agent.

Below is a description of certain provisions of the Security Documents. To the extent any Pari Passu Indebtedness (as defined below) is incurred by the Company or a Subsidiary Guarantor, as applicable, following the Issue Date, the Collateral Agent and the authorized representative of such Pari Passu Indebtedness will enter into an intercreditor agreement substantially in the form attached to the Indenture and described below under the caption “—Pari Passu Intercreditor Arrangements” in which case the terms of such intercreditor agreement will govern certain actions permitted to be taken by the Collateral Agent with respect to the Collateral. To the extent any Junior Lien Indebtedness (as defined below) is incurred by the Company or a Subsidiary Guarantor, as applicable, following the Issue Date, the Collateral Agent and the authorized representative of such Junior Lien Indebtedness will enter into an intercreditor agreement substantially in the form attached to the Indenture and described below under the caption “—Junior Lien Intercreditor Arrangements,” in which case the terms of such intercreditor agreement will govern certain actions permitted to be taken by the Collateral Agent with respect to the Collateral.

So long as no Event of Default shall have occurred and be continuing, and subject to certain terms and conditions, the Company and the Subsidiary Guarantors will be entitled to exercise any voting and other consensual rights pertaining to all Equity Interests pledged pursuant to the Security Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter the Collateral and to collect, invest and dispose of any income thereon. The Security Documents will, however, generally require the Company and the Subsidiary Guarantors to deliver to the Collateral Agent and for the Collateral Agent to maintain in its possession certificates evidencing pledges of Equity Interests to the extent such Equity Interests are certificated and to use commercially reasonable efforts to subject all applicable deposit accounts and securities accounts to a control agreement in favor of the Collateral

Agent. Subject to the intercreditor provisions described below, upon the occurrence and during the continuance of an Event of Default, to the extent permitted by law and subject to the provisions of the Security Documents:

(i)	all of the rights of the Company and the Subsidiary Guarantors to exercise voting or other consensual rights with respect to all Equity Interests included in the Collateral shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(ii)	the Collateral Agent may take possession of and sell the Collateral or any part thereof in accordance with the terms of applicable law and the Security Documents.

Upon the occurrence and during the continuance of an Event of Default, the Security Documents provide that the Collateral Agent may, or at the direction of the Trustee or the Holders of a majority in principal amount of the Notes will, foreclose upon and sell the applicable Collateral and to distribute the net proceeds of any such sale to the Trustee and the Holders, subject to any Permitted Collateral Liens, applicable laws and the intercreditor arrangements described below. However, the Collateral Agent may need to evaluate the impact of potential liabilities before determining to foreclose, to the extent it may do so under the Security Documents related to the notes, on Collateral consisting of real property because owners and operators of real property may in some circumstances be held liable under environmental laws for the costs of remediating or preventing the release or threatened release of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available in respect thereof if it does not receive indemnification to its satisfaction from the Holders of the Notes. In the event of the enforcement of the security interests following an Event of Default, the Collateral Agent, in accordance with the provisions of the Indenture, the Security Documents and, if applicable, the intercreditor arrangements described below, will determine the time and method by which the security interests in the Collateral will be enforced and, if applicable, will distribute all cash proceeds (after payment of the costs of enforcement and collateral administration) of the Collateral received by it under the Security Documents for the ratable benefit of the Holders and holders of other Obligations secured by Permitted Collateral Liens. Accordingly, any proceeds received upon a realization of the Collateral securing the Notes and such other Obligations will be applied, subject to the intercreditor arrangements described below, as follows:

first, to the payment of all costs and expenses incurred by the Trustee and the Collateral Agent (if not the Trustee) in connection with the collection of proceeds or sale of any Collateral or otherwise in connection with the Indenture and the Security Documents, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Trustee and the Collateral Agent (if not the Trustee) on behalf of the Company or a Subsidiary Guarantor and any other costs or expenses incurred in connection with the exercise of any right or remedy of the Holders and such other Obligations;

second, to pay the Notes, any accrued and unpaid interest thereon and such other Obligations on a pro rata basis based on the respective amounts of the Notes and such other Obligations then outstanding; and

third, to the extent of the balance of such proceeds after application in accordance with the foregoing, to the Company or such Subsidiary Guarantor, as applicable, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

Pari Passu Intercreditor Arrangements

If the Company or any Subsidiary Guarantor incurs any Indebtedness which is permitted to be secured by the Collateral on a pari passu basis with the Notes (“Pari Passu Indebtedness”), the Collateral Agent and the representative of the holders of the Pari Passu Indebtedness will enter into a pari passu intercreditor agreement (the “Pari Passu Intercreditor Agreement”) in substantially the form attached as an exhibit to the Indenture, which Pari Passu Intercreditor Agreement may be amended as necessary as additional Pari Passu Indebtedness is incurred. Under the Pari Passu Intercreditor Agreement, the Holders will be represented by the Collateral Agent and the holders of each class of Pari Passu Indebtedness will be represented by their designated agent (each, an

“Authorized Representative”). The Pari Passu Intercreditor Agreement will provide for the priorities and other relative rights among the Holders and the holders of the Pari Passu Indebtedness, including, among other things, that:

(1)	notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens on the Collateral securing the Notes and the Pari Passu Indebtedness, the Liens securing all such Indebtedness shall be of equal priority; and

(2)	the Obligations in respect of the Notes and the Pari Passu Indebtedness may be increased, extended, renewed, replaced, restated, supplemented, restructured, refunded, refinanced or otherwise amended from time to time, in each case, to the extent permitted by the Indenture and the documentation governing the Pari Passu Indebtedness.

The Pari Passu Intercreditor Agreement will also provide that only the “Applicable Authorized Representative” has the right to direct foreclosures and take other actions with respect to the Collateral. The Collateral Agent for the Notes will be the Applicable Authorized Representative unless the Notes do not represent the largest principal amount outstanding of any then-outstanding Indebtedness secured on a pari passu basis by the Collateral. The Applicable Authorized Representative at any given time will continue to be the Applicable Authorized Representative until the applicable Indebtedness ceases to represent the largest principal amount outstanding of any then-outstanding Indebtedness secured on a pari passu basis by the Collateral (a “Larger Holder Event”). Following a Larger Holder Event, the designated agent under the largest principal amount outstanding of any such Indebtedness will become the Applicable Authorized Representative. The Applicable Authorized Representative will remain as such until the earlier of (i) the occurrence of a subsequent Larger Holder Event and (ii) the Non-Controlling Authorized Representative Enforcement Date (as defined below) (such earlier date, the “Applicable Authorized Agent Date”). After the Applicable Authorized Agent Date, the Applicable Authorized Representative will be the Authorized Representative of the Indebtedness that constitutes the second largest outstanding principal amount of any then-outstanding Indebtedness secured on a pari passu basis by the Collateral (the “Major Non-Controlling Authorized Representative”).

The “Non-Controlling Authorized Representative Enforcement Date” is the date that is 90 days (throughout which 90-day period the applicable Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (a) an event of default under the terms of that Indebtedness and (b) the Collateral Agent’s and each other Authorized Representative’s receipt of written notice from that Authorized Representative certifying that (i) such Authorized Representative is the Major Non-Controlling Authorized Representative and that an event of default with respect to such Indebtedness has occurred and is continuing and (ii) such Indebtedness is currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of that Indebtedness; provided, however, that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Collateral (1) at any time the Applicable Authorized Representative has commenced and is pursuing any enforcement action with respect to such Collateral with reasonable diligence in light of the then-existing circumstances or (2) at any time the Company or any Subsidiary Guarantor that has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any insolvency or liquidation proceeding.

The Applicable Authorized Representative under the Pari Passu Intercreditor Agreement will have the sole right to instruct the Collateral Agent to act or refrain from acting with respect to the Collateral, and the Collateral Agent will not follow any instructions with respect to such Collateral from any other Person. No Authorized Representative of any Indebtedness secured by the Collateral (other than the Applicable Authorized Representative) will instruct the Collateral Agent to commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interests in or realize upon, or take any other action available to it in respect of, the Collateral. Subject to the foregoing, notwithstanding the equal priority of the Liens, the Collateral Agent, acting on the instructions of the Applicable Authorized Representative, may deal with the Collateral as if such Collateral Agent had a senior Lien on such Collateral. No Authorized Representative of any Indebtedness (other than the Applicable Authorized Representative) may contest, protest or object to any foreclosure proceeding or action brought by the Collateral Agent (acting on the instructions of the Applicable Authorized Representative) or Applicable Authorized Representative. The Collateral Agent and each other Authorized Representative will agree that it will not accept any Lien on any Collateral for the benefit of the Holders (other than funds deposited for the discharge or defeasance of the Notes) other than pursuant to the Security Documents. Each holder of such Indebtedness, including the Holders of the Notes by acceptance thereof, will be deemed to have agreed that it will not contest or support any other Person in contesting, in any proceeding (including any insolvency or liquidation proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any other holder of such Indebtedness in all or any part of the Collateral, or any of the provisions of the Pari Passu Intercreditor Agreement.

If an event of default has occurred and is continuing under any Indebtedness covered by the Pari Passu Intercreditor Agreement, and the Collateral Agent is taking action to enforce rights in respect of any Collateral, or any distribution is made with respect to any Collateral in any bankruptcy case of the Company or any Subsidiary Guarantor, the proceeds of any sale, collection or other liquidation of any such Collateral by the Collateral Agent or any other holder of such Indebtedness, as applicable, will be applied among the Indebtedness covered by the Pari Passu Intercreditor Agreement to the payment in full of such Indebtedness on a ratable basis, after payment of all amounts owing to the Collateral Agent and the other Authorized Representatives, in their capacities as such.

None of the holders of Indebtedness covered by the Pari Passu Intercreditor Agreement may institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Collateral Agent or any other holder of such Indebtedness seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral. In addition, none of the holders of such Indebtedness may seek to have any Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral. If any holder of such Indebtedness obtains possession of any Collateral or realizes any proceeds or payment in respect thereof, in each case, as a result of the enforcement of remedies, at any time prior to the discharge of each of such Indebtedness covered by the Pari Passu Intercreditor Agreement, then it must hold such Collateral, proceeds or payment in trust for the other holders of such Indebtedness and promptly transfer such Collateral, proceeds or payment to the Collateral Agent to be distributed in accordance with the Security Documents.

Junior Lien Intercreditor Arrangements

If the Company or any Subsidiary Guarantor incurs any Indebtedness which is permitted to be secured by the Collateral on a junior basis to the Liens securing the Notes (“Junior Lien Indebtedness”), the representative of the holders of the Junior Lien Indebtedness will enter into a junior lien intercreditor agreement (a “Junior Lien Intercreditor Agreement”, and each Junior Lien Intercreditor Agreement and the Pari Passu Intercreditor Agreement, an “Intercreditor Agreement”), in substantially the form attached as an exhibit to the Indenture.

The Junior Lien Intercreditor Agreement will provide, among other things, that (i) the Liens on the Collateral securing the Junior Lien Indebtedness will be junior to the Liens in favor of the Collateral Agent securing the Obligations under the Notes, the Indenture and the Security Documents (and any other future Pari Passu Indebtedness), and, consequently, the Holders of Notes and other Pari Passu Indebtedness will be entitled to receive the proceeds from the disposition of any Collateral prior to the holders of any Junior Lien Indebtedness, (ii) during any insolvency proceedings, the Collateral Agent and the agents for any Junior Lien Indebtedness will coordinate their efforts to give effect to the relative priority of their security interests in the Collateral and (iii) certain procedures for enforcing the Liens on the Collateral will be followed. Pursuant to the terms of the Junior Lien Intercreditor Agreement, prior to the discharge of the Liens pursuant to the Security Documents, the Collateral Agent will determine the time and method by which the security interest in the Collateral will be enforced. The agents for any Junior Lien Indebtedness will not be permitted to enforce the security interest and certain other rights related to the Junior Lien Indebtedness on the Collateral even if an event of default under such Junior Lien Indebtedness has occurred or such Junior Lien Indebtedness has been accelerated, except in any insolvency or liquidation proceeding as necessary to file a claim or statement of interest with respect to such Junior Lien Indebtedness and in certain other circumstances.

Certain Limitations on the Collateral

No appraisals of any of the Collateral have been prepared by or on behalf of the Company or any Subsidiary Guarantor in connection with the issuance and sale of the Notes. The value of the Collateral in the event of liquidation will depend on many factors. Consequently, liquidating the Collateral may not produce proceeds in an amount sufficient to pay any amounts due on the Notes. See “Risk Factors—Risks Related to the Notes—The collateral may not be valuable enough to satisfy all the obligations secured by such collateral and, in certain circumstances, can be released without the consent of holders of the Notes.”

The fair market value of the Collateral is subject to fluctuations based on a number of factors, including, among others, prevailing interest rates, the ability to sell the Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. The amount to be received upon a sale of the Collateral will be dependent on numerous factors, including the actual fair market value of the Collateral at such time and the timing and the manner of the sale. By its nature, some of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Company’s and the Subsidiary Guarantors’ Obligations under the Notes. Any claim for the difference between the amount, if any, realized by Holders from the sale of Collateral securing the Notes and the Obligations under the Notes will rank equally in right of payment with all of the Company’s and the Subsidiary Guarantors’ other unsecured senior debt and other unsubordinated obligations, including trade payables. To the extent that third parties establish Liens on the Collateral, such third parties could have rights and remedies with respect to the assets subject to such Liens that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent or the Holders to realize or foreclose on the Collateral. The Company may also issue Additional Notes as described above or otherwise incur Obligations which would be secured by the Collateral, the effect of which would be to increase the amount of Indebtedness secured equally and ratably by the Collateral. The ability of the Holders to realize on the Collateral may also be subject to certain bankruptcy law limitations in the event of a bankruptcy. See “—Certain Bankruptcy Limitations.”

Further Assurances

The Security Documents and the Indenture will provide that the Company and the Subsidiary Guarantors shall, at their sole expense, do all acts that may be reasonably necessary to confirm that the Collateral Agent holds, for the benefit of the Holders and the Trustee, duly created, enforceable and perfected first-priority Liens in the Collateral, subject only to Permitted Collateral Liens. As necessary, or upon request of the Collateral Agent, the Company and the Subsidiary Guarantors shall, at their sole expense, execute, acknowledge and deliver such documents and instruments and take such other actions as may be necessary to assure, perfect, transfer and confirm the rights conveyed by the Security Documents, to the extent permitted by applicable law.

Limitation on Collateral Consisting of Subsidiary Securities

When we register the Notes pursuant to the requirements of the Registration Rights Agreement, we will become subject to Rule 3-16 of Regulation S-X under the Securities Act. In such an event, the stock, other equity interests and other securities of a Subsidiary of the Company otherwise constituting Collateral will constitute Collateral for the benefit of the Holders only to the extent that such stock, equity interests and other securities can secure the Notes without Rule 3-16 of Regulation S-X under the Securities Act (or any other U.S. Federal law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the SEC (or any other U.S. Federal government agency). In the event that Rule 3-16 of Regulation S-X under the Securities Act

(or any such other U.S. Federal law, rule or regulation) is then applicable to us and requires or is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary’s stock, equity interests or other securities secure the Notes, then the stock, equity interests and other securities of such Subsidiary shall automatically be deemed not to be part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to such requirement).

However, if Rule 3-16 of Regulation S-X under the Securities Act is thereafter amended, modified or interpreted by the SEC to permit (or is replaced with another rule or regulation, or any law, rule or regulation is adopted, which would permit) such Subsidiary’s stock, equity interests and other securities to secure the Notes in excess of the amount then pledged without filing with the SEC (or any other U.S. Federal governmental agency) of separate financial statements of such Subsidiary, then the stock, equity interests and other securities of such Subsidiary shall automatically be deemed to be a part of the Collateral for the benefit of the Holders (but only to the extent necessary to not be subject to any such financial statement requirement).

In accordance with the limitations described in the two immediately-preceding paragraphs, if Rule 3-16 of Regulation S-X under the Securities Act becomes applicable to us, the Collateral for the benefit of the Holders will include stock, other equity interests and other securities of certain existing and future Subsidiaries of the Company only to the extent that the applicable value of such stock, other equity interests and other securities (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. As a result, the portion of the stock, other equity interests and other securities of Subsidiaries constituting Collateral for the benefit of the Holders may decrease or increase as described above. See “Risk Factors—Risks Related to the Notes—Shares of stock and other equity interests or other securities of any of the Company’s subsidiaries that are pledged to secure the Notes or the guarantees will no longer constitute collateral for the benefit of the Notes and the guarantees if the pledge of such stock and other equity interests or other securities would require the filing with the SEC of separate financial statements for that subsidiary.”

Impairment of Security Interest

The Company and the Subsidiary Guarantors will not be permitted to grant to any Person, or permit any Person to retain (other than the Collateral Agent), any security interest or Lien whatsoever in the Collateral, other than Permitted Collateral Liens. The Company and the Subsidiary Guarantors will not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted by the Indenture, the Notes, the Security Documents and any applicable Intercreditor Agreement. For the avoidance of doubt, nothing in this paragraph will restrict the Incurrence of Permitted Indebtedness secured by Permitted Liens or Permitted Collateral Liens.

Certain Bankruptcy Limitations

In addition to the limitations described above, the right of the Collateral Agent to obtain possession, exercise control over or dispose of the Collateral following an Event of Default is likely to be significantly impaired by applicable bankruptcy law if the Company or any Subsidiary Guarantor were to have become a debtor under the U.S. Bankruptcy Code prior to the Collateral Agent having obtained possession, exercised control over or disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited by the automatic stay from obtaining possession of its collateral from a debtor in a bankruptcy case, or from exercising control over or disposing of collateral taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such collateral) even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.”

The term “adequate protection” is not defined in the U.S. Bankruptcy Code, but it includes making periodic cash payments, providing an additional or replacement Lien or granting other relief, in each case to the extent that the collateral decreases in value during the pendency of the bankruptcy case as a result of, among other things, the imposition of the automatic stay, the use, sale or lease of such collateral or any grant of a “priming Lien” in connection with debtor-in-possession financing (a “DIP Financing”). The type of adequate protection provided to a secured creditor will vary according to the circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or decrease in value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior or pari passu Liens) is not sufficient to repay all amounts due on the Notes, the Holders would hold secured claims to the extent of the value of the Collateral and would hold unsecured claims with respect to any shortfall. Under the U.S. Bankruptcy Code, a secured creditor’s claim includes interest and any reasonable fees, costs or charges provided for under the agreement under which such claim arose if the claims are over secured. In addition, if the Company or the Subsidiary Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may void certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances. See “Risk Factors—Risks Related to the Notes—The guarantees and security interests provided by the guarantors may not be enforceable and, under specific circumstances, Federal and state courts may void the guarantees and security interests and require holders to return payments received from the guarantors.” and “—Because each guarantor’s liability under its guarantee may be reduced to zero, avoided or released under certain circumstances, you may not receive any payments from some or all of the guarantors.”

In the event the Company or any Subsidiary Guarantor becomes a debtor in a bankruptcy case, the Company or such Subsidiary Guarantor may enter into DIP Financing in such case. As a result of such DIP Financing, the Liens on the Collateral securing the Notes and the Subsidiary Guarantees may, without any further action or consent by the Trustee, the Collateral Agent or the Holders, be made junior and subordinated to Liens granted to secure such DIP Financing so long as the Company or the applicable Subsidiary Guarantor can show that (i) it could not obtain credit otherwise and (ii) there is adequate protection of the interest of the holder of the Lien on the assets on which such priming Lien is proposed to be granted. See “Risk Factors—Risks Related to the Notes—Bankruptcy laws may limit the ability of holders of the Notes to realize value from the collateral.”, “—Any future pledge of collateral or guarantee in favor of the holders of the Notes might be voidable in bankruptcy.” and “—As a result of the Notes being treated as issued with OID, upon a bankruptcy petition by or against us, holders of Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture governing the Notes.”

Release

The Liens on the Collateral will be released with respect to the Notes and the Subsidiary Guarantees:

(i)	in whole, upon payment in full of the principal of, accrued and unpaid interest, if any, and premium, if any, on, the Notes;

(ii)	in whole, upon satisfaction and discharge of the Indenture as described under “—Satisfaction and Discharge;”

(iii)	in whole, upon a legal defeasance or covenant defeasance as described under “—Defeasance;”

(iv)

in part, as to any property or asset constituting Collateral (A) that is sold or otherwise disposed of or deemed disposed of in a transaction permitted by “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock,” (B) that is owned by a Subsidiary Guarantor to the extent such Subsidiary

Guarantor has been released from its Subsidiary Guarantee in accordance with the Indenture or (C) otherwise in accordance with, and as expressly provided for under, the Indenture (including a release of Excluded Assets in connection with an Incurrence of Permitted Indebtedness secured by a Permitted Lien or Permitted Collateral Lien); or

(v)	as described under “—Amendments and Waivers.”

Upon any sale or disposition of Collateral in compliance with the Indenture and the Security Documents, the Liens in favor of the Collateral Agent on such Collateral and (subject to the provisions described under “—After-Acquired Property”) all proceeds thereof shall automatically terminate and be released and the Collateral Agent will execute and deliver such documents and instruments as the Company and the Subsidiary Guarantors may request to evidence such termination and release (without recourse or warranty) without the consent of the Holders.

The Company will furnish to the Collateral Agent and the Trustee (if not the Collateral Agent), prior to each proposed release of Collateral pursuant to the Security Documents and the Indenture, an Officers’ Certificate and Opinion of Counsel and such other documentation as is required by the Indenture.

To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities or relating to the substitution therefor of any property or securities to be subjected to the Lien of the Security Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an Officer except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected or reasonably satisfactory to the Trustee.

Notwithstanding anything to the contrary in the preceding paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the SEC and its staff, including “no action” letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to the released Collateral.

The Company will not be required to comply with TIA §314(d) with respect to any of the following:

(a)	cash payments (including for the scheduled repayment of Indebtedness) in the ordinary course of business;

(b)	sales or other dispositions of inventory in the ordinary course of business;

(c)	collections, sales or other dispositions of accounts receivable in the ordinary course of business; and

(d)	sales or other dispositions in the ordinary course of business of any property the use of which is no longer necessary or desirable in, and is not material to, the conduct of the business of the Company and its Subsidiaries;

provided, however, the Company’s right to rely on the above will be conditioned upon the Company’s delivering to the Trustee, within 30 calendar days following the end of each six-month period beginning on April 1 and October 1 of any year, an Officers’ Certificate to the effect that all releases during such six-month period in respect of which the Company did not comply with TIA §314(d) in reliance on the above were made in the ordinary course of business.

The Company will otherwise comply with the provisions of TIA §314.

Book-Entry, Delivery and Form

The Notes are being offered and sold to qualified institutional buyers in reliance on Rule 144A (“Rule 144A Notes”). The Notes also may be offered and sold in offshore transactions in reliance on Regulation S (“Regulation S Notes”). Following the initial distribution of Rule 144A Notes and Regulation S Notes, such Notes may be transferred to certain institutional “accredited investors” in the secondary market (“IAI Notes”). Except as set forth below, the Notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

Rule 144A Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Rule 144A Global Notes”). Regulation S Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “Regulation S Global Notes”). IAI Notes initially will be represented by one or more global notes in registered form without interest coupons (collectively, the “IAI Global Notes”). Beneficial ownership interests in a Regulation S Global Note will be exchangeable for interests in a Rule 144A Global Note, an IAI Global Note or a definitive note in registered certificated form (a “Certificated Note”) only after the expiration of the period through and including the 40th day after the later of the commencement and the closing of this offering (the “Distribution Compliance Period”) and then only (i) in the case of an exchange for an IAI Global Note, upon certification that the interest in the Regulation S Global Notes is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor” and (ii) in the case of an exchange for a Certificated Note, in compliance with the requirements described under “—Exchange of Global Notes for Certificated Notes.” The Rule 144A Global Notes, the IAI Global Notes and the Regulation S Global Notes are collectively referred to herein as the “Global Notes.” The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Beneficial interests in the Rule 144A Global Notes may not be exchanged for beneficial interests in the Regulation S Global Notes or the IAI Global Notes at any time except in the limited circumstances described below. See “—Exchanges Among Global Notes.”

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Rule 144A Notes (including beneficial interests in the Rule 144A Global Notes) will be subject to certain restrictions on transfer and will bear a restrictive legend as described under “Transfer Restrictions.” Regulation S Notes and IAI Notes will also be subject to certain restrictions on transfer and will also bear the legend as described under “Transfer Restrictions.” In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchaser with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under “Transfer Restrictions,” transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Notes among participants, it is under no obligation to perform such procedures, and such procedures may be discontinued or changed at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor depositary is not appointed;

(2)	the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default with respect to the Notes and DTC or the Company specifically request such exchange.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Transfer Restrictions,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Transfer Restrictions.”

Exchanges Among Global Notes

Beneficial interests in the Regulation S Global Notes may be exchanged for beneficial interests in the Rule 144A Global Notes or the IAI Global Notes only after the expiration of the Distribution Compliance Period and then only upon certification to the Trustee in the manner described in the Indenture that, among other things, in the case of an exchange for an interest in an IAI Global Note, the interest in the Regulation S Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor”.

Beneficial interest in a Rule 144A Global Note or an IAI Global Note may be transferred to a Person who takes delivery in the form of an interest in the Regulation S Global Note, whether before or after the expiration of the Distribution Compliance Period, only if the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer is being made in accordance with Rule 903 or 904 of Regulation S or Rule 144.

Beneficial interest in a Rule 144A Global Note may be exchanged for a beneficial interest in an IAI Global Note only upon certification to the Trustee in the manner described in the Indenture that, among other things, (i) the beneficial interest in such Rule 144A Global Note is being transferred to an “accredited investor” under the Securities Act that is an institutional “accredited investor” acquiring the securities for its own account or for the account of an institutional “accredited investor” and (ii) such transfer is being made in accordance with all applicable securities laws of the States of the United States and other jurisdictions. Beneficial interest in an IAI Global Note may be exchanged for a beneficial interest in a Rule 144A Global Note only upon certification to the Trustee in the manner described in the Indenture that, among other things, such interest is being transferred in a transaction in accordance with Rule 144A.

Transfers involving exchanges of beneficial interests between the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes will be effected in DTC by means of an instruction originated by the Trustee through the DTC Deposit/Withdraw at Custodian system. Accordingly, in connection with any such transfer, appropriate adjustments will be made to reflect the changes in the principal amounts of the Regulation S Global Notes, the IAI Global Notes and the Rule 144A Global Notes, as applicable. Any beneficial interest in one of the Global Notes that is transferred to a Person who takes delivery in the form of an interest in another Global Note will, upon transfer, cease to be an interest in such Global Note and will become an interest in another Global Note and, accordingly, will thereafter be subject to all transfer restrictions and other procedures applicable to beneficial interest in such other Global Note for so long as it remains such an interest.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note holder. The Company will make all payments of principal, interest and premium, if any, and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Registered Exchange Offer; Registration Rights

We have agreed pursuant to the Registration Rights Agreement that we will, subject to certain exceptions,

(1)	within 180 days after the Issue Date, file a registration statement (the “Exchange Offer Registration Statement”) with the SEC with respect to a registered offer (the “Registered Exchange Offer”) to exchange the private notes for Notes of the Company (the “Notes”) having terms substantially identical in all material respects to the private notes (except that the Notes will not contain terms with respect to transfer restrictions);

(2)	use our reasonable best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 270 days after the Issue Date;

(3)	as soon as practicable after the effectiveness of the Exchange Offer Registration Statement, offer the Notes in exchange for surrender of the private notes; and

(4)	keep the Registered Exchange Offer open for not less than 20 Business Days (or longer if required by applicable law) after the date notice of the Registered Exchange Offer is mailed to the Holders.

For each private note validly tendered to us and not withdrawn pursuant to the Registered Exchange Offer, we will issue to the Holder of such private note a Note having a principal amount equal to that of the surrendered private note. Interest on each Note will accrue from the last interest payment date on which interest was paid on the private note surrendered in exchange therefor, or, if no interest has been paid on such private note, from the date of its original issue.

Under existing SEC interpretations, the Notes will be freely transferable by Holders other than our affiliates after the Registered Exchange Offer without further registration under the Securities Act if the Holder of the Notes represents to us in the Registered Exchange Offer that it is acquiring the Notes in the ordinary course of its business, that it has no arrangement or understanding with any person to participate in the distribution of the Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; provided, however, that broker-dealers (“Participating Broker-Dealers”) receiving Notes in the Registered Exchange Offer will have a prospectus delivery requirement with respect to resales of such Notes. The SEC has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to Notes (other than a resale of an unsold allotment from the original sale of the private notes) with the prospectus contained in the Exchange Offer Registration Statement.

Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Notes for 90 days following the effective date of such Exchange Offer Registration Statement (or such shorter period during which Participating Broker-Dealers are required by law to deliver such prospectus).

A Holder (other than certain specified Holders) who wishes to exchange such private notes for Notes in the Registered Exchange Offer will be required to represent that any Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Registered Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Notes and that it is not an “affiliate” of the Company, as defined in Rule 405 of the Securities Act, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

In the event that:

(1)	applicable interpretations of the staff of the SEC do not permit us to effect such a Registered Exchange Offer; or

(2)	for any other reason we do not consummate the Registered Exchange Offer within 270 days of the Issue Date; or

(3)	the Initial Purchaser shall notify us following consummation of the Registered Exchange Offer that private notes held by it are not eligible to be exchanged for Notes in the Registered Exchange Offer; or

(4)	certain Holders are prohibited by law or SEC policy from participating in the Registered Exchange Offer or may not resell the Notes acquired by them in the Registered Exchange Offer to the public without delivering a prospectus, then, we will, subject to certain exceptions,

(1)	promptly file a shelf registration statement (the “Shelf Registration Statement”) with the SEC covering resales of the private notes or the Notes, as the case may be;

(2)	(A) in the case of clause (1) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 270th day after the Issue Date and (B) in the case of clause (2), (3) or (4) above, use our reasonable best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act on or prior to the 90th day after the date on which the Shelf Registration Statement is required to be filed; and

(3)	keep the Shelf Registration Statement effective until the earlier of (A) two years from the Issue Date and (B) the date on which all private note or Notes registered thereunder are disposed of in accordance therewith.

We will, in the event a Shelf Registration Statement is filed, among other things, provide to each Holder for whom such Shelf Registration Statement was filed copies of the prospectus which is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the private notes or the Notes, as the case may be. A Holder selling such private note s or Notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such Holder (including certain indemnification obligations).

We may require each Holder requesting to be named as a selling security holder to furnish to us such information regarding the Holder and the distribution of the Notes or Notes by the Holder as we may from time to time reasonably require for the inclusion of the Holder in the Shelf Registration Statement, including requiring the Holder to properly complete and execute such selling security holder notice and questionnaires, and any amendments or supplements thereto, as we may reasonably deem necessary or appropriate. We may refuse to name any Holder as a selling security holder that fails to provide us with such information.

We will pay additional cash interest on the private notes and Notes, subject to certain exceptions,

(1)	if the Company fails to file any of the registration statements required by the Registration Rights Agreement on or prior to the date specified for such filing,

(2)	if any such registration statements not declared effective by the SEC on or prior to the date specified for their effectiveness,

(3)	if the Exchange Offer required to be consummated under the Registration Rights Agreement is not consummated on or before the 40th day after the Exchange Offer Registration Statement is declared effective, or

(4)	after the Exchange Offer Registration Statement or the Shelf Registration Statement, as the case may be, is declared effective, such registration statement thereafter ceases to be effective or usable (subject to certain exceptions) (each such event referred to in the preceding clauses (1) through (4) a “Registration Default”);

from and including the date on which any such Registration Default shall occur but excluding the date on which all Registration Defaults have been cured.

The rate of the additional interest will be 0.25% per annum for the first 90-day period immediately following the occurrence of a Registration Default, and such rate will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum additional interest rate of 1.0% per annum. We will pay such additional interest on regular interest payment dates. Such additional interest will be in addition to any other interest payable from time to time with respect to the private notes and the Notes.

All references in the Indenture, in any context, to any interest or other amount payable on or with respect to the private notes shall be deemed to include any additional interest pursuant to the Registration Rights Agreement.

If we effect the Registered Exchange Offer, we will be entitled to close the Registered Exchange Offer 20 Business Days after the commencement thereof provided that we have accepted all private notes theretofore validly tendered in accordance with the terms of the Registered Exchange Offer.

Change of Control

Upon the occurrence of any of the following events (each a “Change of Control”), each Holder shall have the right to require that the Company repurchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date):

(1)	the Company becomes aware that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; provided, however, that for purposes of this clause (1) such other Person shall be deemed to have “beneficial ownership” of any Voting Stock of a Person held by any other Person (the “parent entity”), if such other Person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such parent entity;

(2)	the adoption of a plan relating to the liquidation or dissolution of the Company; or

(3)	the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than a transaction following which, in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction.

Subject to compliance with the provisions of the succeeding paragraph, within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the “Change of Control Offer”) stating:

(1)	that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder’s Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts regarding such Change of Control (including information to the extent available, with respect to pro forma historical income, cash flow and capitalization, in each case after giving effect to such Change of Control);

(3)	the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer, (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “—Optional Redemption,” unless and until there is a default in the payment of the applicable redemption price or (3) in connection with or in contemplation of any Change of Control for which a definitive agreement is in place, we or a third party has made an offer to purchase (an “Alternate Offer”) any and all Notes validly and properly tendered at a cash price equal to or higher than the Change of Control payment (as described above) and has purchased all Notes validly and properly tendered and not withdrawn in accordance with the terms of the Alternate Offer; provided, however, that the terms of such Alternate Offer shall not require the Holders to irrevocably tender the Notes and such Alternate Offer shall not close until the Change of Control is actually consummated.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchaser. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under “—Certain Covenants—Limitation on Indebtedness,” “—Certain Covenants—Limitation on Liens” and “—Certain Covenants—Limitation on Sale/Leaseback Transactions.” Such restrictions can only be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders protection in the event of a highly leveraged transaction.

Future Indebtedness that we may Incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such Indebtedness upon a Change of Control. Moreover, the exercise by the Holders of their right to require us to repurchase their Notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the Holders following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Certain Covenants

The Indenture will contain covenants including, among others, the following:

Limitation on Indebtedness

(a) The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence and after giving effect thereto on a pro forma basis, the Consolidated Coverage Ratio exceeds 2.0 to 1.0 (any such Indebtedness Incurred pursuant to this paragraph (a) being herein referred to as “Coverage Indebtedness”).

(b) Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness (any such Indebtedness Incurred pursuant to this paragraph (b) being herein referred to as “Permitted Indebtedness”):

(1)	Indebtedness Incurred pursuant to any Credit Facility in an aggregate amount outstanding at any time not to exceed $25.0 million (any such Indebtedness Incurred pursuant to this clause (1) being herein referred to as “Credit Facility Indebtedness”);

(2)	Indebtedness Incurred pursuant to any letters of credit, surety bonds or other similar arrangements procured in the ordinary course of business (any such Indebtedness Incurred pursuant to this clause (2) being herein referred to as “L/C Indebtedness”);

(3)	Indebtedness owed to and held by the Company or a Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Equity Interests which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon;

(4)	Indebtedness represented by the Notes to be issued on the Issue Date and the Subsidiary Guarantees thereof;

(5)	Indebtedness of the Company and the Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness described in clause (1), (2) or (3) of this covenant);

(6)	Indebtedness of a Restricted Subsidiary Incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company or a Restricted Subsidiary); provided, however, that on the date such Restricted Subsidiary was acquired by the Company or by a Restricted Subsidiary or otherwise became a Restricted Subsidiary and after giving effect to the Incurrence of such Indebtedness, the Company would have been able to Incur an additional $1.00 of Coverage Indebtedness pursuant to paragraph (a) of this covenant;

(7)	Refinancing Indebtedness in respect of Coverage Indebtedness or of Permitted Indebtedness Incurred pursuant to clause (4), (5), (6) or this clause (7); provided, however, that to the extent such Refinancing Indebtedness directly or indirectly Refinances Indebtedness of a Subsidiary Incurred pursuant to clause (6), such Refinancing Indebtedness shall be Incurred only by such Subsidiary;

(8)	Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) consisting of Interest Rate Agreements;

(9)

obligations in respect of workers’ compensation and auto claims, payment obligations in connection with health or other types of social security benefits, unemployment or other insurance or self-insurance obligations, insurance premium finance agreements, reclamation, statutory and regulatory obligations, bankers’ acceptances, performance, bid, surety or similar bonds and letters of credit or completion and performance guarantees or equipment leases or other similar obligations provided by the Company or any Restricted Subsidiary in the ordinary course of business;

(10)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

(11)	Indebtedness consisting of the Guarantee by any Subsidiary Guarantor of any Indebtedness of the Company or any Subsidiary Guarantor that was permitted to be Incurred by the Company or any Subsidiary Guarantor pursuant to the Indenture; provided, however, that if the Indebtedness being Guaranteed is subordinated to or pari passu with the Notes, then the Guarantee thereof shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness being Guaranteed;

(12)	Attributable Debt and Purchase Money Indebtedness or Capital Lease Obligations Incurred to finance all or any part of the purchase price or cost of design, development, construction, installation or improvement of property (real or personal and including acquisitions of Equity Interests), plant, equipment or vehicles used in the business of the Company or any of the Restricted Subsidiaries (in each case, whether through the direct purchase of such assets or the Equity Interests of any Person owning such assets), or repairs, additions or improvements to such assets, together with any Attributable Debt Incurred pursuant to this clause (12) and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when added together with the amount of Attributable Debt and Indebtedness Incurred pursuant to this clause (12) and then outstanding, does not exceed $15.0 million;

(13)	Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earn outs, Guarantees or similar obligations, in each case, Incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness Incurred or assumed by any Person acquiring all or any portion of such business, assets or Subsidiary, in an aggregate principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary, as applicable, in connection with such disposition; and

(14)	Indebtedness of the Company or the Subsidiary Guarantors in an aggregate amount which, when taken together with all other Indebtedness of the Company and the Subsidiary Guarantors outstanding on the date of such Incurrence (other than Coverage Indebtedness and Permitted Indebtedness Incurred pursuant to clauses (1) through (13) above) does not exceed $5.0 million.

(c) For purposes of determining compliance with this covenant:

(1)	any Indebtedness outstanding under letters of credit, surety bonds or similar arrangements on the Issue Date will be treated as L/C Indebtedness Incurred on the Issue Date under clause (2) of paragraph (b) above;

(2)	in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify (and may later reclassify) such item of Indebtedness (or any portion thereof) at the time of Incurrence (and in the case of a reclassification, only to the extent the reclassified item could be Incurred pursuant to the criteria at the time of such reclassification) and will only be required to include the amount and type of such Indebtedness in one of the above clauses; provided, however, that no Credit Facility Indebtedness or L/C Indebtedness may be reclassified; and

(3)	the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above.

(d) For purposes of determining compliance with any U.S. dollar restriction on the Incurrence of Indebtedness where the Indebtedness Incurred is denominated in a different currency, the amount of such Indebtedness will be the U.S. Dollar Equivalent, determined on the date of the Incurrence of such Indebtedness; provided, however, that if any such Indebtedness denominated in a different currency is subject to a Currency Agreement with respect to U.S. dollars, covering all principal, premium, if any, and interest payable on such Indebtedness, the amount of such Indebtedness expressed in U.S. dollars will be as provided in such Currency Agreement. The principal amount of any Refinancing Indebtedness Incurred in the same currency as the Indebtedness being Refinanced will be the U.S. Dollar Equivalent of the Indebtedness Refinanced, except to the extent that (1) such U.S. Dollar Equivalent was determined based on a Currency Agreement, in which case the Refinancing Indebtedness will be determined in accordance with the preceding sentence and (2) the principal amount of the Refinancing Indebtedness exceeds the principal amount of the Indebtedness being Refinanced, in which case the U.S. Dollar Equivalent of such excess will be determined on the date such Refinancing Indebtedness is Incurred.

Limitation on Restricted Payments

(a) The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

(1)	a Default shall have occurred and be continuing (or would result therefrom);

(2)	immediately after giving effect to such Restricted Payment on a pro forma basis, the Company would not be entitled to Incur an additional $1.00 of Coverage Indebtedness pursuant to the covenant described under “—Limitation on Indebtedness;” or

(3)	the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date (excluding Restricted Payments permitted by clauses (b)(1), (2), (4), (5), (6) and (8)) would exceed the sum of (without duplication):

(A)	50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

(B)	100% of the aggregate Net Cash Proceeds and the Fair Market Value of marketable securities or other property received by the Company from the issuance or sale of its Qualified Equity Interests subsequent to the Issue Date and 100% of any cash (or the Fair Market Value of any Cash Equivalents) consisting of a capital contribution received by the Company from its stockholders subsequent to the Issue Date; plus

(C)	the amount by which Indebtedness of the Company is reduced upon the conversion or exchange subsequent to the Issue Date of any Indebtedness of the Company convertible or exchangeable for Qualified Equity Interests of the Company (less the amount of any cash, or the Fair Market Value of any other property, distributed by the Company upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

(D)

an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or

Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b) The preceding provisions will not prohibit:

(1)	any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Qualified Equity Interests of the Company or a substantially concurrent cash capital contribution received by the Company from its stockholders; provided, however, that the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

(2)	any purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Obligations of the Company or a Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of, Indebtedness of such Person which is permitted to be Incurred pursuant to the covenant described under “—Limitation on Indebtedness;”

(3)	the payment of any dividend or redemption of any Capital Stock or Subordinated Indebtedness within 60 days after the date of declaration thereof or call for redemption, if at such date of declaration or call for redemption such payment or redemption was permitted by the provisions of paragraph (a) of this covenant (the declaration of such payment will be deemed a Restricted Payment under paragraph (a) of this covenant as of the date of declaration, and the payment itself will be deemed to have been paid on such date of declaration and will not also be deemed a Restricted Payment under paragraph (a) of this covenant) (it being understood that any Restricted Payment made in reliance on this clause (3) shall reduce the amount available for Restricted Payments pursuant to clause (a)(3) above only once);

(4)	the declaration and payments of cash dividends or cash distributions on Disqualified Stock issued pursuant to the covenant described under “—Limitation on Indebtedness;” provided, however, that, at the time of payment of such dividend or distribution, no Default shall have occurred and be continuing (or result therefrom);

(5)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represents a portion of the exercise price of such options;

(6)	cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Company; provided, however, that any such cash payment shall not be for the purpose of evading the limitation of the covenant described under this subheading (as determined in good faith by the Board of Directors of the Company);

(7)	in the event of a Change of Control or an Asset Disposition, and if no Default shall have occurred and be continuing, the payment, purchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations of the Company or any Subsidiary Guarantor, in each case, at a purchase price not greater than 101% of the principal amount of such Subordinated Obligations in the case of a Change of Control and 100% in the case of an Asset Disposition, in each case plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company (or a third party to the extent permitted by the Indenture) has made a Change of Control Offer or an offer to purchase Notes pursuant to “—Limitation on Sales of Assets and Subsidiary Stock”, as applicable, with respect to the Notes as a result of such Change of Control or Asset Disposition, as applicable, and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer or an offer to purchase Notes pursuant to “—Limitation on Sales of Assets and Subsidiary Stock”;

(8)	payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (b)(2) of the covenant described under “—Limitation on Indebtedness;” provided, however, that no Default has occurred and is continuing or would otherwise result therefrom;

(9)	the payment of any cash dividends on or in respect of Series A Convertible Preferred Stock in an aggregate amount not to exceed $500,000 in any calendar year; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom;

(10)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Existing Notes for aggregate cash consideration not to exceed $25.0 million; provided, however, that, at the time of such repurchase, redemption, defeasance or other acquisition or retirement, no Default shall have occurred and be continuing (or result therefrom);

(11)	the repurchase, redemption, defeasance or other acquisition or retirement for value of Series A Convertible Preferred Stock in an aggregate amount not to exceed $5.0 million; provided, however, that such repurchases may only be made in the event of (i) the separation or termination of employment of the holder of such Series A Convertible Preferred Stock from the Company or (ii) the maturity of such Series A Convertible Preferred Stock to be repurchased; provided, further, that, at the time of such repurchase, redemption, defeasance or other acquisition or retirement, no Default shall have occurred and be continuing (or result therefrom);

(12)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any current or former officer, director or employee of the Company pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period; provided, further, that, at the time of such repurchase, redemption, defeasance or other acquisition or retirement, no Default shall have occurred and be continuing (or result therefrom); and

(13)	other Restricted Payments in an amount which, when taken together with all other Restricted Payments made pursuant to this clause (13), does not exceed $1.0 million.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) (i) pay dividends or make any other distributions to the Company or any of the Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Company, (b) make any loans or advances to the Company or (c) sell, lease or transfer any of its properties or assets to the Company, except:

(1)	with respect to clauses (a), (b) and (c),

(A)	any encumbrance or restriction pursuant to an agreement in effect at or entered into on the Issue Date;

(B)	any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement relating to any Indebtedness Incurred by such Restricted Subsidiary on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

(C)

any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C) or contained in any amendment, modification, restatement, renewal, refunding, replacement or Refinancing to an agreement referred to in clause (A) or (B) of clause (1) of this covenant or this clause (C); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are, as determined by an Officer in good faith, not materially less favorable to the Holders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements; and

(D)	any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Equity Interests or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(E)	customary provisions in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements, limited liability company organizational documents and other similar agreements;

(F)	restrictions on cash, Cash Equivalents, marketable securities, investment grade securities or other deposits or net worth imposed by customers or lessors (including governmental entities) under contracts or leases entered into in the ordinary course of business;

(G)	the Indenture, the Notes, the Subsidiary Guarantees and the Security Documents;

(H)	applicable laws, rules, regulations and orders; and

(I)	customary restrictions in Credit Facility Indebtedness Incurred pursuant to clause (b)(1) of the covenant described under “—Limitation on Indebtedness;” provided, however, that such restrictions are not more restrictive than those contained in the Indenture or the Security Documents; and

(2)	with respect to clause (c) only,

(A)	any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(B)	any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; and

(C)	agreements with respect to Purchase Money Indebtedness and Capital Lease Obligations that impose restrictions on the property purchased or leased.

Limitation on Sales of Assets and Subsidiary Stock

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

(1)	the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the Fair Market Value (including as to the value of all non-cash consideration), of the shares and assets subject to such Asset Disposition; and

(2)	at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents;

(3)	in the case of an Asset Disposition of Collateral, the consideration from such Asset Disposition is pledged as Collateral to secure the Notes; and

(4)	an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) at its option to any one or more of the following uses:

(A)	to the extent the Company elects, within 365 days after the receipt of Net Available Cash,

(i)	to reduce the outstanding principal amount of Credit Facility Indebtedness Incurred pursuant to clause (b)(1) of the covenant described under “—Limitation on Indebtedness;”

(ii)	to reduce the outstanding principal amount of any other Applicable Senior Indebtedness of the Company or a Subsidiary Guarantor; provided, however, that to the extent the Company or such Restricted Subsidiary repays any such other Applicable Senior Indebtedness, the Company shall equally and ratably reduce the principal amount of Notes outstanding, through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or through redemption, or shall offer (in accordance with the procedures set forth below in clause (b) of this covenant) to all Holders to purchase their Notes at 100% of the principal amount thereof, plus accrued but unpaid interest, if any, thereon up to a principal amount which, if the offer were accepted, would result in such reduction;

(iii)	in the case of an Asset Disposition by a Restricted Subsidiary that is not a Subsidiary Guarantor or consisting of Equity Interests of a Restricted Subsidiary that is not a Subsidiary Guarantor, Indebtedness of a Restricted Subsidiary that is not a Subsidiary Guarantor; or

(iv)	in the case of an Asset Disposition consisting of property or assets that are not Collateral, to reduce the outstanding principal amount of any other Indebtedness of the Company or a Subsidiary Guarantor, in each case other than Indebtedness owed to the Company or an Affiliate of the Company;

(B)	to the extent the Company elects, to acquire Additional Assets within 365 days of the receipt of such Net Available Cash; provided, however, that to the extent the assets subject to such Asset Disposition were Collateral, such newly acquired assets shall also be Collateral; and

(C)	to the extent the Company elects, to make an offer to the Holders (and to holders of other Applicable Senior Indebtedness of the Company or of a Subsidiary Guarantor designated by the Company) to purchase Notes (and such other Applicable Senior Indebtedness of the Company or a Subsidiary Guarantor) pursuant to and subject to the conditions contained in the Indenture.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $5.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be held in cash or invested in Cash Equivalents.

For the purposes of this covenant, the following are deemed to be cash or Cash Equivalents:

(1)	the assumption or discharge of Applicable Senior Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock or Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Applicable Senior Indebtedness in connection with such Asset Disposition;

(2)	securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 365 days of the consummation of the Asset Disposition, to the extent of the cash received in such conversion; and

(3)	any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed an amount equal to $10.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b) In the event of an Asset Disposition that results in the purchase of Notes (and other Applicable Senior Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to clause (a)(4)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Applicable Senior Indebtedness of the Company or of a Subsidiary Guarantor permitted to be included in such offer) at a purchase price of 100% of their principal amount (or, in the event such other Applicable Senior Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), without premium, plus accrued but unpaid interest (or, in respect of such other Applicable Senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such other Applicable Senior Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be minimum denominations of $2,000 principal amount or any greater integral multiple of $1,000. The Company shall not be required to make such an offer to purchase Notes (and other Applicable Senior Indebtedness of the Company or of a Subsidiary Guarantor) pursuant to this covenant if the Net Available Cash available therefor is less than $10.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on Affiliate Transactions

(a) The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an “Affiliate Transaction”) unless:

(1)	the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm’s-length dealings with a Person who is not an Affiliate;

(2)	if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the non-employee directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company (unless the Board of Directors of the Company at the time of such Affiliate Transaction has no non-employee directors of the Company disinterested with respect to such Affiliate Transaction, in which case clause (3) below will apply to such Affiliate Transaction); and

(3)	if such Affiliate Transaction involves an amount in excess of $10.0 million (or if such Affiliate Transaction involves an amount in excess of $5.0 million and the Board of Directors of the Company at the time of such Affiliate Transaction has no non-employee directors of the Company disinterested with respect to such Affiliate Transaction), the Board of Directors of the Company shall have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and the Restricted Subsidiaries or is not materially less favorable to the Company and the Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm’s-length transaction with a Person who was not an Affiliate.

(b) The provisions of the preceding paragraph(a) will not prohibit:

(1)	any Investment (other than a Permitted Investment) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under “—Limitation on Restricted Payments;”

(2)	any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

(3)	loans or advances to employees made in the ordinary course of business for bona fide business purposes and consistent with past practices of the Company or the Restricted Subsidiaries;

(4)	the payment of reasonable fees to directors of the Company and the Restricted Subsidiaries who are not employees of the Company or the Restricted Subsidiaries;

(5)	any transaction with the Company, a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

(6)	the issuance or sale of any Qualified Equity Interests of the Company;

(7)	any agreement as in effect on the Issue Date and described in the Prospectus or any renewals or extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby; and

(8)	entering into and performing under indemnification arrangements or agreements in the ordinary course of business for the benefit of former, current or future directors or officers of the Company or any or its Restricted Subsidiaries.

Limitation on Line of Business

The Company will not, and will not permit any Restricted Subsidiary, to engage in any business other than a Related Business.

Limitation on Liens

The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, Incur or suffer to exist or become effective any Lien of any kind upon any of their assets, now owned or hereafter acquired, other than:

(i)	in the case of any asset that does not constitute Collateral, Permitted Liens; provided, however, that any Lien on such asset shall be permitted notwithstanding that it is not a Permitted Lien if all payments due under the Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien; and

(ii)	in the case of any asset that constitutes Collateral, Permitted Collateral Liens.

In the case of the proviso in clause (i), if the obligations so secured are expressly subordinated by their terms to the Notes, the Lien securing such obligations will also be so subordinated by its terms at least to the same extent.

Limitation on Sale/Leaseback Transactions

The Company will not, and will not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction with respect to any property unless:

(1)	the Company or such Restricted Subsidiary would be entitled to (A) Incur Indebtedness in an amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction pursuant to the covenant described under “—Limitation on Indebtedness” and (B) create a Lien on such property securing such Indebtedness without equally and ratably securing the Notes pursuant to the covenant described under “—Limitation on Liens;”

(2)	the net proceeds received by the Company or any Restricted Subsidiary in connection with such Sale/Leaseback Transaction are at least equal to the Fair Market Value of such property; and

(3)	the Company applies the proceeds of such transaction in compliance with the covenant described under “—Limitation on Sales of Assets and Subsidiary Stock,” to the extent applicable.

Merger and Consolidation

(a) The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

(1)	(x) the Company shall be the surviving corporation or (y) the resulting, surviving or transferee Person (the “Successor Company”) shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the Obligations of the Company under the Notes and the Indenture;

(2)	immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an Obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

(3)	immediately after giving pro forma effect to such transaction, the Successor Company would have been able to Incur an additional $1.00 of Coverage Indebtedness pursuant to the covenant described under “—Limitation on Indebtedness;” and

(4)	the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture.

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company (if not the Company) will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

(b) The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing.

Future Subsidiary Guarantors

The Company will cause each Domestic Subsidiary to (1) execute and deliver to the Trustee a Guarantee Agreement pursuant to which such Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture and applicable to the other Subsidiary Guarantors and (2) execute and deliver such documentation with respect to such collateral as shall be necessary to provide for Liens on such Subsidiary’s assets constituting Collateral to secure such Subsidiary Guarantee on the terms described under “—Collateral”.

Reports

Whether or not the Company continues to be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC and provide the Trustee and Holders with such annual and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such reports to be so filed and provided within the time periods specified for the filings of such reports under such Sections and containing all the information, audit reports and exhibits required for such reports. If, at any time, the Company is not subject to the periodic reporting requirements of the Exchange Act for any reason, the Company will nevertheless continue filing the reports specified in the preceding sentence with the SEC within the time periods required unless the SEC will not accept such a filing. The availability of the foregoing reports on the SEC’s EDGAR service (or successor thereto) shall be deemed to satisfy the Company’s delivery obligations to the Trustee and the Holders. The Company agrees that it will not take any action for the purpose of causing the SEC not to accept such filings. If, notwithstanding the foregoing, the SEC will not accept such filings for any reason, the Company will post the specified reports on its website within the time periods that would apply if the Company were required to file those reports with the SEC.

At any time that any of the Company’s Subsidiaries are Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

In addition, at any time when the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will furnish to the Holders and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

(1)	a default in the payment of interest on the Notes when due, continued for 30 days;

(2)	a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

(3)	the failure by the Company to comply with its obligations under “—Certain Covenants—Merger and Consolidation” above;

(4)	the failure by the Company to comply for 45 days after notice with any of its obligations in the covenants described above under “Change of Control” (other than a failure to purchase Notes) or under “—Certain Covenants” under “—Limitation on Indebtedness,” “—Limitation on Restricted Payments,” “—Limitation on Restrictions on Distributions from Restricted Subsidiaries,” “—Limitation on Sales of Assets and Subsidiary Stock” (other than a failure to purchase Notes), “—Limitation on Affiliate Transactions,” “—Limitation on Line of Business,” “—Limitation on Liens,” “—Limitation on Sale/Leaseback Transactions” or “—Future Subsidiary Guarantors;”

(5)	the failure by the Company or any Subsidiary Guarantor to comply for 60 days after notice with its other agreements contained in the Indenture;

(6)	Indebtedness of the Company or any Restricted Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $10.0 million (the “cross acceleration provision”);

(7)	certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the “bankruptcy provisions”);

(8)	any judgment or decree for the payment of money in excess of $10.0 million is entered against the Company or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the “judgment default provision”);

(9)	any Subsidiary Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guarantee) or any Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; or

(10)	(1) a default by the Company or any Subsidiary Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of the Collateral Agent’s Lien on the Collateral in any material respect, (2) repudiation or disaffirmation by the Company or any Subsidiary Guarantor of any of its material obligations under the Security Documents or (3) the determination in a judicial proceeding that any one or more material provisions of the Security Documents are unenforceable or invalid against the Company or any Subsidiary Guarantor for any reason except to the extent any such unenforceability or invalidity is caused by the failure of the Collateral Agent to make filings, renewals and continuations (or other equivalent filings) which the Company has indicated in the perfection certificate are required to be made or the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents (the “security default provision”).

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the Holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. In the event of an acceleration that occurs prior to October 15, 2014, an amount will also become due and payable as of the day immediately preceding the day that the Notes were accelerated equal to the premium that would then be payable by the Company if the Company elected to redeem the Notes at its option on such date pursuant to the provisions described in “—Optional Redemption” above. However, a court could determine that the requirement to pay premium on the Notes in certain situations, other than a redemption by the Company, is not enforceable. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Notes unless:

(1)	such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2)	Holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

(3)	such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4)	the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	Holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is not opposed to the interest of the Holders. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the Indenture, the Security Documents and any Intercreditor Agreement may be amended with the consent of the Holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the Holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

(1)	reduce the amount of Notes whose Holders must consent to an amendment;

(2)	reduce the rate of or extend the time for payment of interest on any Note;

(3)	reduce the principal of or change the Stated Maturity of any Note;

(4)	change the provisions applicable to the redemption of any Note as described under “—Optional Redemption;”

(5)	make any Note payable in money other than that stated in the Note;

(6)	impair the right of any Holder to receive payment of principal of and interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(7)	make any change in the amendment provisions that require each Holder’s consent or in the waiver provisions;

(8)	make any change in the ranking or priority of any Note that would materially adversely affect the Holders;

(9)	release any Subsidiary Guarantee (other than in accordance with the Indenture); or

(10)	(A) modify any Security Document or any Intercreditor Agreement or the provisions in the Indenture dealing with Security Documents in any manner that adversely changes the priority of the Liens in the Collateral or (B) release all or substantially all of the Collateral from the Liens created by the Security Documents, except in each case as specifically provided for in the Indenture, the Security Documents and any Intercreditor Agreement.

Notwithstanding the preceding, without the consent of any Holder, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture, the Security Documents or any Intercreditor Agreement:

(1)	to cure any ambiguity, omission, defect or inconsistency;

(2)	to provide for the assumption by a successor corporation of the obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture, a Subsidiary Guarantee, the Security Documents or any Intercreditor Agreement, as applicable;

(3)	to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(4)	to add Guarantees with respect to the Notes, including any Subsidiary Guarantees;

(5)	to add to the covenants of the Company or any Subsidiary Guarantor for the benefit of the Holders or to surrender any right or power conferred upon the Company or any Subsidiary Guarantor;

(6)	to make any change that would provide additional rights or benefits to the Holders or that does not adversely affect the rights of any Holder;

(7)	to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(8)	to conform the text of the Indenture, the Notes and the Subsidiary Guarantees to any provision of this “Description of the Notes” to the extent that such provision in this “Description of the Notes” was intended to be a verbatim recitation of a provision of the Indenture, the Notes and the Subsidiary Guarantees;

(9)	to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes; provided, however, that (a) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any other applicable securities law and (b) such amendment does not materially and adversely affect the rights of Holders to transfer Notes;

(10)	to add any additional assets to the Collateral;

(11)	to release Collateral from the Lien of the Security Documents when permitted or required by the Indenture and the Security Documents;

(12)	to provide for a successor trustee in accordance with the terms of the Indenture or to otherwise comply with any requirement of the Indenture; or

(13)	to comply with the rules of any applicable securities depository.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to Holders a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Neither the Company nor any Affiliate of the Company may, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to all Holders and is paid to all Holders that so consent, waive or agree to amend in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

Satisfaction and Discharge

When we (1) deliver to the Trustee all outstanding Notes for cancellation or (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of notice of redemption, and, in the case of clause (2), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in either case we pay all other sums payable under the Indenture by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all of the Company’s and each Subsidiary Guarantor’s obligations under the Notes, the Subsidiary Guarantees and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under “—Change of Control” and under the covenants described under “—Certain Covenants” (other than the covenant described under “—Merger and Consolidation”), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and Subsidiary Guarantors and the judgment default provision and the security default provision described under “—Defaults” above and the limitations contained in clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above (“covenant defeasance”).

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4), (5), (6), (7) (with respect only to Significant Subsidiaries) or (8) or (10) under “—Defaults” above or because of the failure of the Company to comply with clause (3) of the first paragraph under “—Certain Covenants—Merger and Consolidation” above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee and the Security Documents.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions. In the event that we exercise our legal defeasance option, such conditions shall include delivery to the Trustee of an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is to be the Trustee under the Indenture. We have appointed The Bank of New York Mellon Trust Company, N.A. as Registrar and Paying Agent with regard to the Notes.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, manager, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guarantee, any Security Document or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The Indenture, the Security Documents, any Intercreditor Agreement and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Accounts” has the same meaning given to such term and defined in the New York UCC.

“Additional Assets” means:

(1)	any property, plant or equipment used in a Related Business;

(2)	any other asset used in a Related Business;

(3)	the Equity Interests of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Equity Interests by the Company or another Restricted Subsidiary; or

(4)	Equity Interests constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clause (3) or (4) above is primarily engaged in a Related Business.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Applicable Senior Indebtedness” means

(1)	in respect of any asset that is the subject of an Asset Disposition at a time when such asset is included in the Collateral, other Senior Indebtedness that is secured at such time by a Permitted Collateral Lien on such asset;

(2)	in respect of any asset that is the subject of an Asset Disposition at a time when such asset is owned, directly or indirectly, by a Restricted Subsidiary that is not a Subsidiary Guarantor but the Equity Interests of which is included in the Collateral, other Senior Indebtedness that is secured at such time by a Permitted Collateral Lien on such Equity Interests; or

(3)	in respect of any other asset (including any asset previously constituting Collateral that has been released from the Liens securing the Notes and the Subsidiary Guarantees), other Senior Indebtedness that is not a Subordinated Obligation.

“Asset Disposition” means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(1)	any Equity Interests of a Restricted Subsidiary (other than directors’ (or similar persons) qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

(2)	all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

(3)	any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary;

other than, in the case of clauses (1), (2) and (3) above,

(A)	a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary;

(B)	for purposes of the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under “—Certain Covenants—Limitation on Restricted Payments” and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under “—Certain Covenants—Merger and Consolidation;”

(C)	a disposition of assets with a Fair Market Value of less than $1.0 million;

(D)	a disposition of cash or Cash Equivalents;

(E)	the disposition of equipment, inventory (including raw materials, work-in-progress and finished goods), accounts receivable or other assets or rights in the ordinary course of business, including any excess, obsolete, damaged, worn-out or surplus assets no longer used or useful in the conduct of business as then being conducted;

(F)	the creation of a Lien (but not the sale or other disposition of the property subject to such Lien); and

(G)	foreclosures on assets not constituting Collateral.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease

Obligation.” Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction determined in accordance with GAAP (or, in the absence thereof, the original yield to maturity of the Notes issued on the Issue Date).

“Average Life” means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

(1)	the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by

(2)	the sum of all such payments.

“Board of Directors” means, as to any Person, the board of directors, board of managers or other similar body or Person performing a similar function or any duly authorized committee thereof.

“Business Day” means each day which is not a Legal Holiday.

“Capital Lease Obligation” means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of the covenant described under “—Certain Covenants—Limitation on Liens,” a Capital Lease Obligation will be deemed to be secured by a Lien on the property being leased.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalent” means any of the following:

(1)	United States dollars;

(2)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

(3)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within six months of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $500 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;

(4)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (2) above entered into with a bank meeting the qualifications described in clause (3) above;

(5)	investments in commercial paper, maturing not more than six months after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investors Service, Inc. or “A-1” (or higher) according to Standard & Poor’s Ratings Group;

(6)	investments in securities with maturity of 360 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by Standard & Poor’s Ratings Group or “A” by Moody’s Investors Service, Inc.; and

(7)	investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (6) above.

“Chattel Paper” has the same meaning given to such term as defined in the New York UCC.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all the collateral described in the Security Documents.

“Collateral Agent” means the Trustee, in its capacity as the collateral agent under the Security Documents, and any successor thereto in such capacity.

“Collateral Agreement” means the Collateral Agreement dated the Issue Date, among the Company, the Subsidiary Guarantors and the Collateral Agent.

“Collection Account Agreement” means the Collection Account Agreement dated the Issue Date, among certain Grantors, the Collateral Agent and the other parties thereto.

“Consolidated Coverage Ratio” as of any date of determination means the ratio of (x) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination to (y) Consolidated Interest Expense for such four fiscal quarters; provided, however, that:

(1)	if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period (other than ordinary working capital borrowings) that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred (and the proceeds thereof applied) on the first day of such period;

(2)	if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of such period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid and has not been replaced) on the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio, EBITDA and Consolidated Interest Expense for such period shall be calculated on a pro forma basis as if such discharge had occurred on the first day of such period and as if the Company or such Restricted Subsidiary had not earned the interest income actually earned during such period in respect of cash or Cash Equivalents used to repay, repurchase, defease or otherwise discharge such Indebtedness;

(3)

if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for such period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for such period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for such period, and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (or, if the Equity Interests of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale);

(4)	if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition had occurred on the first day of such period; and

(5)	if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition had occurred on the first day of such period.

For purposes of this definition, whenever pro forma effect is to be given to any of the transactions referred to in clauses (1) through (5) above, the amount of income or earnings relating to such transaction and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be (x) determined in good faith by a responsible financial or accounting Officer of the Company and set forth in an Officers’ Certificate (and may include, without limitation, cost savings and operating expense reductions (A) that have resulted from specified actions that have been taken or (B) in connection only with any acquisition, resulting from specified actions that are reasonably expected to be taken within twelve months of such acquisition and that are reasonably expected to be realized within twelve months from the date such actions are taken and, in each case, that are based upon identifiable and factually supportable data) or (y) determined in accordance with Regulation S-X (which cost savings and operating expense reductions shall be calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of the applicable period). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation to the extent that such Indebtedness was incurred solely for working capital purposes.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of the Company and its consolidated Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP, plus, to the extent not included in consolidated interest expense, and to the extent incurred by the Company or the Restricted Subsidiaries, without duplication:

(1)	interest expense attributable to Capital Lease Obligations, the interest portion of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease in accordance with GAAP;

(2)	amortization of debt discount (including the amortization of original issue discount resulting from the issuance of Indebtedness at less than par) and debt issuance cost resulting from or related to any Indebtedness Incurred after the Issue Date; provided, however, that any amortization of bond premium will be credited to reduce Consolidated Interest Expense unless, pursuant to GAAP, such amortization of bond premium has otherwise reduced Consolidated Interest Expense;

(3)	capitalized interest;

(4)	non-cash interest expense;

(5)	commissions, discounts and other fees and charges owed with respect to letters of credit, surety bonds, bankers’ acceptance financing and other similar arrangements;

(6)	net payments pursuant to Hedging Obligations;

(7)	cash dividends paid in respect of all Disqualified Stock of the Company and all Preferred Stock of any Restricted Subsidiary, in each case, held by Persons other than the Company or a Wholly Owned Subsidiary; and

(8)	interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary.

For purposes of this definition, interest on Capital Lease Obligations shall be deemed to accrue at an interest rate reasonably determined by such Person to be the interest implicit in such Capital Lease Obligations in accordance with GAAP.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of the Company and its Restricted Subsidiaries for such period, on a consolidated basis determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income:

(1)	extraordinary, unusual or non-recurring gains or losses;

(2)	the cumulative effect of any change in accounting principles during such period; and

(3)	any net after-tax gain (or loss) attributable to the early retirement or conversion of Indebtedness,

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

“continuing” means, with respect to any Default or Event of Default, that such Default or Event of Default has not been cured or waived.

“Copyright” means (i) All copyrights (whether arising under statutory or common law, registered or unregistered), works protectable by copyright, copyright registrations, Copyright Licenses, and copyright applications of any Grantor, including all of any Grantor’s right, title and interest in and to all copyrights registered in the United States Copyright Office or anywhere else in the world and also including the copyrights set forth on Schedule 5 of the Collateral Agreement; (ii) all renewals, extensions and modifications thereof; (iii) all income, licenses, royalties, damages, profits and payments relating to or payable under any of the foregoing; (iv) the right to sue for past, present or future infringements of any of the foregoing; and (v) all other rights and benefits relating to any of the foregoing throughout the world; in each case, whether now owned or hereafter acquired by any Grantor.

“Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee (including those listed in Schedule 5 to the Collateral Agreement), granting any right under any Copyright, including the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

“Credit Facilities” means one or more debt facilities or agreements, commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for, or acting as initial purchasers of, revolving loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit, surety bonds or the issuance and sale of securities including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, replaced (whether upon or after termination or repayment or otherwise), Refinanced, supplemented, modified or otherwise changed (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with an Asset Disposition that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, executed by the principal financial officer of the Company, less the amount of Cash Equivalents received in connection with a subsequent sale of, or collection on, such Designated Non-cash Consideration.

“Disqualified Stock” means, with respect to any Person, any Equity Interest which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

(1)	matures or is mandatorily redeemable (other than redeemable only for Equity Interests of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

(2)	is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

(3)	is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the date 91 days after the Stated Maturity of the Notes; provided, however, that any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Equity Interests upon the occurrence of an “asset sale” or “change of control” shall not constitute Disqualified Stock if:

(1)	the “asset sale” or “change of control” provisions applicable to such Equity Interests are not more favorable to the holders of such Equity Interests than the terms applicable to the Notes and described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” and “—Certain Covenants—Change of Control;” and

(2)	any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that is organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” for any period means the sum of Consolidated Net Income, plus the following to the extent deducted in calculating such Consolidated Net Income (without duplication):

(1)	all income tax expense of the Company and its consolidated Restricted Subsidiaries; plus

(2)	Consolidated Interest Expense; plus

(3)	depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid item that was paid in cash in a prior period); plus

(4)	the amount of net cost savings and operating expense reductions (which cost savings and operating expense reductions in each case shall be added to EBITDA until fully realized and calculated on a pro forma basis as though such cost savings and operating expense reductions had been realized on the first day of such period) (x) (A) that have resulted from specified actions that have been taken or (B) in connection only with any acquisition, that are reasonably expected to result from specified actions that are reasonably expected to be taken within twelve months of such acquisition and that are reasonably expected to be realized by the Company within the twelve month period following the date such actions are taken (in each case determined in good faith by a responsible financial or accounting Officer of the Company and set forth in an Officers’ Certificate); provided that, in each case such cost savings and operating expense reductions are reasonably identifiable and factually supportable or (y) determined in accordance with Regulation S-X (which adjustments in each case may be incremental to, but without duplication of, pro forma adjustments made pursuant to the second paragraph of the definition of “Consolidated Coverage Ratio” or the definition of “Secured Debt Ratio”); plus

(5)	non-cash charges relating to equity compensation; plus

(6)	any non-cash impairment charges or write-off or write-down relating to goodwill or intangible assets; plus

(7)	any gain (or loss) realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain (or loss) realized upon the sale or other disposition of any Equity Interests of any Person; plus

(8)	all other non-cash charges of the Company and its consolidated Restricted Subsidiaries, including any non-cash charges arising from any Interest Rate Agreement or with respect to the issuance, exercise, cancellation or appreciation of options and other grants in connection with Equity Interests, but excluding, in each case, any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period, less (without duplication) all non-cash items of income of the Company and its Restricted Subsidiaries (other than accruals of revenue by the Company and its Restricted Subsidiaries in the ordinary course of business);

in each case determined on a consolidated basis in accordance with GAAP for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the Net Income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means a public or private sale of the Common Stock, $0.0001 par value per share, of the Company.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Notes” means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the private notes exchanged therefor, in compliance with the terms of the Registration Rights Agreement.

“Existing Notes” means the Company’s 9.5% Senior Subordinated Notes due 2012.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors of the Company, whose determination will be conclusive and evidenced by a resolution of such Board of Directors of the Company; provided, however, that for purposes of clause (a)(3)(B) under “—Certain Covenants—Limitation on Restricted Payments,” if the Fair Market Value of the property or assets in question is so determined to be in excess of $5.0 million, such determination must be confirmed by an Independent Qualified Party. For purposes of determining the Fair Market Value of Capital Stock, the value of the Capital Stock of a Person shall be based upon such Person’s property and assets, exclusive of goodwill or any similar intangible asset.

“Foreign Corporation” means any Subsidiary that is a “controlled foreign corporation” under Section 957 of the Code.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America as in effect as of the Issue Date.

“General Intangible” has the same meaning given to such term as defined in the New York UCC.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grantor” means the Company and/or each of the other signatories party to the Collateral Agreement, excluding the Trustee and the Collateral Agent.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)	to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

(2)	entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning. The term “Guarantor” shall mean any Person Guaranteeing any obligation.

“Guarantee Agreement” means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes on the terms provided for in the Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person pursuant to (i) any Interest Rate Agreement or (ii) other derivative agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, commodity prices or raw materials, but excluding purchase and supply agreements.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Incur” means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with “—Certain Covenants—Limitation on Indebtedness”:

(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and

(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or the making of a mandatory offer to purchase such Indebtedness will be deemed not to be an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)	the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

(2)	all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(3)	all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding any accounts payable or other liability to trade creditors arising in the ordinary course of business);

(4)	all obligations of such Person for the reimbursement of any obligor on any letter of credit, surety bond, bankers’ acceptance or similar credit transaction (other than obligations with respect to letters of credit or surety bonds securing obligations (but excluding obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit or surety bonds are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit or surety bond);

(5)	the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person, the principal amount of such Preferred Stock to be determined in accordance with the Indenture (but excluding, in each case, any accrued dividends);

(6)	all obligations of the type referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(7)	all obligations of the type referred to in clauses (1) through (6) above of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the Fair Market Value of such property or assets and the amount of the obligation so secured; and

(8)	to the extent not otherwise included in this definition, Hedging Obligations of such Person.

Notwithstanding the foregoing, in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term “Indebtedness” will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all obligations as described above; provided, however, that in the case of Indebtedness sold at a discount, the amount of such Indebtedness at any time will be the accreted value thereof at such time.

The amount of any Disqualified Stock or Preferred Stock that has a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock or Preferred Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock or Preferred Stock as reflected in the most recent financial statements of such Person.

“Independent Qualified Party” means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

“Initial Purchaser” means Credit Suisse Securities (USA) LLC.

“Intangible Assets” means any contract, General Intangible, Copyright License, Patent License or Trademark License.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

“Instruments” has the same meaning given to such term and defined in the New York UCC.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of a Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such Person. If the Company or any Restricted Subsidiary issues, sells or otherwise disposes of any Equity Interests of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by the Company or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by the Company or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed not to be an Investment by the Company or such Restricted Subsidiary in such third Person at such time unless such Investment was made in contemplation of such acquisition or acquiring that Investment was the primary purpose of such acquisition. Except as otherwise provided for herein, the amount of an Investment shall be its Fair Market Value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary,” the definition of “Restricted Payment” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1)	“Investment” shall include the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Company.

“Issue Date” means the date on which the Notes (other than any Additional Notes) are originally issued.

“Legal Holiday” means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Medicaid” means, collectively, the healthcare assistance program established by Title XIX of the Social Security Act (42 U.S.C. §§1396 et seq.), as amended, and all laws, rules, regulations, manuals, orders, guidelines or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting such program and all federal rules and regulations promulgated in connection with such program; (b) all state statutes and regulations promulgated thereunder in connection with individual state programs, as well as state plans submitted to and approved by the Centers for Medicare and Medicaid Services; and (c) all federal and state manuals, orders and administrative guidelines and requirements issued in connection with Medicaid programs (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Medicare” means, collectively, the health insurance program for the qualified aged, disabled, and persons with end stage renal disease established by Title XVIII of the Social Security Act (42 U.S.C. §§1395 et seq.), as amended, and all laws, rules, regulations, manuals, orders or guidelines pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders and administrative guidelines and requirements issued in connected with such program (whether or not having the force of law), in each case as the same may be amended, supplemented or otherwise modified from time to time.

“Net Available Cash” from an Asset Disposition means cash payments and the Fair Market Value of any Cash Equivalents received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities (other than Cash Equivalents) received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

(1)	all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

(2)	all payments made on any Indebtedness (other than Credit Facility Indebtedness) which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3)	all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

(4)	the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

(5)	any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of that escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

“Net Cash Proceeds,” with respect to any issuance or sale of Equity Interests or Indebtedness, means the aggregate cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements and other amounts payable pursuant to the documentation governing such Indebtedness.

“Officer” means the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, the President, any Vice President, the Treasurer, the General Counsel or the Secretary of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company.

“Patents” means (i) all patents, patent applications, Patent Licenses and patentable inventions of any Grantor, including registrations, recordings and applications thereof in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, including those set forth on Schedule 5 of the Collateral Agreement, and all of the inventions and improvements described and claimed therein; (ii) all continuations, divisions, renewals, extensions, modifications, substitutions, reexaminations, continuations-in-part or reissues of any of the foregoing; (iii) all income, royalties, profits, damages, awards and payments relating to or payable under any of the foregoing; (iv) the right to sue for past, present and future infringements of any of the foregoing; and (v) all other rights and benefits relating to any of the foregoing throughout the world; in each case, whether now owned or hereafter acquired by any Grantor.

“Patent License” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent, including those set forth in Schedule 5 of the Collateral Agreement.

“Patient Receivable” means with respect to any Subsidiary, the patient accounts of such Subsidiary existing or hereinafter created, any and all rights to receive payments due on such accounts from any obligor or other third-party payor under or in respect of such accounts (including all insurance companies, Blue Cross/Blue Shield, Medicare, Medicaid and health maintenance organizations), and all proceeds of, or in any way derived, whether directly or indirectly, from any of the foregoing (including all interest, finance charges and other amounts payable by an obligor in respect thereof).

“Permitted Collateral Liens” means:

(a) (i) any Lien on the Collateral to secure

(1)	any Indebtedness (A) incurred as Credit Facility Indebtedness pursuant to the provisions described in clause (b)(1) under “—Certain Covenants—Limitation on Indebtedness” or (B) incurred as L/C Indebtedness pursuant to the provisions described in clause (b)(2) under “—Certain Covenants—Limitation on Indebtedness;”

(2)	the Notes (or any Subsidiary Guarantees thereof) incurred as Permitted Indebtedness pursuant to the provisions described in clause (b)(4) under “—Certain Covenants—Limitation on Indebtedness;”

(3)	any Coverage Indebtedness (including Additional Notes and all Subsidiary Guarantees) incurred pursuant to the covenant described under “—Certain Covenants—Incurrence of Indebtedness”; provided, however, that (x) no Default shall have occurred and be continuing at the time of the incurrence of such Indebtedness or after giving effect thereto and (y) the Secured Debt Ratio of the Company, calculated on a pro forma basis after giving effect to the Incurrence of such Indebtedness and the application of the net proceeds thereof, would be no greater than 2.0 to 1.0 and (z) such Lien either ranks equal to or junior to the Liens securing the Notes; or

(4)	any Refinancing Indebtedness of Indebtedness described in the foregoing clause (2) or (3) or this clause (4),

in each case which are subject to the terms of an Intercreditor Agreement; or

(ii) any Lien on the Collateral that is a statutory Lien arising by operation of law; provided, however, that such Lien either ranks:

(1)	equal to all other Liens on such Collateral securing unsubordinated Indebtedness of the Company or the relevant Restricted Subsidiary, if the Lien secures unsubordinated Indebtedness; or

(2)	junior to the Liens securing the Notes; or

(iii) any Lien on the Collateral to secure any Indebtedness incurred pursuant to the provisions described in clause (b)(7) under “—Certain Covenants—Limitation on Indebtedness” and which Refinances the Existing Notes (and any subsequent Refinancing Indebtedness Incurred to Refinance such Indebtedness); provided, however, that (x) no Default shall have occurred and be continuing at the time of the Incurrence of such Indebtedness or after giving effect thereto and (y) such Lien expressly ranks junior to the security interest intended to be created in favor of the Collateral Agent for the benefit of the Trustee and the holders of the Notes pursuant to the Security Documents and is subject to the terms of a Junior Lien Intercreditor Agreement, and

(b) any Permitted Lien described in clauses (1), (2), (3), (4), (5), (6), (7), (8), (9), (11), (12), (13), (16), (17), (18) and (19) of the definition of “Permitted Lien;” provided, however, that such Permitted Lien (other than any Lien described in clauses (2)(B), (3), (4), (8), (9), (11) and (17) of such definition) is not a Lien on any cash, Cash Equivalents or Equity Interests constituting Collateral and held by the Collateral Agent.

“Permitted Investment” means an Investment by the Company or any Restricted Subsidiary in:

(1)	the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

(2)	another Person if, as a result of such Investment, such other Person, in one transaction or a series of transactions, is merged or consolidated or amalgamated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person’s primary business is a Related Business;

(3)	cash and Cash Equivalents;

(4)	receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(6)	loans or advances to employees made in the ordinary course of business for bona fide business purposes and consistent with past practices of the Company or such Restricted Subsidiary;

(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

(8)	any Person to the extent such Investment represents the non-cash portion of the consideration received for (i) an Asset Disposition as permitted pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock” or (ii) a disposition of assets not constituting an Asset Disposition;

(9)	any Person where such Investment was acquired by the Company or any of the Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of the Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(10)	any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

(11)	any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under “—Certain Covenants—Limitation on Indebtedness;”

(12)	any Person to the extent such Investment exists on the Issue Date, and any extension, modification or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof (other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date);

(13)	repurchases of Notes;

(14)	guarantees of Indebtedness of the Company or any Restricted Subsidiary permitted under the covenant described under “—Certain covenants—Limitation on Indebtedness;” and

(15)	additional Investments, when taken together with all other Investments made pursuant to this clause (15) and outstanding on the date such Investment is made, do not exceed $2.5 million; provided, however, that, in the event of an Investment in any Person that is not a Restricted Subsidiary, such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any Equity Interests of the Company.

“Permitted Liens” means, with respect to any Person:

(1)	pledges or deposits by such Person under workers compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	(A) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review and (B) Liens arising solely by virtue of any statutory or common law provision relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided, however, that (x) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the Federal Reserve Board and (y) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;

(3)	Liens for taxes not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings; provided, however, that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(4)	Liens or deposits to secure the performance of statutory or regulatory obligations or in favor of issuers of surety, appeal, indemnity or performance bonds, warranty and contractual requirements, other obligations of a like nature or letters of credit issued pursuant to the request of and for the account of such Persons in the ordinary course of its business; provided, however, that such letters of credit, surety bonds or other similar arrangements do not constitute Indebtedness;

(5)	survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	Liens securing Indebtedness Incurred to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant, equipment or vehicles of such Person (and any Refinancing Indebtedness Incurred to Refinance such Indebtedness); provided, however, that the Lien may not extend to any other property owned by such Person or any of the Restricted Subsidiaries at the time the Lien is Incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be Incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(7)	Liens existing on the Issue Date;

(8)	Liens on assets, property or Equity Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person or any of the Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(9)

Liens on property or assets at the time such Person or any of its Subsidiaries acquires the property or assets, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property or assets owned by such Person or any of the Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto);

(10)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Restricted Subsidiary of such Person;

(11)	Liens securing Hedging Obligations so long as such Hedging Obligations are permitted to be Incurred under the Indenture;

(12)	Liens to secure any Refinancing (or successive Refinancings) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clause (6), (7), (8) or (9); provided, however, that:

(A)	such new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(B)	the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clause (6), (7), (8) or (9) at the time the original Lien became a Permitted Lien and (y) an amount necessary to pay any fees and expenses, including premiums, related to such Refinancing;

(13)	Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to clients or customers on or about the premises of which such equipment is located;

(14)	Liens in favor of the Company or the Subsidiary Guarantors;

(15)	Permitted Collateral Liens, including Liens created under the Security Documents;

(16)	leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business and not interfering in any material respect with the business of the Company or its Subsidiaries;

(17)	Liens on Cash Equivalents of up to 105% of the face amount of L/C Indebtedness Incurred pursuant to clause (b)(2) under “—Certain Covenants—Limitation on Indebtedness;”

(18)	Liens securing Indebtedness permitted to be Incurred pursuant to clause (b)(12) under “—Certain Covenants—Limitation on Indebtedness”; provided that such Liens do not at any time encumber any property or assets other than the property or assets all or a material portion of the cost of which is either financed or reimbursed by such Indebtedness and the proceeds and the products thereof; and

(19)	other Liens securing obligations Incurred in the ordinary course of business which obligations do not exceed $2.5 million at any one time outstanding.

Notwithstanding the foregoing, “Permitted Liens” will not include any Lien described in clause (6), (8) or (9) above to the extent such Lien applies to any Additional Assets acquired directly or indirectly from Net Available Cash pursuant to the covenant described under “—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock.” For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock,” as applied to the Equity Interests of any Person, means Equity Interests of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class of such Person.

“principal” of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

“Prospectus” means the Final Prospectus dated September 29, 2010, pursuant to which the Notes issued on the Issue Date were offered to investors.

“Purchase Money Indebtedness” means Indebtedness (1) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds or similar Indebtedness, in each case where the maturity of such Indebtedness does not exceed the anticipated useful life of the asset being financed and (2) Incurred to finance the acquisition by the Company or a Restricted Subsidiary of such asset, including additions and improvements, in the ordinary course of business; provided, however, that any Lien arising in connection with any such Indebtedness shall be limited to the specific asset being financed or, in the case of real property or fixtures, including additions and improvements, the real property on which such asset is attached; provided further, however, that such Indebtedness is Incurred within 180 days after such acquisition of such assets.

“Qualified Equity Interests” of a Person means Capital Stock of such Person other than Disqualified Capital Stock; provided, however, that such Capital Stock shall not be deemed Qualified Equity Interests to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refers to Qualified Equity Interests of the Company.

“Receivable” means any right to payment for goods, merchandise or inventory sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, purchase, redeem, defease, discharge or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced; provided, further, however, any Refinancing Indebtedness that Refinances Existing Notes has a Stated Maturity no earlier than the Stated Maturity of the Notes;

(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and

(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

“Registration Rights Agreement” means the registration rights agreement dated the Issue Date among the Company, the Subsidiary Guarantors and the Initial Purchaser.

“Related Business” means any business in which the Company or any of the Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to such business.

“Restricted Payment” with respect to any Person means:

(1)	the declaration or payment of any dividends or any other distributions of any sort in respect of its Equity Interests (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Equity Interests (other than (A) dividends or distributions payable solely in its Equity Interests (other than Disqualified Stock), (B) dividends or distributions payable solely to the Company or a Restricted Subsidiary and (C) pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation));

(2)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests of the Company held by any Person (other than by a Restricted Subsidiary) or of any Equity Interests of a Restricted Subsidiary held by any Affiliate of the Company (other than by a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Equity Interests (other than into Equity Interests of the Company that is not Disqualified Stock);

(3)	the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of the Company or any Subsidiary Guarantor (other than (A) from the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement of Subordinated Obligations (other than the Existing Notes) purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement); or

(4)	the making of any Investment (other than a Permitted Investment) in any Person.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Retained Rights” means, with respect to any Patient Receivable owing from any Governmental Authority, the right of any Subsidiary, to the extent mandated by applicable law, to have unfettered control over such Patient Receivable, including the collection thereof and discretion over the transfer thereof to any party (including the Collateral Agent) and to enforce the claim giving rise to such Patient Receivable against such Governmental Authority, in the absence of a court order in the manner expressly contemplated under 42 U.S.C. §1395 and applicable state law.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary substantially concurrently leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Secured Debt Ratio” as of any date of determination means the ratio of (1) Total Secured Indebtedness as of the end of the most recent fiscal quarter ending at least 45 days prior to the date of such determination to (2) EBITDA for the period of the most recent four consecutive fiscal quarters ending at least 45 days prior to the date of such determination, all calculated giving effect to all of the adjustments contemplated by clauses (1) through (5) and the final paragraph of the definition of “Consolidated Coverage Ratio.”

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the Collateral Agreement and all other agreements or instruments evidencing or creating any security interest or Lien in favor of the Collateral Agent or Trustee, for the benefit of the Holders, in any or all of the Collateral, and the Collection Account Agreement, in each case, as amended from time to time in accordance with their respective terms.

“Senior Indebtedness” means with respect to any Person:

(1)	Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

(2)	all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other Obligations are subordinate in right of payment to the Notes or the Subsidiary Guarantee of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

(1)	any obligation of such Person to the Company or any Subsidiary of the Company;

(2)	any liability for Federal, state, local or other taxes owed or owing by such Person;

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities);

(4)	any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(5)	that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; or

(6)	any Subordinated Obligations.

“Series A Convertible Preferred Stock” means the Series A Convertible Preferred Stock of the Company, par value $.000l per share, issued pursuant to the predecessor of the Company’s plan of reorganization and outstanding on the Issue Date.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC and, for purposes of an Event of Default, any group of Restricted Subsidiaries that combined would be such a Significant Subsidiary.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

“Subordinated Obligation” means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) (A) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guarantee of such Person, as the case may be, pursuant to a written agreement to that effect or (B) Incurred to Refinance the Existing Notes (or any subsequent Refinancing thereof).

For the purposes of the foregoing and with respect to clause (A) above only, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1)	such Person;

(2)	such Person and one or more Subsidiaries of such Person; or

(3)	one or more Subsidiaries of such Person.

“Subsidiary Guarantee” means a Guarantee by a Subsidiary Guarantor of the Company’s obligations with respect to the Notes pursuant to the Indenture, including any Guarantee Agreement.

“Subsidiary Guarantor” means each Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

“Total Secured Indebtedness” means, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries on a consolidated basis that is secured by Liens on any of the Collateral.

“Trademarks” means (i) all trademarks, Trademark Licenses, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, certification marks, collective marks, logos, other business identifiers, all registrations, recordings and applications thereof, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, including those set forth on Schedule 5 of the Collateral Agreement; (ii) all reissues, extensions and renewals thereof; (iii) all income, royalties, damages and payments now or hereafter relating to or payable under any of the foregoing, including damages or payments for past or future infringements of any of the foregoing; (iv) the right to sue for past, present and future infringements of any of the foregoing; (v) all rights corresponding to any of the foregoing throughout the world; and (vi) all goodwill associated with and symbolized by any of the foregoing, in each case, whether now owned or hereafter acquired by any Grantor.

“Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark, including those set forth on Schedule 5 of the Collateral Agreement.

“Trustee” means The Bank of New York Mellon Trust Company, N.A. until a successor replaces it and, thereafter, means the successor.

“Trust Indenture Act” or “TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the Issue Date.

“Trust Officer” means any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be those officers, respectively, or to whom any corporate trust matter is referred because of such Persons’ knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of the Indenture.

“Unrestricted Subsidiary” means:

(1)	any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Coverage Indebtedness under paragraph (a) of the covenant described under “—Certain Covenants—Limitation on Indebtedness” and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer’s option.

“Voting Stock” of a Person means all classes of Equity Interests of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Subsidiary” means a Restricted Subsidiary all the Equity Interests of which (other than directors’ qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes material U.S. federal income tax consequences relevant to the exchange of the private notes for the Notes (collectively, the “Notes”) pursuant to the exchange offer and the ownership and disposition of the Notes. This discussion is not a complete analysis of all potential U.S. federal income tax consequences and does not address any tax consequences arising under any state, local or foreign tax laws or any other U.S. federal tax laws, including estate or gift tax laws. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to change, possibly retroactively, resulting in tax consequences different from those discussed below. No rulings have or will be sought from the IRS with respect to the matters discussed below, and we cannot assure you that the IRS will not take a different position concerning the tax consequences of the exchange of the private notes for the Notes, or the ownership or disposition of the Notes, or that any such position would not be sustained by a court.

This discussion is limited to holders who hold the Notes as “capital assets” within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules under the U.S. federal income tax laws, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, “controlled foreign corporations,” “passive foreign investment companies,” dealers in securities or currencies, traders in securities, partnerships or other pass-through entities (or investors in such entities), U.S. holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, tax-exempt organizations and persons holding the Notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction.

As used herein, “U.S. holder” means a beneficial owner of the Notes who is treated for U.S. federal income tax purposes as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has validly elected to be treated as a U.S. person for U.S. federal income tax purposes.

A “non-U.S. holder” is a beneficial owner of the Notes who is not a U.S. holder or a partnership for U.S. federal income tax purposes.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds the Notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships and their partners should consult their tax advisors as to the tax consequences to them of the ownership and disposition of the Notes.

Holders of the Notes should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

Exchange Pursuant to the Exchange Offer

The exchange of the private notes for the Notes in the exchange offer will not be treated as an “exchange” for U.S. federal income tax purposes because the private notes will not be considered to differ materially in kind or extent from the Notes. Accordingly, the exchange of the private notes for the Notes will not be a taxable event to holders for U.S. federal income tax purposes. Moreover, the Notes will have the same tax attributes and tax consequences as the private notes exchanged therefor, including without limitation, the same issue price, adjusted issue price, adjusted tax basis and holding period.

Effect of Certain Contingencies

In certain circumstances (see “Description of the Notes—Optional Redemption” and “Description of the Notes—Change of Control”) we may be obligated to pay amounts in excess of stated interest or principal on the Notes, and the maturity date of the Notes may be shortened (see “Description of the Notes—Principal, Maturity and Interest”). We intend to take the position that the Notes should not be treated as contingent payment debt instruments because of the possibility of such payments or of a shortened maturity. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the Notes, that such additional payments will not have to be paid and that the maturity will not be shortened. Assuming such position is respected, a holder generally would not be required to include any income in respect of the foregoing contingencies unless and until any of such contingencies occurred. Our position is binding on a holder unless the holder explicitly discloses on its U.S. federal income tax return that it is taking a contrary position. Our position is not, however, binding on the IRS. If the IRS were to challenge this determination, a holder might be required to accrue income on its Notes in excess of stated interest and otherwise applicable original issue discount (“OID”), and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a Note before the resolution of the contingencies. The following portions of this discussion assume that the Notes will not be treated as contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the Notes of the contingent payment debt instrument rules and the consequences thereof.

Even if the IRS agrees that the Notes are not contingent payment debt instruments, it is possible that the IRS may require holders to recognize OID over the period through the shortened maturity date rather than the 2015 maturity date.

U.S. Holders

Stated interest

Absent an election to treat all interest on a Note as OID as discussed below under “—Original issue discount,” payments of stated interest on the Notes generally will be taxable to a U.S. holder as ordinary income at the time such payments are received or accrued, in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Original issue discount

The Notes will be treated as issued with OID. The amount of OID on a Note is the excess of the principal amount of the Note over the issue price. The “issue price” of the Notes is the first price at which a substantial amount of the Notes was sold for cash (excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). As a result of a Note being treated as issued with OID, subject to the rules described below under “—Acquisition Premium” and “—Amortizable Bond Premium,” the following consequences arise:

•	A U.S. holder must include the total amount of OID as ordinary income over the life of the Note.

•

A U.S. holder must include the OID in income as it accrues, even if such holder is on the cash method of accounting. This means U.S. holders are required to include OID in income, and in some cases pay tax on that income, before receiving cash that corresponds to that income.

•

OID accrues on a Note on a “constant yield” method. This method takes into account the compounding of interest. Under this method, the accrual of OID on a Note will result in a U.S. holder being taxable at approximately a constant percentage of such holder’s unrecovered investment in the Note.

•	The accruals of OID on a Note will generally be less in the early years and more in the later years.

•

A U.S. holder takes an initial tax basis in the Note equal to its cost. Such holder’s tax basis in the Note increases by OID included in income with respect to the Note and decreases by any payments (other than with respect to stated interest) received on the Note.

Market discount

If a U.S. holder acquires a Note at a cost that is less than its adjusted issue price on the acquisition date, the amount of the difference is treated as “market discount” for U.S. federal income tax purposes, unless the difference is less than .0025 multiplied by the Note’s stated principal amount multiplied by the number of complete years to maturity of the Note from the date of acquisition (in which case, the difference is “de minimis market discount”). The “adjusted issue price” of a note is equal to its issue price increased by the accrued OID and reduced by any payments previously made on the note other than payments of stated interest. If a U.S. holder acquires a note at a market discount, the holder will be required to treat any gain on the disposition of the Note as ordinary income to the extent of accrued market discount not previously included in income with respect to the Note. If a U.S. holder disposes of a note with market discount in certain otherwise nontaxable transactions, the U.S. holder must include accrued market discount in income as ordinary income as if the holder had sold the Note at its then fair market value.

In general, market discount will be treated as accruing ratably over the remaining term of the Note or, at the holder’s election, on a constant yield to maturity basis. If a constant yield election is made, it will apply only to the Note for which it is made and may not be revoked.

A U.S. holder may elect to include market discount in income currently as it accrues. Once made, this election will apply to all market discount obligations acquired by the U.S. holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder’s tax basis in a note will be increased by the amount of market discount included in the holder’s income under the election. If a holder does not elect to include accrued market discount in income over the remaining term of the Note, the holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until maturity or until a taxable disposition of the Note.

Acquisition premium

If a U.S. holder acquires a note at a cost less than or equal to the stated principal amount, but greater than the Note’s adjusted issue price on the acquisition date, the holder will be treated as acquiring the Note at an “acquisition premium.” Unless an election is made, the holder generally will reduce the amount of OID otherwise includible in gross income by an amount equal to the amount of OID otherwise includible in gross income multiplied by a fraction, the numerator of which is the excess of the holder’s initial basis in the Note over the Note’s adjusted issue price on the acquisition date and the denominator of which is the excess of the stated principal amount over the Note’s adjusted issue price on the acquisition date. Alternatively, the U.S. holder may elect to compute OID accruals by treating the acquisition of the Note as a purchase at original issuance and applying the constant yield method described above.

Amortizable bond premium

A U.S. holder generally will be considered to have acquired a note with amortizable bond premium if the holder acquires the Note for an amount greater than the stated principal amount. The amount of amortizable premium generally will equal the excess the amount paid for the Note over the Note’s stated principal amount, or if it results in a smaller amount of amortizable premium in the period prior to a call date described under “Description of Exchange Notes—Optional Redemption,” the amount payable on the earlier call date. A U.S. holder who purchases a note with amortizable bond premium generally will not be required to include any OID in income and may elect to amortize the bond premium as an offset to stated interest income under a constant yield method from the acquisition date to the Note’s maturity date, or if it results in a smaller amount of amortizable premium, to the earlier call date. Once made, this election applies to all debt obligations held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. holder who elects to amortize bond premium must reduce its tax basis in the Note by the amount of bond premium used to offset stated interest income.

Election to treat all interest as OID

A U.S. holder may elect to treat all interest (including any stated interest, OID, market discount and de minimis market discount, as adjusted by any acquisition premium or amortizable bond premium) on a Note as OID and calculate the amount includible in gross income under the constant yield method described above. The election must be made for the taxable year in which the U.S. holder acquires the Note, and may not be revoked without the consent of the IRS. If a note was acquired with market discount, this election will result in a deemed election to accrue market discount in income currently with respect to the Note and all other market discount obligations acquired by the holder on or after the first day of the taxable year to which the election first applies. Similarly, if a note was acquired with amortizable bond premium, this election will result in a deemed election to amortize bond premium with respect to the Note and all other debt obligations held or subsequently acquired by the holder on or after the first day of the taxable year to which the election first applies. U.S. holders should consult their tax advisors about this election.

The rules regarding OID, market discount, acquisition premium and amortizable bond premium are complex. Accordingly, prospective investors should consult their own tax advisors regarding the application of the rules described above.

Sale or other taxable disposition of the Notes

A U.S. holder will recognize gain or loss on the sale, exchange (other than pursuant to a tax-free transaction), redemption, retirement or other taxable disposition of a Note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid stated interest that the holder has not elected to treat as OID as discussed above, which will be taxable as interest to the extent not previously so taxed) and the U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will, in general, be its cost for that Note, increased by any previously accrued OID and market discount (if any) and reduced by the amortizable bond premium, if any, that has offset stated interest and the amount of any payments that are not payments of stated interest. Other than as described above under “—Market Discount,” this gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. holder has held the Note for more than one year. Long-term capital gains of non-corporate holders are subject to tax at a reduced rate. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding

Information with respect to interest paid on and OID accrued on the Notes, and the proceeds received upon the sale or other disposition (including a redemption or retirement) of the Notes, other than to certain exempt holders, will be required to be furnished to U.S. holders and to the IRS by a broker or other securities intermediary through which you hold your Notes.

A U.S. holder may be subject to backup withholding (at a rate of 28% in 2010) on payments received on the Notes or on the proceeds received upon the sale or other disposition of such Notes. Certain holders generally are not subject to backup withholding. A U.S. holder generally will be subject to backup withholding if such holder is not otherwise exempt and:

•	such holder fails to furnish its taxpayer identification number, which for an individual is ordinarily his or her social security number, to an intermediary;

•	such holder furnishes an incorrect taxpayer identification number to an intermediary;

•	such holder is notified by the IRS that such holder is subject to backup withholding because it has failed to report properly payments of interest or dividends; or

•

such holder fails to certify, under penalties of perjury, that it has furnished its correct taxpayer identification number to an intermediary and that the IRS has not notified the U.S. holder that it is subject to backup withholding.

U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if backup withholding results in an overpayment of U.S. federal income tax and they timely provide certain information to the IRS.

Non-U.S. Holders

Interest

Subject to the discussion of “—U.S. trade or business” below, interest (which for purposes of this discussion of non-U.S. holders, includes OID) or amounts received upon a taxable disposition of the Notes that represent accrued interest paid to a non-U.S. holder will not be subject to U.S. federal withholding tax, which is imposed at a rate of 30% (or, if applicable, a lower treaty rate), provided that:

•	such holder does not actually or constructively own 10% or more of the total combined voting power of all of the classes of our stock;

•	such holder is not a controlled foreign corporation that is related to us through stock ownership; and

•

either (1) the non-U.S. holder certifies in a statement provided to us or our paying agent, under penalties of perjury, that it is not a U.S. person and provides its name and address (which certification may be made on IRS Form W-8BEN, or applicable successor form), (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Notes on behalf of the non-U.S. holder certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement, under penalties of perjury, that such holder is not a U.S. person and provides us or our paying agent with a copy of such statement or (3) the non-U.S. holder holds its Notes through a “qualified intermediary” and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the non-U.S. holder’s country of residence. To claim such a reduction or exemption, a non-U.S. holder generally must complete IRS Form W-8BEN and claim this reduction or exemption on the form. In some cases, a non-U.S. holder instead may be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary already may have some or all of the necessary evidence in its files.

The certification requirements described above may require a non-U.S. holder to provide its U.S. taxpayer identification number in order to claim the benefit of an income tax treaty or for other reasons. Special certification requirements apply to intermediaries. Non-U.S. holders should consult their tax advisors regarding the certification requirements discussed above.

Sale or other taxable disposition of the Notes

Subject to the discussion of “—U.S. trade or business” below, a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other disposition of a Note. However, a non-U.S. holder may be subject to tax on such gain if such holder is an individual present in the United States for 183 days or more during the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a U.S. federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain (net of certain U.S. source losses).

U.S. trade or business

If interest or gain from a disposition of the Notes is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States, the non-U.S. holder generally will be subject to U.S. federal income tax on the interest or gain on a net income basis in the same manner as if it were a U.S. holder (unless an applicable income tax treaty provides otherwise). Effectively connected interest income will not be subject to the U.S. federal withholding tax of 30% described above (assuming the appropriate certification, generally a completed IRS Form W-8ECI, is provided). A foreign corporation that is a holder of a Note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a Note or gain recognized on the disposition of a Note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Information reporting and backup withholding

Backup withholding will not apply to payments made by us or our paying agent to a non-U.S. holder of a Note if the holder meets the identification and certification requirements described in the third bullet above under “—Non-U.S. Holders—Interest.” However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. In addition, information regarding interest payments on the Notes may be made available to the tax authorities in the country where the non-U.S. holder resides or is established, pursuant to an applicable income tax treaty.

Payments of the proceeds from a disposition (including a redemption or retirement) by a non-U.S. holder of a Note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a U.S. person or a foreign branch office of a U.S. person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•

a foreign partnership if at any time during its tax year, (1) one or more of its partners are U.S. persons who hold in the aggregate more than 50% of the income or capital interest in the partnership or (2) it is engaged in the conduct of a U.S. trade or business.

Payment of the proceeds from a disposition by a non-U.S. holder of a Note made to or through the U.S. office of a broker generally is subject to information reporting and backup withholding unless the beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

Non-U.S. holders should consult their tax advisors regarding application of withholding and backup withholding in their particular circumstances and the availability of, and the procedure for qualifying for an exemption from, withholding, information reporting and backup withholding under current Treasury Regulations. In this regard, the current Treasury Regulations provide that a certification may not be relied on if the payor knows or has reason to know that the certification may be false.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their U.S. federal income tax liability or may claim a refund if backup withholding results in an overpayment of U.S. federal income tax and they timely provide certain information to the IRS.

You should consult your tax advisor regarding the U.S. federal income tax consequences to you of the exchange of the private notes for the Notes pursuant to the exchange offer and the ownership and disposition of the Notes, as well as any tax consequences arising under any state, local or foreign tax laws, or any other U.S. federal tax laws.

PLAN OF DISTRIBUTION

Each broker-dealer that receives Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Notes received in exchange for Initial Securities where such Initial Securities were acquired as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days after the Expiration Date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until January 18, 2011, all dealers effecting transactions in the Notes may be required to deliver a prospectus.

The Company will not receive any proceeds from any sale of Notes by broker-dealers. Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Notes. Any broker-dealer that resells Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer (including the expenses of one counsel for the holders of the private notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the private notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Latham & Watkins LLP, Washington, D.C. will pass upon the validity of the Notes on our behalf. The initial purchaser has been represented by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The financial statements of Rotech Healthcare Inc. as of December 31, 2009 and 2008 and for each of the years then ended, incorporated by reference in this prospectus and the effectiveness of internal control over financial reporting as of December 31, 2009, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports incorporated by reference therein. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus includes summaries of the terms of the indenture, but reference is made to the actual documents and agreements and all such summaries are qualified in their entirety by this reference. For so long as any Notes remain outstanding, we will make available, upon request, to any holder and any prospective purchaser of Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act. We will provide you, free of charge, with a copy of the Notes and the indenture governing the Notes. You may request a copy of these documents by contacting: General Counsel, Rotech Healthcare Inc., 2600 Technology Drive, Suite 300, Orlando, Florida 32804.

$230,000,000

Rotech Healthcare Inc.

Subsidiary Guarantors

LISTED ON THE TABLE OF GUARANTORS

Exchange Offer for

10.75% Senior Secured Notes due 2015

No dealer, sales representative or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by Rotech Healthcare Inc. or any of its subsidiaries. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates, nor does it constitute an offer to sell or the solicitation of an offer to buy such securities, in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Rotech Healthcare Inc. and any of its subsidiaries since the date hereof or that information contained in this prospectus is correct as of any time subsequent to its date.

Dealer Prospectus Delivery Obligation

Until January 18, 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus